Exhibit 99.1
Founded in 1920 and publicly traded since 1960, Forest City Enterprises, Inc. (with its subsidiaries, the “Company” or “Forest City”) is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate properties in 26 states and the District of Columbia. At January 31, 2007, the Company had approximately $9.0 billion in consolidated assets, of which approximately $8.2 billion was invested in real estate, at cost. The Company’s core markets include the New York City/Philadelphia metropolitan area, Denver, Boston, the Greater Washington D.C./Baltimore metropolitan area, Chicago and the state of California. The Company has offices in Boston, Chicago, Denver, Los Angeles, New York City, San Francisco, Washington, D.C., and the Company’s headquarters are in Cleveland, Ohio. The Company’s portfolio of real estate assets is diversified both geographically and among property types.
The Company operates through three primary strategic business units:
•	Commercial Group, the Company’s largest business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings, hotels and mixed-use projects.

•	Residential Group owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments, adaptive re-use developments and supported-living communities. It also develops for-sale condominium projects and owns, develops and manages military family housing.

•	Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers. It also owns and develops land into master-planned communities and mixed-use projects.
The Company has centralized the capital management, financial reporting and certain administrative functions of its business units. In most other respects, the strategic business units operate autonomously, with the Commercial Group and Residential Group each having its own development, acquisition, leasing, property and financial management functions. The Company believes this structure enables its employees to focus their expertise and to exercise the independent leadership, creativity and entrepreneurial skills appropriate for their particular business segment.
Item 6. Selected Financial Data
The Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) on February 1, 2002. The Operating Results and per share amounts presented below have been retrospectively adjusted for components of a business disposed of and/or classified as held for sale. The following data should be read in conjunction with our financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Form 8-K. Our historical operating results may not be comparable to our future operating results.

	Years Ended January 31,
	2007	2006	2005	2004	2003
	(in thousands, except per share data)
Operating Results:
Total revenues from real estate operations (1)	$1,123,351	$1,091,251	$889,766	$714,187	$619,982

Earnings from continuing operations (1)	$30,742	$67,848	$44,799	$34,488	$44,640
Discontinued operations, net of tax and minority interest (1)	146,509	15,671	51,668	8,181	4,191
Cumulative effect of change in accounting principle, net of tax	—	—	(11,261)	—	—

Net earnings	$177,251	$83,519	$85,206	$42,669	$48,831

Diluted Earnings per Common Share:
Earnings from continuing operations (1)	$0.30	$0.66	$0.44	$0.34	$0.45
Discontinued operations, net of tax and minority interest (1)	1.40	0.15	0.51	0.08	0.04
Cumulative effect of change in accounting principle, net of tax	—	—	(0.11)	—	—

Net earnings	$1.70	$0.81	$0.84	$0.42	$0.49

Weighted Average Diluted Shares Outstanding	104,454,898	102,603,932	101,846,056	101,144,346	100,357,030

Cash Dividends Declared — Class A and Class B	$.2700	$.2300	$.2950 (2)	$.1650	$.1150

	January 31,
	2007	2006	2005	2004	2003
	(in thousands)
Financial Position:
Consolidated assets	$8,981,604	$7,990,341	$7,322,085	$5,924,072	$5,092,629
Real estate portfolio, at cost	$8,229,273	$7,155,126	$6,437,906	$5,082,595	$4,455,504
Long-term debt, primarily nonrecourse mortgages	$6,225,272	$5,841,332	$5,386,591	$4,039,827	$3,371,757

(1)	This category is adjusted for discontinued operations in accordance with SFAS No. 144. See the “Discontinued Operations” section of the Management Discussion and Analysis (“MD&A”) of Item 7.

(2)	On December 9, 2004, the Board of Directors approved a special one-time dividend of $.10 per share (post-split) in recognition of the sale of an entire strategic business unit, Forest City Trading Group, Inc., a lumber wholesaler.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Subsequent to the filing of our annual report on Form 10-K on March 28, 2007, we have revised our audited consolidated financial statements for the years ended January 31, 2007, 2006 and 2005 due to certain provisions of SFAS No. 144 that require us to report the results of operations of a property if it has either been disposed of or is classified as held for sale in discontinued operations and meets certain other criteria. Accordingly, we have retrospectively adjusted our audited consolidated financial statements for the years ended January 31, 2007, 2006 and 2005 to reflect six properties that were disposed of during the six months ended July 31, 2007 that were not classified as held for sale at January 31, 2007 and one property that was held for sale at July 31, 2007 that met the criteria to be classified as a discontinued operation. The effect of the reclassification represents a $503,000 and $3,336,000 increase in our previously reported income from continuing operations for the years ended January 31, 2007 and 2006, respectively. Earnings from continuing operations increased for the years ended January 31, 2007 and 2006 because the properties listed below incurred net losses during these years. For the year ended January 31, 2005, the effect of the reclassification represents a $1,383,000 decrease in our previously reported income from continuing operations as the properties listed below incurred net earnings during this year. As a result of the foregoing, Notes A, E, F, H, K, L, M, P, S and T to the consolidated financial statements for the years ended January 31, 2007, 2006, and 2005 have been retrospectively adjusted. There is no effect on our previously reported net earnings, financial condition or total cash flows from operating, investing and financing activities. The following table provides detail for those rental properties reported as discontinued operations subsequent to January 31, 2007 whose earnings have been reclassified to discontinued operations for the years ended January 31, 2007, 2006 and 2005.

			Quarter/
		Number	Year
Property	Location	of Units	Sold

Residential Group:
Sterling Glen of Lynbrook	Lynbrook, New York	100	Est. Q1-2008 (1)
Sterling Glen of Bayshore	Bayshore, New York	85	Q-2 2007
Sterling Glen of Center City	Philadelphia, Pennsylvania	135	Q-2 2007
Sterling Glen of Darien	Darien, Connecticut	80	Q-2 2007
Sterling Glen of Forest Hills	Forest Hills, New York	83	Q-2 2007
Sterling Glen of Plainview	Plainview, New York	79	Q-2 2007
Sterling Glen of Stamford	Stamford, Connecticut	165	Q-2 2007
Management’s Discussion and Analysis of Financial Condition and Results of Operations has been adjusted for the retrospective adjustment of the earnings of the properties listed above for all periods presented.

(1)	This property was classified as a discontinued operation in our Form 10-Q for the six months ended July 31, 2007 as there were no significant contingencies related to the sale that may prevent the transaction from closing. We expect that the transaction will close during the quarter ended April 30, 2008.
Corporate Description
We principally engage in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. We operate through three strategic business units. The Commercial Group, our largest business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings, hotels and mixed-use projects. The Residential Group owns, develops, acquires and operates residential rental property, including upscale and middle-market apartments, adaptive re-use developments and supported-living communities. Additionally, the Residential Group develops for-sale condominium projects and also owns interests in entities that develop and manage military family housing. New York City operations are part of the Commercial Group or Residential Group depending on the nature of the operations. Real Estate Groups are the combined Commercial and Residential Groups. The Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers. It also owns and develops land into master-planned communities and mixed-use projects. The Nets, a franchise of the NBA in which we account for our investment on the equity method of accounting, is a reportable segment of the Company.
We have approximately $9.0 billion of assets in 26 states and the District of Columbia at January 31, 2007. Our core markets include the New York City/Philadelphia metropolitan area, Denver, Boston, the Greater Washington D.C./Baltimore metropolitan area, Chicago and the state of California. We have offices in Boston, Chicago, Denver, Los Angeles, New York City, San Francisco, Washington, D.C., and our corporate headquarters are in Cleveland, Ohio.

Overview
Significant milestones occurring during 2006 included:
•	Opening 10 construction projects which included two retail center openings; San Francisco Centre, a 1.5 million square-foot retail center in San Francisco, California, which is jointly owned by us and Westfield America and the third phase of Northfield at Stapleton, located in Denver, Colorado. Three Residential openings included Sky55 and 1251 S. Michigan, both located in Chicago, Illinois;

•	Four acquisitions which included Resurrection Health Care office building adjacent to our Illinois Science and Technology Park in Skokie, Illinois, as well as the Metreon retail center and the Bulletin Building, an office building, both in San Francisco, California;

•	Issued Class A Common Units in exchange for Bruce C. Ratner’s minority interests in the Forest City Ratner Companies portfolio which is composed of the Company’s and Bruce C. Ratner’s combined interest in a total of 30 retail, office and residential operating properties, certain service companies and seven identified development opportunities, as well as the pursuit of new real estate opportunities, all in the greater New York City metropolitan area (see “Class A Common Units” section);

•	Acquisition of ING Real Estate’s (“ING”) interest in the New York Times Building in Manhattan, New York and closing on the acquisition of our partner’s interest at Galleria at Sunset, a retail center in Henderson, Nevada;

•	Taking advantage of market conditions and relatively high valuations by disposing of seven properties, including the Hilton Times Square, a 444-room hotel, Embassy Suites, a 463-room hotel, and Battery Park City, a retail center, all located in Manhattan, New York, and Mount Vernon Square, a 1,387 unit apartment community in Alexandria, Virginia;

•	Reaching several milestones at our 9,000-acre Mesa del Sol master-planned, mixed-use community, including: purchasing 3,000 acres of land to begin full-scale development of the project; announcing that a Hollywood studio has completed a 50-acre film production campus and an 88,000-square-foot research, development and manufacturing facility for the project’s first tenant — solar technology company Advent Solar Inc. and the New Mexico State legislature approval of the establishment of tax increment development districts, the first tax increment districts in the state, to finance much of the public infrastructure that will serve Mesa del Sol;

•	Announcing that New York’s Public Authorities Control Board (PACB) unanimously approved our Atlantic Yards project, a mixed-use development in downtown Brooklyn whose main attraction is expected to be a new sports and entertainment arena for the Nets NBA basketball team and that Barclays PLC, a major global financial services provider, has signed a partnership agreement for the naming rights for the arena;

•	Signing an agreement with the Fitzsimons Redevelopment Authority to develop a 160-acre life sciences office park near Denver, Colorado;

•	Increasing the bank revolving credit facility by $150,000,000 in June to allow for borrowings up to $600,000,000;

•	Closing on our offering of $287.5 million 3.625% Puttable Equity-Linked Senior Notes due 2011 and the related repurchase of approximately $25 million of our Class A common stock;

•	Closing $1.29 billion in mortgage financing transactions at attractive interest rates; and

•	Receiving two Urban Land Institute Awards For Excellence, one for our Stapleton mixed-use urban redevelopment, and the other for our 1.2 million square-foot Victoria Gardens open-air regional lifestyle center in Rancho Cucamonga, California.
We have a track record of past successes and a strong pipeline of future opportunities. With a balanced portfolio concentrated in the product types and geographic markets that offer many unique, financially rewarding opportunities, we appear to be well positioned for future growth.
Critical Accounting Policies
Our consolidated financial statements include all majority-owned subsidiaries where we have financial or operational control and variable interest entities (“VIEs”) where we are deemed to be the primary beneficiary. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these financial statements, we have identified certain critical accounting policies which are subject to judgment and uncertainties. We have used our best judgment to determine estimates of certain amounts included in the financial statements as a result of these policies, giving due consideration to materiality. As a result of uncertainties surrounding these events at the time the estimates are made, actual results could differ from these estimates causing adjustments to be made in subsequent periods to reflect more current information. The accounting policies that we believe contain uncertainties that are considered critical to understanding the consolidated financial statements are discussed below. Our management reviews and discusses the policies below on a regular basis. These policies have also been discussed with our audit committee of the Board of Directors.
Recognition of Revenue
Real Estate Sales — We recognize gains on sales of real estate pursuant to the provisions of SFAS No. 66 “Accounting for Sales of Real Estate” (“SFAS No. 66”). The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, we defer gain recognition and account for the continued operations of the property by applying the deposit, finance, installment or cost recovery methods, as appropriate.
We follow the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for reporting dispositions of operating properties. Pursuant to the definition of a component of an entity in SFAS No. 144, assuming no significant continuing involvement, all earnings of properties which have been sold or determined by management to be held for sale are reported as discontinued operations. We consider assets held for sale when the transaction has been approved by the appropriate level of management and there are no significant contingencies related to the sale that may prevent the transaction from closing. In most transactions, these contingencies are not satisfied until the actual closing and, accordingly, the property is not identified as held for sale until the closing actually occurs. However, each potential sale is evaluated based on its separate facts and circumstances.
Leasing Operations — We enter into leases with tenants in our rental properties. The lease terms of tenants occupying space in the retail centers and office buildings generally range from 1 to 25 years, excluding leases with certain anchor tenants which typically run longer. Minimum rents are recognized on a straight-line basis over the non-cancelable term of the related leases, which includes the effects of rent steps and rent abatements under the leases. Overage rents are recognized in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition”, which states that this income is to be recognized only after the contingency has been removed (i.e., sales thresholds have been achieved). Recoveries from tenants for taxes, insurance, and other commercial property operating expenses are recognized as revenues in the period the applicable costs are incurred.
Construction — Revenue and profit on long-term fixed-price contracts are recorded using the percentage-of-completion method. On reimbursable cost-plus fee contracts, revenues are recorded in the amount of the accrued reimbursable costs plus proportionate fees at the time the costs are incurred.
Military Housing Fee Revenues — Asset management fee revenues are recognized based on a stated percentage of the annual operating income that is generated by the military housing privatization projects. Asset management fees of $1,091,000, $898,000 and $-0- were recognized during the years ended January 31, 2007, 2006, and 2005, respectively, which were recorded in revenues from real estate operations in the Consolidated Statements of Earnings.
Revenues for development fees related to our military housing projects are based on a stated percentage of the actual development costs incurred by the military housing projects and are recognized on a monthly basis as the costs are incurred. We also recognize additional development incentive fees based on a stated percent that is earned upon the successful completion of certain subjective criteria as specified in the development agreements. Revenues of $7,981,000, $1,697,000 and $-0- were recognized during the years ended January 31, 2007, 2006 and 2005, respectively, related to base development and development incentive fees, which were recorded in revenues from real estate operations in the Consolidated Statements of Earnings.
Revenues related to construction management fees are recognized based on amounts paid for the cost of each construction contract. We also recognized certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contract. Revenues of $4,327,000, $1,379,000 and $-0- were recognized during the years ended January 31, 2007, 2006 and 2005, respectively, related to the base construction and incentive fees, which were recorded in revenues from real estate operations in the Consolidated Statements of Earnings.
Recognition of Costs and Expenses
Operating expenses primarily represent the recognition of operating costs, which are charged to operations as incurred, administrative expenses and taxes other than income taxes. Interest expense and real estate taxes during active development and construction are capitalized as a part of the project cost.
Depreciation and amortization is generally computed on a straight-line method over the estimated useful life of the asset. The estimated useful lives of buildings and certain first generation tenant allowances that are considered by management as a component of the building are primarily 50 years. Subsequent tenant improvements are amortized over the life of the tenant’s lease. This estimate is based on the length of time the asset is expected to generate positive operating cash flows. In our Residential Group, we purchased our partner’s interest in contracts related to our military family housing projects during the fiscal years ended January 31, 2007 and

2006. We have recorded the cost of these contracts as intangible assets and the amounts will be amortized over the life of the respective contracts.
Major improvements and tenant improvements that are considered our assets are capitalized in real estate costs and expensed through depreciation charges. Tenant improvements that are considered lease inducements are capitalized into other assets and amortized as a reduction of rental revenue over the life of the tenant’s lease. Repairs, maintenance and minor improvements are expensed as incurred.
A variety of costs are incurred in the acquisition, development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by SFAS No. 34 “Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and the Initial Rental Operations of Real Estate Properties.” The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. We consider a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. We cease capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalize only those costs associated with the portion under construction. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the respective accounts and any resulting gains or losses are reported in the Consolidated Statements of Earnings.
We review our properties to determine if their carrying costs will be recovered from future operating cash flows whenever events or changes indicate that recoverability of long-lived assets may not be assured. In cases where we do not expect to recover the carrying costs, an impairment loss is recorded as a provision for decline in real estate.
Allowance for Doubtful Accounts and Reserves on Notes Receivable — We record allowances against our rent receivables from commercial and residential tenants that we deem to be uncollectible. These allowances are based on management’s estimate of receivables that will not be realized from cash receipts in subsequent periods. We also maintain an allowance for receivables arising from the straight-lining of rents. This receivable arises from earnings recognized in excess of amounts currently due under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. This estimate is calculated based on a three-year history of early tenant lease terminations as well as an estimate for expected activity of current tenants in the case of the straight-line rent adjustments. There is a risk that our estimate of the expected activity of current tenants may not accurately reflect future events. If the estimate does not accurately reflect future tenant vacancies, the reserve for straight-line rent receivable may be over or understated by the actual tenant vacancies that occur. We estimate the allowance for notes receivable based on our assessment of the collectibility of the note. Our assessment of collectibility is based largely on expected future cash flows estimated to be paid to our limited partners. If our estimate of expected future cash flows does not accurately reflect actual events, our reserve on notes receivable may be over or understated by the actual cash flows that occur. Our allowance for doubtful accounts, which includes our straight-line allowance, was $12,617,000 and $11,022,000, at January 31, 2007 and 2006, respectively.
Historic Tax Credit Entities — We have certain investments in properties that have received, or we believe are entitled to receive, historic rehabilitation tax credits on qualifying expenditures under section 47 of the Internal Revenue Code of 1986 as well as various state credit programs. We typically enter into these investments with sophisticated financial investors. In exchange for the financial investors’ initial contribution into these investments, they are entitled to substantially all of the benefits derived from the historic tax credit, but generally have no material interest in the underlying economics of the properties. Typically, these arrangements have put/call provisions (which range up to 7 years) whereby we may be obligated (or entitled) to repurchase the financial investors’ interest. Due to the economic structure, we have consolidated each of these properties in our consolidated financial statements, and have reflected the investors’ contribution as a liability in our Consolidated Balance Sheets. We guarantee the financial investor that in the event of a subsequent recapture by a taxing authority due to our noncompliance with applicable tax credit guidelines that we will indemnify the financial investor for any recaptured tax credits. Within our consolidated financial statements, we initially record a liability for the cash received from the financial investor. We generally record income upon completion and certification of the qualifying development expenditures resulting in an adjustment of the liability at each balance sheet date to the amount that would be paid to the financial investor based upon the tax credit compliance regulations, which range from 0 to 5 years. During the year ended January 31, 2007, we recognized income related to federal and state tax credits of $12,681,000 and $13,038,000, respectively, which were recorded in interest and other income in our Consolidated Statements of Earnings.
Economic Lives — Depreciation and amortization is generally computed on a straight-line method over the estimated useful life of the asset. The estimated useful lives of buildings and certain first generation tenant allowances that are considered by management as a component of the building are primarily 50 years. Subsequent tenant improvements are generally amortized over the life of the tenant’s lease. This estimate is based on the length of time the asset is expected to generate positive operating cash flows. Actual events and circumstances can cause the life of the building and tenant improvement to be different than the estimates made. Additionally, lease terminations can affect the economic life of the tenant improvements. We believe the estimated useful lives and classification of the depreciation and amortization of fixed assets and tenant improvements are reasonable and follow industry standards. In our Residential Group, we purchased our partner’s interest in contracts related to our military family housing projects during the fiscal years ended January 31, 2007 and 2006. We have recorded the cost of these contracts as intangible assets and the amounts will be amortized over the life of the respective contracts.
Asset Impairment — We review our investment portfolio to determine if its carrying costs will be recovered from future undiscounted cash flows whenever events or changes indicate that recoverability of long-lived assets may not be assured. In cases where we do not expect to recover our carrying costs, an impairment loss is recorded as a provision for decline in real estate for assets in our real estate portfolio pursuant to the guidance established in SFAS No. 144. As part of the analysis to determine if an impairment loss has occurred, we are required to make estimates to determine future operating cash flows. If different estimates are applied in determining future operating cash flows, such as occupancy rates and rent and expense increases, we may not record an impairment loss, or may record a greater impairment loss on a property.
Allowance for Projects Under Development — We record an allowance for development project write-offs for our projects under development. A specific project is written off against this allowance when it is determined by management that the project will not be developed. The allowance, which is consistently applied, is adjusted on a quarterly basis based on our actual development project write-off history. The allowance decreased by $800,000 and $3,500,000 for the years ended January 31, 2007 and 2006, respectively and increased by $900,000 for the year ended January 31, 2005. Any change in the allowance is reported in operating expenses in our Consolidated Statements of Earnings.
Variable Interest Entities — Effective February 1, 2004, we adopted FIN No. 46 (R) “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”). Under FIN No. 46 (R), we are required to consolidate a VIE if our interest in the VIE is such that we will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, or both. Calculating expected losses and/or expected residual returns involves estimating expected future cash flows. If different estimates are applied in determining future cash flows, such as the probability of the future cash flows and the risk free rate, we may have otherwise concluded on the consolidation method of an entity.
Fiscal Year — The years 2006, 2005 and 2004 refer to the fiscal years ended January 31, 2007, 2006 and 2005, respectively.
Results of Operations
We report our results of operations by each of our three strategic business units as we believe this provides the most meaningful understanding of our financial performance. In addition to our three strategic business units, we have two additional segments: the Nets and Corporate Activities.
Net Earnings — Net earnings for the year ended January 31, 2007 were $177,251,000 versus $83,519,000 for the year ended January 31, 2006. Although we have substantial recurring revenue sources from our properties, we also enter into significant one-time transactions, which could create substantial variances in net earnings between periods. This variance to the prior year is primarily attributable to the following increases, which are net of tax and minority interest:
•	$143,026,000 ($233,092,000, pre-tax) related to the 2006 gains on disposition of six consolidated properties, Mount Vernon Square, an apartment community located in Alexandria, Virginia, Providence at Palm Harbor, an apartment community located in Tampa, Florida, Hilton Times Square, a 444-room hotel located in Manhattan, New York, G Street, a specialty retail center located in Philadelphia, Pennsylvania, Embassy Suites Hotel, a 463-room hotel located in Manhattan, New York, and Battery Park City, a retail center located in Manhattan, New York;

•	$15,781,000 ($25,719,000, pre-tax) related to income recognition on the sale of state and federal Historical Preservation Tax Credits;

•	$5,765,000 ($9,831,000, pre-tax) related to the decreased losses from our equity investment in the New Jersey Nets basketball team; and

•	$4,700,000 ($7,662,000, pre-tax) related to the 2006 gain on disposition of one equity method Commercial property, Midtown Plaza, a specialty retail center located in Parma, Ohio.
These increases were partially offset by the following decreases, net of tax and minority interest:
•	$26,505,000 ($43,198,000, pre-tax) related to the 2005 gains on disposition of three consolidated properties, Enclave, an apartment community located in San Jose, California, and Cherrywood Village and Ranchstone, apartment communities located in Denver, Colorado;

•	$9,913,000 ($16,155,000, pre-tax) related to decreases in Commercial Group sales of land, outlots, and development projects. These decreases are made up of $7,008,000, pre-tax, related to a 2005 land sale at Twelve MetroTech Center, $7,174,000, pre-tax, in outlot land sales for our consolidated properties primarily at Victoria Gardens, Simi Valley and Wadsworth, and $4,528,000, pre-tax, related to the sale of a development project in Las Vegas, Nevada. These decreases were partially offset by increased land sales of $2,555,000, pre-tax, for our unconsolidated properties at Victor Village and Charleston Mall;

•	$12,900,000 ($21,023,000, pre-tax) related to the 2005 gains on disposition of three equity method properties, Showcase, a specialty retail center located in Las Vegas, Nevada, Colony Place, an apartment community located in Fort Myers, Florida and Flower Park Plaza, an apartment community located in Santa Ana, California;

•	$10,000,000 related to the one-time reduction of deferred income taxes which resulted from a favorable change in our effective tax rate due to a change in the rate in the State of Ohio during 2005;

•	$5,759,000 ($9,386,000, pre-tax) related to the fair market value adjustments of certain of our 10-year forward swaps which were marked to market as additional interest expense as a result of the derivatives not qualifying for hedge accounting (See the Interest Rate Exposure section);

•	$3,583,000 ($5,840,000, pre-tax) related to our development fee revenue at Twelve MetroTech Center that did not recur; and

•	$3,469,000 ($4,738,000, pre-tax) related to the expensing of stock options upon our adoption of SFAS No. 123 (Revised), “Share-Based Payment” (“SFAS No. 123(R)”), on February 1, 2006.
Net earnings for the year ended January 31, 2006 were $83,519,000 versus $85,206,000 for the year ended January 31, 2005. This variance to the prior year is primarily attributable to the following decreases, which are net of tax and minority interest:
•	$40,893,000 ($67,645,000, pre-tax) related to the 2004 gains on disposition of ten consolidated properties, Regency Towers, Woodlake, Bridgewater, Pavilion, Trellis at Lee’s Mill, Hunting Park, Arboretum, Flatbush Avenue, Colony Woods and Silver Hill;

•	$19,341,000 ($31,996,000, pre-tax) due to the gains on disposition of three equity method properties in 2004, Manhattan Town Center Mall, a regional mall located in Manhattan, Kansas, Chapel Hill Suburban, a specialty retail center located in Akron, Ohio and Chapel Hill Mall, a regional mall located in Akron, Ohio;

•	$13,745,000 ($22,737,000, pre-tax) related to Stapleton Land, LLC’s retained interest in a trust. Of this amount, $12,445,000 was earned in 2004 but attributable to other comprehensive income (“OCI”) in previous fiscal years and deferred until 2004 under the cost recovery method. The remaining amount of $1,300,000 was earned and recognized during the year ended January 31, 2005;

•	$11,501,000 ($20,920,000, pre-tax) related to the 2004 gain on disposition of Lumber Group and a decrease of $4,545,000 ($9,390,000 pre-tax) related to Lumber Group’s 2004 earnings with no corresponding amount in 2005;

•	$9,999,000 ($13,645,000, pre-tax) related to our increased loss from our equity investment in the New Jersey Nets basketball team, which we did not own during the first half of 2004;

•	$8,134,000 ($13,552,000, pre-tax) related to our development fee revenue at Twelve MetroTech Center that did not recur at the same level in 2005; and

•	$5,981,000 in interest expense as a result of the issuance of $150,000,000 senior notes in January 2005.
These decreases were partially offset by the following increases in earnings, net of tax and minority interest:
•	$26,830,000 ($48,001,000 pre-tax) related to increases in Commercial Group sales of land, outlots, and development projects. These increases are made up of $7,008,000, pre-tax, related to the 2005 land sale at Twelve MetroTech Center, $34,195,000, pre-tax, in outlot land sales for our consolidated properties primarily at Victoria Gardens and Simi Valley, $4,528,000, pre-tax, related to the sale of a development project in Las Vegas, Nevada, and $2,270,000, pre-tax, related to land sales for our unconsolidated properties;

•	$26,505,000 ($43,198,000, pre-tax) related to the 2005 gains on disposition of three consolidated residential properties, Enclave, Cherrywood Village and Ranchstone;

•	$23,706,000 ($37,892,000, pre-tax) related to land sales reported in the Land Development Group primarily at Grass Farms in Manatee County, Florida, Central Station in Chicago, Illinois and Stapleton in Denver, Colorado;

•	$12,900,000 ($21,023,000, pre-tax) related to the 2005 gains on disposition of three equity method properties, Showcase, Colony Place and Flower Park Plaza;

•	$11,261,000 related to the prior year charge for cumulative effect of change in accounting principle as a result of our implementation of FIN No. 46 (R), which did not recur; and

•	$10,000,000 related to the one-time reduction of deferred income taxes which resulted from a favorable change in our effective tax rate due to a change in the rate in the State of Ohio during 2005.

Summary of Segment Operating Results — The following tables present a summary of revenues from real estate operations, interest and other income, equity in earnings (loss) of unconsolidated entities, operating expenses and interest expense incurred by each segment for the years ended January 31, 2007, 2006 and 2005, respectively. See discussion of these amounts by segment in the narratives following the tables.

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Revenues from Real Estate Operations
Commercial Group	$753,148	$698,399	$646,343
Commercial Group Land Sales	58,167	125,938	11,410
Residential Group	194,806	159,045	139,352
Land Development Group	117,230	107,869	92,657
The Nets	—	—	—
Corporate Activities	—	—	4

Total Revenues from Real Estate Operations	$1,123,351	$1,091,251	$889,766

Interest and Other Income
Commercial Group	$8,019	$4,415	$4,818
Residential Group	33,337	3,664	3,387
Land Development Group	18,179	17,716	34,475
The Nets	—	—	—
Corporate Activities	1,876	1,800	248

Total Interest and Other Income	$61,411	$27,595	$42,928

Equity in Earnings (Loss) of Unconsolidated Entities
Commercial Group	$16,274	$11,493	$9,009
Gain on sale of Midtown	7,662	—	—
Gain on sale of Showcase	—	13,145	—
Gain on sale of Chapel Hill Mall	—	—	27,943
Gain on sale of Manhattan Town Center Mall	—	—	3,138
Gain on sale of Chapel Hill Suburban	—	—	915
Residential Group	118	5,936	7,802
Gain on sale of Colony Place	—	5,352	—
Gain on sale of Flower Park Plaza	—	2,526	—
Land Development Group	39,190	41,304	16,454
The Nets	(14,703)	(24,534)	(10,889)
Corporate Activities	1	(21)	20

Total Equity in Earnings (Loss) of Unconsolidated Entities	$48,542	$55,201	$54,392

Operating Expenses
Commercial Group	$401,027	$340,642	$308,986
Cost of Commercial Group Land Sales	27,106	65,675	10,078
Residential Group	132,556	108,375	91,042
Land Development Group	75,107	64,463	55,126
The Nets	—	—	—
Corporate Activities	41,607	36,907	33,952

Total Operating Expenses	$677,403	$616,062	$499,184

Interest Expense
Commercial Group	$178,200	$166,391	$150,985
Residential Group	48,171	34,345	28,356
Land Development Group	8,875	7,606	7,161
The Nets	—	—	—
Corporate Activities	48,086	45,003	35,795

Total Interest Expense	$283,332	$253,345	$222,297

Commercial Group
Revenues from Real Estate Operations — Revenues from real estate operations for the Commercial Group decreased by $13,022,000, or 1.58%, for the year ended January 31, 2007 compared to the prior year. This decrease was primarily the result of:
•	Decrease of $48,317,000 ($35,073,000, net of minority interest) related to a decrease in commercial outlot land sales primarily at Simi Valley in Simi Valley, California, Wadsworth in Ohio, Victoria Gardens in Rancho Cucamonga, California and Promenade Bolingbrook in Bolingbrook, Illinois;

•	Decrease of $19,456,000 ($15,565,000, net of minority interest) related to a 2005 land sale at Twelve Metrotech Center, in Brooklyn, New York, which did not recur;

•	Decrease of $9,733,000 ($5,840,000, net of minority interest) related to development fee revenue at Twelve Metrotech Center, which did not recur; and

•	Decrease of $4,528,000 related to the 2005 sale of a development project in Las Vegas, Nevada.
These decreases were partially offset by the following increases:
•	Increase of $21,294,000 related to new property openings, as noted in the first table on page 11;

•	Increase of $15,594,000 related to revenues earned on a construction contract from the New York City School Construction Authority related to construction of a school on the ground floor of Beekman, a development project in Manhattan, New York;

•	Increase of $8,901,000 related to an increase in occupancy and rents primarily at the following regional malls: Victoria Gardens, Promenade in Temecula and South Bay Galleria, all of which are located in California;

•	Increase of $8,345,000 related to the buyout of our partner in Galleria at Sunset, a regional mall in Henderson, Nevada, previously accounted for on the equity method of accounting;

•	Increase of $3,039,000 primarily related to increases in occupancy and rates in our hotel portfolio;

•	Increase of $2,264,000 related to two tenants’ lease cancellations fees, one at M.K. Ferguson Plaza in Cleveland, Ohio and another at Quebec Square in Denver, Colorado; and

•	Increase of $1,960,000 primarily related to the expansion of Short Pump Town Center in Richmond, Virginia, which opened in September 2005.
The balance of the remaining increase in revenues from real estate operations of approximately $7,615,000 was generally due to fluctuations in mature properties.
Revenues from real estate operations for the Commercial Group increased by $166,584,000, or 25.33%, for the year ended January 31, 2006 compared to the prior year. This increase was primarily the result of:
•	Increase of $48,386,000 related to new property openings, as noted in the second table on page 11;

•	Increase of $95,072,000 ($79,019,000, net of minority interest) related to commercial land sales primarily at Simi Valley, Wadsworth, Victoria Gardens, Promenade Bolingbrook and Salt Lake City;

•	Increase of $19,456,000 ($15,565,000, net of minority interest) related to a 2005 land sale at Twelve MetroTech Center; and

•	Increase of $4,528,000 related to the sale of a development project in Las Vegas, Nevada.
These increases were partially offset by the following decrease:
•	Decrease of $22,586,000 ($13,552,000, net of minority interest) related to development fee revenue at Twelve MetroTech Center, that was earned in the prior year and did not recur at the same level.
The balance of the remaining increase in revenues from real estate operations of approximately $21,728,000 was generally due to fluctuations in mature properties.

Operating and Interest Expenses — Operating expenses increased $21,816,000, or 5.37%, for the year ended January 31, 2007 compared to the prior year. This increase was primarily the result of:
•	Increase of $15,594,000 related to construction of a school on the ground floor of Beekman. These costs were reimbursed by the New York City School Construction Authority which is included in revenues from real estate operations as discussed above;

•	Increase of $9,943,000 related to new property openings, as noted in the first table on page 11;

•	Increase of $5,453,000 related to an increase in occupancy primarily at the following regional malls: Victoria Gardens, Promenade in Temecula and South Bay Galleria;

•	Increase of $3,713,000 related to write-offs of development projects that we believed were no longer probable of occurring and the reduction of the projects under development reserve during 2005 that did not recur in the current year;

•	Increase of $3,145,000 related to Issue 3 — Ohio Earn and Learn initiatives in order to secure a gaming license in Ohio, which was not approved by the voters;

•	Increase of $2,291,000 related to the buyout of our partner in Galleria at Sunset, previously accounted for on the equity method of accounting;

•	Increase of $1,275,000 primarily related to increases in occupancy in our hotel portfolio;

•	Increase of $1,244,000 related to an increase in cash participation payments under the ground leases with the City of New York at 42nd Street Retail in Manhattan, New York and One Pierrepont Plaza in Brooklyn, New York;

•	Increase of $1,005,000 related to the expensing of stock options as a result of the adoption of SFAS No. 123(R) on February 1, 2006; and

•	Increase of $929,000 related to non-capitalizable marketing and promotion costs for Atlantic Yards in Brooklyn, New York.
These increases were partially offset by the following decreases:
•	Decrease of $27,873,000 ($27,899,000, net of minority interest) related to a decrease in commercial outlot land sales primarily at Simi Valley, Wadsworth and Promenade Bolingbrook; and

•	Decrease of $10,696,000 ($8,557,000, net of minority interest) related to a land sale at Twelve MetroTech Center, which did not recur.
The balance of the remaining increase in operating expenses of approximately $15,793,000 was generally due to fluctuations in mature properties and general operating activities.
Operating expenses increased $87,253,000, or 27.35%, for the year ended January 31, 2006 compared to the prior year. This increase was primarily the result of:
•	Increase of $44,901,000 ($44,824,000, net of minority interest) related to commercial land sales primarily at Simi Valley, Wadsworth, Victoria Gardens, Promenade Bolingbrook, and Salt Lake City;

•	Increase of $17,329,000 related to new property openings, as noted in the second table on page 11;

•	Increase of $10,696,000 ($8,557,000, net of minority interest) related to a 2005 land sale at Twelve MetroTech Center,

•	Increase of $2,836,000 related to non-capitalizable promotional costs for new development projects; and

•	Increase of approximately $1,542,000 related to the Commercial Group’s allocated share of a write-off of a portion of our enterprise resource planning project.
These increases were partially offset by the following decrease:
•	Decrease of $6,460,000 in project write-offs of abandoned development projects.
The balance of the remaining increase in operating expenses of approximately $16,409,000 was generally due to fluctuations in mature properties and general operating activities.

Interest expense for the Commercial Group increased by $11,809,000, or 7.10%, during the year ended January 31, 2007 compared to the prior year. The increase is primarily attributable to openings of the properties in the first table listed below and the fair value adjustment of 10-year forward swaps marked to market as additional interest expense that occurred during 2006. Interest expense for the Commercial Group increased by $15,406,000, or 10.20%, during the year ended January 31, 2006 compared to the prior year. The increase was primarily attributable to properties listed in the second table below.
The following table presents the increases/decreases in revenue and operating expenses incurred by the Commercial Group for newly-opened properties for the year ended January 31, 2007 compared to the prior year (dollars in thousands):

					Revenue
					from Real
		Quarter/Year		Square	Estate	Operating
Property	Location	Opened		Feet	Operations	Expenses

Retail Centers:
Northfield at Stapleton	Denver, Colorado	Q4-2005/Q1-2006/Q3-2006		1,170,000	$3,972	$4,919
Simi Valley Town Center	Simi Valley, California	Q3-2005		660,000	13,692	4,028

Office Buildings:
Illinois Science and Technology Park — Building A	Skokie, Illinois	Q4-2006	(1)	225,000	616	349
Illinois Science and Technology Park — Building P	Skokie, Illinois	Q4-2006	(1)	127,000	133	476
Edgeworth Building	Richmond, Virginia	Q4-2006		142,000	144	3
Stapleton Medical Office Building	Denver, Colorado	Q3-2006		45,000	299	66
Resurrection Health Care	Skokie, Illinois	Q1-2006	(1)	40,000	323	13
Ballston Common Office Center	Arlington, Virginia	Q2-2005	(1)	176,000	2,115	89

Total					$21,294	$9,943

(1)	Acquired property.
The following table presents the increases/decreases in revenue and operating expenses incurred by the Commercial Group for newly-opened properties for the year ended January 31, 2006 compared to the prior year (dollars in thousands):

					Revenue from
		Quarter/Year		Square	Real Estate	Operating
Property	Location	Opened		Feet	Operations	Expenses

Retail Centers:
Simi Valley Town Center	Simi Valley, California	Q3-2005		660,000	$4,000	$2,632
Saddle Rock Village	Aurora, Colorado	Q1-2005		354,000	900	495
Quartermaster Plaza	Philadelphia, Pennsylvania	Q3-2004		459,000	5,920	1,884
Victoria Gardens	Rancho Cucamonga, California	Q3-2004		1,034,000	19,584	5,211
Atlantic Terminal	Brooklyn, New York	Q2-2004		373,000	2,037	608
Brooklyn Commons	Brooklyn, New York	Q2-2004		151,000	550	(11)

Office Buildings:
Ballston Common Office Center	Arlington, Virginia	Q2-2005	(1)	176,000	4,310	1,602
Twelve MetroTech Center	Brooklyn, New York	Q4-2004		177,000	—	929
University of Pennsylvania	Philadelphia, Pennsylvania	Q4-2004		123,000	4,871	882
Atlantic Terminal	Brooklyn, New York	Q2-2004		399,000	6,214	3,097

Total					$48,386	$17,329

(1)	Acquired property.
Residential Group
Revenues from real estate operations — Revenues from real estate operations for the Residential Group increased by $35,761,000, or 22.5%, during the year ended January 31, 2007 compared to the prior year. This increase was primarily the result of:
•	Increase of $16,241,000 related to new property openings and an acquired property as noted in the table on page 13;

•	Increase of $11,578,000 related to military housing fee income from the management and development of units in Hawaii and Illinois;

•	Increase of $4,869,000 related to an increase in rents and occupancies primarily at the following properties: Grand in North Bethesda, Maryland, Pavilion in Chicago, Illinois, Lofts at 1835 Arch in Philadelphia, Pennsylvania, Museum Towers in Philadelphia, Pennsylvania, Sterling Glen of Ryebrook in Ryebrook, New York and Forest Trace in Lauderhill, Florida;

•	Increase of approximately $2,100,000 related to a land sale at Bridgewater in Hampton, Virginia; and

•	Increase of $517,000 due to the consolidation of one property previously accounted for on the equity method of accounting as a result of the buyout of a partner on this property.
The balance of the remaining increase of approximately $456,000 was generally due to fluctuations in other mature properties.
Revenues from real estate operations for the Residential Group increased by $19,693,000, or 14.1%, during the year ended January 31, 2006 compared to the prior year. This increase was primarily the result of:
•	Increase of $6,489,000 related to new property openings, as noted in the table on page 13;

•	Increase of $4,896,000 related to military housing fee income from the management and development of units in Hawaii and Illinois;

•	Increase of $3,125,000 due to the consolidation of three properties previously accounted for on the equity method of accounting as a result of the buyout of a partner on these properties;

•	Increase of $1,964,000 related to an increase in occupancy primarily at the following properties: Grand, One Franklintown in Philadelphia, Pennsylvania; and

•	Increase of $805,000 related to a land sale at Tobacco Row.
These increases were partially offset by the following decrease:
•	Decrease of $1,100,000 from the sale of a parcel of land in Salem, Massachusetts in the prior year.
The balance of the remaining increase of approximately $3,514,000 was generally due to fluctuations in mature properties.
Operating and Interest Expenses — Operating expenses for the Residential Group increased by $24,181,000, or 22.3%, during the year ended January 31, 2007 compared to the prior year. This increase was primarily the result of:
•	Increase of $8,171,000 related to new property openings as noted in the table on page 13;

•	Increase of approximately $2,000,000 primarily related to a land sale at Bridgewater;

•	Increase of $1,634,000 related to write-offs of development projects that we believed were no longer probable of occurring, and the reduction of the projects under development reserve that did not recur in the current year;

•	Increase of $734,000 related to one property previously accounted for under the equity method of accounting as a result of the buyout of the partner on this property;

•	Increase of $686,000 related to the expensing of stock options as a result of the adoption of SFAS No. 123(R) on February 1, 2006; and

•	Increase of $607,000 related to management expenditures associated with military housing fee income.
The balance of the remaining increase of approximately $10,349,000 was generally due to fluctuations in mature properties and general operating activities.
Operating expenses for the Residential Group increased by $17,333,000, or 19.0%, during the year ended January 31, 2006 compared to the prior year. This increase was primarily the result of:
•	Increase of $6,845,000 related to new property openings, as noted in the table on page 13;

•	Increase of $1,860,000 from damages incurred at Emerald Palms in Miami, Florida and Forest Trace from hurricanes Katrina and Wilma;

•	Increase of $1,590,000 related to three properties previously accounted for under the equity method of accounting as a result of the buyout of the partner on these properties;

•	Increase of $908,000 related to Residential Group’s allocated share of a write-off of a portion of our enterprise resource planning project;

•	Increase of $654,000 related to management expenditures associated with military housing fee income;

•	Increase of $415,000 related to marketing expenses for the following properties under construction: 1225 S. Michigan in Chicago, Illinois, Dallas Mercantile in Dallas, Texas, Sky55 and 1251 S. Michigan, both located in Chicago, Illinois; and

•	Increase of $291,000 related to a land sale at Tobacco Row.
These increases were partially offset by the following decrease:
•	Decrease of $661,000 related to the sale of a parcel of land in Salem, Massachusetts in the prior year.
The balance of the remaining increase of approximately $5,431,000 was generally due to fluctuations in mature properties and general operating activities.
Interest expense for the Residential Group increased by $13,826,000, or 40.3%, during the year ended January 31, 2007 compared to the prior year. This increase was primarily attributable to openings of properties in the table below and the early repayment of a participating loan on a Residential Group property. Interest expense for the Residential Group increased by $5,989,000, or 21.1%, during the year ended January 31, 2006 compared to the prior year. This increase was primarily attributable to openings of properties in the table below and an increase in variable interest rates.
The following table presents the increases in revenues and operating expenses incurred by the Residential Group for newly-opened properties which have not yet reached stabilization for the year ended January 31, 2007 compared to the prior year (dollars in thousands):

				Revenue from
		Quarter/Year	Number	Real Estate	Operating
Property	Location	Opened	of Units	Operations	Expenses

1251 S. Michigan	Chicago, Illinois	Q1-2006	91	$214	$621
Sky55	Chicago, Illinois	Q1-2006	411	1,968	4,641
100 Landsdowne Street	Cambridge, Massachusetts	Q3-2005	203	3,851	1,264
Ashton Mill	Cumberland, Rhode Island	Q3-2005	193	3,328	453
Metro 417	Los Angeles, California	Q2-2005	277	6,016	914
23 Sidney Street	Cambridge, Massachusetts	Q1-2005	51	864	278

Total				$16,241	$8,171

The following table presents the increases in revenue and operating expenses incurred by the Residential Group for newly-opened properties which have not yet reached stabilization for the year ended January 31, 2006 compared to the prior year (dollars in thousands):

				Revenue from
		Quarter/Year	Number	Real Estate	Operating
Property	Location	Opened	of Units	Operations	Expenses

100 Landsdowne Street	Cambridge, Massachusetts	Q3-2005	203	$369	$1,411
Ashton Mill	Providence, Rhode Island	Q3-2005	193	282	985
Metro 417	Los Angeles, California	Q2-2005	277	501	1,437
23 Sidney Street	Cambridge, Massachusetts	Q1-2005	51	427	565
Emerald Palms Expansion	Miami, Florida	Q2-2004	86	719	302
East 29th Avenue Town Center	Denver, Colorado	Q1-2004	156	1,202	638
Sterling Glen of Rye Brook	Rye Brook, New York	Q1-2004	165	2,989	1,507

Total				$6,489	$6,845

Land Development Group
Revenues from real estate operations — Land sales and the related gross margins vary from period to period depending on timing of sales and general market conditions relating to the disposition of significant land holdings. We have an inventory of land in good markets throughout the country. Our land sales were impacted by slowing demand from home buyers in certain core markets for the land business, reflecting conditions throughout the housing industry that are anticipated to continue into 2007. Interest income for the Land Development Group is discussed beginning on page 16. Revenues from real estate operations for the Land Development Group increased by $9,361,000 for the year ended January 31, 2007 compared to the prior year. This increase is primarily the result of:
•	Increase of $19,000,000 in land sales at Bal Gra in Edenton, North Carolina;

•	Increase of $13,980,000 in land sales at Tangerine Crossing in Tucson, Arizona; and

•	Increase of $8,349,000 primarily at three land development projects, Mill Creek in York County, South Carolina, Wheatfield Lake in Wheatfield, New York and Rockport Square in Lakewood, Ohio combined with several smaller sales increases at various other land development projects.
These increases were partially offset by the following decreases:
•	Decrease of $11,965,000 in land sales at Stapleton in Denver, Colorado;

•	Decrease of $9,072,000 in land sales at Suncoast Lakes in Pasco County, Florida;

•	Decrease of $5,415,000 in land sales at Thornbury in Solon, Ohio;

•	Decrease of $2,880,000 in land sales primarily at LaDue Reserve in Mantua, Ohio, combined with several smaller sales decreases at various land development projects; and

•	Decrease of $2,636,000 in land sales at Waterbury in North Ridgeville, Ohio.
Revenues from real estate operations for the Land Development Group increased by $15,212,000 for the year ended January 31, 2006 compared to the prior year. This increase is primarily the result of:
•	Increase of $14,444,000 in land sales at Stapleton;

•	Increase of $6,758,000 in land sales at Suncoast Lakes; and

•	Increase of $5,170,000 in land sales primarily at three major land development projects, Waterbury, LaDue Reserve and New Haven in Barberton, Ohio, combined with several smaller sales increases at various land development projects.
These increases were partially offset by the following decrease:
•	Decrease of $11,160,000 primarily at five major land development projects, Central Station in Chicago, Illinois, Mill Creek, Thornbury, Creekstone in Copley, Ohio and Wheatfield Lake, combined with several smaller sales decreases at various other land development projects.
Operating and Interest Expenses — Operating expenses increased $10,644,000 for the year ended January 31, 2007 compared to the prior year. The increase is primarily the result of:
•	Increase of $10,909,000 at Bal Gra primarily related to increased land sales;

•	Increase of $7,910,000 primarily related to increased land sales at three major land development projects, Mill Creek, Rockport Square and Wheatfield combined with several smaller increases at various other land development projects; and

•	Increase of $6,862,000 at Tangerine Crossings primarily related to increased land sales.
These increases were offset by:
•	Decrease of $5,939,000 at Suncoast Lakes primarily related to decreased land sales;

•	Decrease of $4,303,000 primarily related to decreased land sales at LaDue Reserve, Central Station and New Haven combined with several smaller decreases at various land development projects;

•	Decrease of $2,498,000 at Waterbury, primarily related to decreased land sales; and

•	Decrease of $2,297,000 at Stapleton, primarily related to decreased land sales.
Operating expenses increased by $9,337,000 for the year ended January 31, 2006 compared to the prior year. This increase is primarily the result of:
•	Increase of $7,974,000 primarily at four major land development projects, Central Station, LaDue Reserve, Waterbury, and New Haven, combined with several smaller expense increases at various land development projects;

•	Increase of $5,581,000 at Stapleton, primarily related to decreased land sales; and

•	Increase of $3,545,000 at Suncoast Lakes, primarily related to decreased land sales.
These increases were partially offset by the following decrease:
•	Decrease of $7,763,000 primarily at three major land development projects, Thornbury, Wheatfield Lake and Creekstone combined with several other expense decreases at various land development projects.
Interest expense increased by $1,269,000 for the year ended January 31, 2007 compared to the prior year. Interest expense increased by $445,000 for the year ended January 31, 2006 compared to the prior year. Interest expense varies from year to year depending on the level of interest-bearing debt within the Land Development Group.
The Nets
Our equity investment in the Nets incurred a pre-tax loss of $14,703,000 and $24,534,000 for the years ended January 31, 2007 and 2006, respectively, representing a decrease in expense of $9,831,000 compared to the prior year. For the period August 16, 2004 (inception) through January 31, 2005, our equity investment in the Nets incurred a pre-tax loss of $10,889,000, representing an increase in expense of $13,645,000 over the partial period of the previous year. For the years ended January 31, 2007, 2006 and 2005, we recognized approximately 17%, 31% and 38% of the net loss, respectively, because profits and losses are allocated to each member based on an analysis of the respective member’s claim on the net book equity assuming a liquidation at book value at the end of the accounting period without regard to unrealized appreciation (if any) in the fair value of the Nets. The increase in our share of the pre-tax loss for the year ending January 31, 2006 compared to January 31, 2005 relates to the fact that the Nets investment closed on August 16, 2004, with fiscal year 2004 results reflecting a shortened period compared to fiscal year 2005.
Included in the losses for the years ended January 31, 2007, 2006 and 2005, are approximately $8,081,000, $16,213,000, and $7,750,000, respectively, of amortization, at our share, of certain assets related to the purchase of the team and our share of insurance premiums purchased on policies related to the standard indemnification required by the NBA. The remainder of the loss substantially relates to the operations of the team. The team is expected to operate at a loss in 2007 and will require additional capital to fund the loss. We have agreed to advance up to $13,000,000, in the form of a member loan, which is senior to both common and preferred equity of the partnership that owns an interest in the Nets, but subordinated to third party debt.
Corporate Activities
Operating and Interest Expenses — Operating expenses for Corporate Activities increased by $4,700,000 in 2006 compared to 2005 and increased $2,955,000 in 2005 compared to 2004. The increase in operating expenses in 2006 compared to 2005 was primarily related to $3,614,000 of stock-based compensation accounted for under SFAS No. 123 (R), $776,000 of payroll and related costs, and the remaining amount related to general corporate expenses.
The increase in operating expenses for 2005 compared to 2004 primarily related to $1,000,000 charitable contribution to Tulane University Katrina Relief Fund, $2,600,000 in incentive compensation, $560,000 related to the write-off of a portion of enterprise resource planning project, $360,000 related to our insurance program, $177,000 related to registration costs of the stock split and the remaining amount related to general corporate expenses. These increases were partially offset by a reduction of $3,035,000 in costs related to our compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”).
Interest expense for Corporate Activities consists primarily of interest expense on the senior notes and the bank revolving credit facility, excluding the portion allocated to the Land Development Group (see “Financial Condition and Liquidity” section). Interest expense for Corporate Activities increased by $3,083,000 in 2006 compared to 2005 primarily associated with increased borrowings on the bank revolving credit facility during the first nine months of 2006 and the issuance of an additional $287,500,000 of senior notes at 3.625% in October 2006. Interest expense increased by $9,208,000 in 2005 compared to 2004 primarily related to the issuance of an additional $150,000,000 of senior notes at 6.5% in January 2005.

Other Activity
The following items are discussed on a consolidated basis.
Interest and Other Income
Interest and other income was $61,411,000 for the year ended January 31, 2007 compared to $27,595,000 for the year ended January 31, 2006 representing an increase of $33,816,000. This increase was primarily the result of the following:
•	Commercial Group
•	Increase of $1,341,000 related to interest income earned on sales proceeds placed in escrow for future acquisitions.
•	Land Development Group
•	Increase of $1,416,000 related to changes in the fair value of a derivative held by Stapleton Land, LLC on the Denver Urban Renewal Authority (“DURA”) bonds (see “Financing Arrangements” section);

•	Increase of $746,000 related to interest income earned by Stapleton Land, LLC on an interest rate swap related to the $75,000,000 Tax Increment Financing (“TIF”) bonds (see “Financing Arrangements” section); and

•	Increase of $515,000 related to interest income earned by Stapleton Land II, LLC on the collateral and the 1% fee related to an agreement on the $65,000,000 Senior Subordinate Limited Property Tax Supported Revenue Refinancing and Improvement Bonds (“Senior Subordinate Bonds”) (see “Financing Arrangements” section).
•	Residential Group
•	Increase of $25,719,000 related to the income recognition on the sale of state and federal Historic Preservation Tax Credits.
•	Corporate Activities
•	Increase of $490,000 related to interest income earned on a note receivable due from the buyer of our Lumber Group segment, which was sold to its employees in 2005.
These increases were partially offset by the following decreases:
•	Land Development Group
•	Decrease of $2,670,000 related to interest income earned by Stapleton Land II, LLC on the Residual Interest Tax-Exempt Securities Receipts (“RITES”) and the collateral which were redeemed in July, 2005 (see “Financing Arrangements” section); and
•	Decrease of $362,000 related to interest income earned by Stapleton Land, LLC’s other financing arrangements.
The balance of the remaining increase in interest and other income of approximately $6,621,000 was due to other general investing activities.
Interest and other income was $27,595,000 for the year ended January 31, 2006 compared to $42,928,000 for the year ended January 31, 2005 representing a decrease of $15,333,000. This decrease was primarily the result of the following:
•	Land Development Group
•	Decrease of $25,262,000 related to the recognition of income on Stapleton Land, LLC’s retained interest in a trust holding bonds of $145,000,000. As the bonds were successfully removed from the trust, Stapleton Land, LLC recognized $25,262,000 of interest income during the year ended January 31, 2005. Of this amount, $22,870,000 was recognized in other comprehensive income, but deferred under the cost recovery method, until 2004 upon receipt of the proceeds. Stapleton Land, LLC is not obligated to pay, nor is it entitled to, any further amounts related to this retained interest; and

•	Decrease of $408,000 related to interest income earned by Stapleton Land II, LLC on the RITES and the collateral.
These decreases were partially offset by the following increases:

•	Land Development Group
•	Increase of $516,000 related to interest income earned by Stapleton Land II, LLC on the collateral and the 1% fee related to an agreement on the Senior Subordinate Bonds;

•	Increase of $5,618,000 related to changes in the fair value of a derivative held by Stapleton Land, LLC on the DURA bonds;

•	Increase of $2,546,000 related to interest income and changes in the fair value of a derivative held by Stapleton Land, LLC on an interest rate swap related to the $75,000,000 TIF bonds; and

•	Increase of $466,000 related to interest income earned by Stapleton Land, LLC’s other financing arrangements.
•	Corporate Activities
•	Increase of $1,543,000 which primarily relates to additional cash investments generated from the issuance of $150,000,000 6.50% senior notes in January 2005.
The balance of the remaining decrease of approximately $352,000 was due to other general investing activities.
Equity in Earnings of Unconsolidated Entities
Equity in earnings of unconsolidated entities was $48,542,000 for the year ended January 31, 2007 compared to $55,201,000 for the year ended January 31, 2006, representing a decrease of $6,659,000. This decrease was primarily the result of the following activities that occurred within our equity method investments:
•	Commercial Group
•	Decrease of $13,145,000 related to our portion of the 2005 gain on disposition of Showcase, a specialty retail center located in Las Vegas, Nevada.
•	Residential Group
•	Decrease of $5,352,000 related to our portion of the 2005 gain on disposition of Colony Place, an apartment community located in Fort Myers, Florida; and

•	Decrease of $2,526,000 related to our portion of the 2005 gain on disposition of Flower Park Plaza, an apartment community located in Santa Ana, California.
•	Land Development Group
•	Decrease of $11,130,000 related to decreased land sales at Grass Farms, located in Manatee County, Florida; and

•	Decrease of $5,224,000 related to decreased land sales at Central Station, located in Chicago, Illinois.
These decreases were partially offset by the following increases:
•	Commercial Group
•	Increase of $7,662,000 related to our portion of the 2006 gain on disposition of Midtown Plaza, a specialty retail center located in Parma, Ohio; and

•	Increase of $2,555,000 related to increased Commercial Group sales of land, outlots and development projects primarily at Victor Village, located in Victorville, California and Charleston Mall, located in Charleston, West Virginia.
•	The Nets
•	Increase of $9,831,000 due to lower pre-tax loss related to our equity investment in the Nets.
•	Land Development Group
•	Increase of $10,657,000 related to increased land sales at Sweetwater Ranch, located in Austin, Texas; and

•	Increase of $4,197,000 related to increased land sales in Mayfield Village, Ohio.
The balance of the remaining decrease of $4,184,000 was due to fluctuations in the operations of equity method investments.
Equity in earnings of unconsolidated entities was $55,201,000 for the year ended January 31, 2006 compared to $54,392,000 for the year ended January 31, 2005, representing an increase of $809,000. This increase was primarily the result of the following activities that occurred within our equity method investments:
•	Commercial Group
•	Increase of $13,145,000 related to our portion of the gain on disposition of Showcase.
•	Residential Group
•	Increase of $5,352,000 related to our portion of the gain on disposition of Colony Place; and

•	Increase of $2,526,000 related to our portion of the gain on disposition of Flower Park Plaza.
•	Land Development Group
•	Increase of $11,416,000 related to increased land sales at Central Station;

•	Increase of $10,566,000 related to increased land sales at Grass Farms; and

•	Increase of $3,528,000 related to increased land sales at Gladden Farms, located in Marana, Arizona.
These increases were partially offset by the following decreases:
•	Commercial Group
•	Decrease of $31,996,000 related to our portion of the gains on disposition of Chapel Hill Mall, a regional mall located in Akron, Ohio, Chapel Hill Suburban, a specialty retail center located in Akron, Ohio, and Manhattan Town Center, a regional mall located in Manhattan, Kansas, that occurred in 2004.
•	The Nets
•	Decrease of $13,645,000 due to the pre-tax loss related to our equity investment in the Nets.
The balance of the remaining decrease of approximately $83,000 was due to fluctuations in the operations of equity method investments.
Amortization of Mortgage Procurement Costs
Mortgage procurement costs are amortized on a straight-line basis over the life of the related nonrecourse mortgage debt, which approximates the effective interest method. For the years ended January 31, 2007, 2006 and 2005, we recorded amortization of mortgage procurement costs of $10,710,000, $9,888,000 and $10,290,000, respectively. Amortization of mortgage procurement costs increased $822,000 for the year ended January 31, 2007 compared to the same period in the prior year. Amortization of mortgage procurement costs decreased $402,000 for the year ended January 31, 2006 compared to the same period in the prior year.
Loss on Early Extinguishment of Debt
For the years ended January 31, 2007, 2006 and 2005, we recorded $2,175,000, $5,181,000 and $4,734,000, respectively, as loss on early extinguishment of debt. For the year ended January 31, 2007, the loss primarily represents the early extinguishment of a construction loan at Simi Valley Town Center, a retail center located in Simi Valley, California, in order to obtain permanent financing and the early extingishment of other borrowings at 101 San Fernando, an apartment community located in San Jose, California. For the year ended January 31, 2006, the loss primarily represents the impact of early extinguishment of nonrecourse mortgage debt at One MetroTech Center and Ten MetroTech Center, office buildings located in Brooklyn, New York, and Sterling Glen of Ryebrook, a 166-unit supported living residential community located in Ryebrook, New York, in order to secure more favorable financing terms. For the year ended January 31, 2005, the loss primarily represents the impact of early extinguishment of nonrecourse mortgage debt in order to secure more favorable financing terms at Victoria Gardens and Mall at Stonecrest, retail centers located in Rancho Cucamonga, California, and Atlanta, Georgia, respectively, and 2 Hanson Place, an office building located in Brooklyn, New York.

The following table summarizes early extinguishment of debt included in discontinued operations.

		Years Ended January 31,
		2007	2006	2005
		(in thousands)
Embassy Suites Hotel	Manhattan, New York	$—	$2,369	$—
Enclave	San Jose, California	—	948	—
Ranchstone	Denver, Colorado	—	565	—
Cherrywood Village	Denver, Colorado	—	546	—
Hilton Times Square	Manhattan, New York	—	510	—
Sterling Glen of Stamford	Stamford, Connecticut	—	73	—
Sterling Glen of Darien	Darien, Connecticut	—	46	—
Bridgewater	Hampton, Virginia	—	—	1,557
Trellis at Lee’s Mill	Newport News, Virginia	—	—	624
Providence at Palm Harbor	Tampa, Florida	—	—	301
Woodlake	Silver Spring, Maryland	—	—	238
Regency Towers	Jackson, New Jersey	—	—	157
Battery Park City Retail	Manhattan, New York	—	—	38
Mount Vernon Square	Alexandria, Virginia	—	(254)	9

Total		$—	$4,803	$2,924

Provision for Decline in Real Estate
We review our real estate portfolio to determine if our carrying costs will be recovered from future undiscounted cash flows whenever events or changes indicate that recoverability of long-lived assets may not be assured. In cases where we do not expect to recover our carrying costs, an impairment loss is recorded as a provision for decline in real estate for assets in our real estate portfolio pursuant to the guidance established in SFAS No. 144.
We recorded a provision for decline in real estate of $1,923,000, $3,274,000 and $-0- for the years ended January 31, 2007, 2006 and 2005, respectively. For the year ended January 31, 2007, we recorded a provision for decline in real estate of $1,923,000 related to Saddle Rock Village, a 354,000 square-foot Commercial specialty retail center and its adjacent outlots located in Aurora, Colorado. For the year ended January 31, 2006, we recorded a provision for decline in real estate in the Land Development Group of $1,330,000 related to Rockport Square, a 174,000 square-foot residential and retail development project located in Lakewood, Ohio, a provision of $1,500,000 related to the Ritz Carlton, a 206 room Commercial hotel located in Cleveland, Ohio, a provision of $256,000 related to Syracuse Village, an affordable housing community located in Denver, Colorado and a provision of $188,000 related to Kline’s Farm, a 378 acre planned residential community located in Girard, Ohio. These provisions represent a write down to the estimated fair value, less cost to sell due to a change in events, such as an offer to purchase, related to the estimated future cash flows of these properties.
Depreciation and Amortization
We recorded depreciation and amortization of $176,815,000, $158,704,000 and $140,474,000 for the years ended January 31, 2007, 2006 and 2005, respectively. Depreciation and amortization increased $18,111,000 and $18,230,000 for the years ended January 31, 2007 and 2006, respectively, compared to same periods in the prior years. These increases are primarily attributable to acquisitions, new property openings and amortization of intangible assets related to acquired contracts in military housing projects. For the years ended January 31, 2007, 2006 and 2005, we recorded $6,218,000, $1,073,000 and $164,000, respectively, of amortization expense related to the intangible assets associated with military housing.
Income Taxes
Income tax expense totaled $34,728,000, $27,667,000 and $40,433,000 for the years ended January 31, 2007, 2006 and 2005, respectively. The variation in income tax expense reflected in the Consolidated Statements of Earnings for the year ended January 31, 2007 versus the income tax expense computed at the statutory federal income tax rate is primarily attributable to state income taxes and various permanent differences between pre-tax GAAP income and taxable income. At January 31, 2007, we had a net operating loss carryforward for tax purposes of $90,825,000 (generated primarily from the impact on our net earnings of tax depreciation expense from real estate properties) that will expire in the years ending January 31, 2022 through January 31, 2027, a charitable contribution deduction carryforward of $37,942,000 that will expire in the years ending January 31, 2008 through January 31, 2012, general business credit carryovers of $12,865,000 that will expire in the years ending January 31, 2008 through 2027 and an alternative minimum tax (“AMT”) credit carryforward of $27,067,000 that is available until used to reduce Federal tax to the AMT amount. We have a full valuation allowance against the deferred tax asset associated with our charitable contributions because management believes at this time it is more likely than not that we will not realize these benefits. Our policy is to consider a variety of tax-deferral strategies, including tax deferred exchanges, when evaluating our future tax position.

On June 30, 2005, the State of Ohio enacted a tax law change that replaced the Ohio income-based franchise tax and the Ohio personal property tax with a commercial activity tax. As a result of the State of Ohio tax law change, there was a decrease in our effective state tax rate. The impact of the tax rate change of approximately $10,000,000 is reflected as a deferred tax benefit in the Consolidated Statements of Earnings for the year ended January 31, 2006 and as a reduction of the cumulative deferred tax liability. The effective tax rate reflected on our financial statements for the years ended January 31, 2007, 2006 and 2005 fluctuated primarily due to permanent differences between book and taxable income and the impact of the tax rate change in the State of Ohio discussed above.
Discontinued Operations
Pursuant to the definition of a component of an entity in SFAS No. 144, all earnings of discontinued operations sold or held for sale, assuming no significant continuing involvement, have been reclassified in the Consolidated Statements of Earnings for the years ended January 31, 2007, 2006 and 2005. We anticipate reinvesting the capital proceeds from these dispositions as further described in the Financial Condition and Liquidity Section of the MD&A on page 24.
We consider assets as held for sale when the transaction has been approved and there are no significant contingencies related to the sale that may prevent the transaction from closing. There were no properties classified as held for sale as of January 31, 2007. Summarized financial information for Hilton Times Square Hotel’s assets, liabilities and minority interest that were held for sale as of January 31, 2006 were as follows:

January 31,
2006
(in thousands)
Assets
Real estate	$101,374
Cash and equivalents	2,854
Restricted cash	2,808
Notes and accounts receivable, net	3,154
Other assets	3,030

Total Assets	$113,220

Liabilities
Mortgage debt, nonrecourse	$81,133
Notes payable	15,000
Accounts payable and accrued expenses	14,421

Total Liabilities	110,554

Minority interest	3,843

Total Liabilities and Minority Interest	$114,397

Discontinued operations have been updated to include rental properties reported as discontinued operations subsequent to January 31, 2007 and are summarized along with previously discontinued operations in the table below.

		Square Feet/	Quarter/	Year	Year	Year
		Number	Year	Ended	Ended	Ended
Property	Location	of Units	Disposed	1/31/2007	1/31/2006	1/31/2005

Commercial Group:
Battery Park City Retail	Manhattan, New York	166,000 square feet	Q3-2006	Yes	Yes	Yes
Embassy Suites Hotel	Manhattan, New York	463 rooms	Q3-2006	Yes	Yes	Yes
G Street Retail	Philadelphia, Pennsylvania	13,000 square feet	Q1-2006	Yes	Yes	Yes
Hilton Times Square	Manhattan, New York	444 rooms	Q1-2006	Yes	Yes	Yes
Flatbush Avenue	Brooklyn, New York	142,000 square feet	Q3-2004	—	—	Yes
Pavilion	San Jose, California	250,000 square feet	Q3-2004	—	—	Yes
Hunting Park	Philadelphia, Pennsylvania	125,000 square feet	Q2-2004	—	—	Yes

Residential Group:
Sterling Glen of Lynbrook	Lynbrook, New York	100 units	Est. Q1-2008	Yes	Yes	Yes
Sterling Glen of Bayshore	Bayshore, New York	85 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Center City	Philadelphia, Pennsylvania	135 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Darien	Darien, Connecticut	80 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Forest Hills	Forest Hills, New York	83 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Plainview	Plainview, New York	79 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Stamford	Stamford, Connecticut	165 units	Q2-2007	Yes	Yes	Yes
Mount Vernon Square	Alexandria, Virginia	1,387 units	Q4-2006	Yes	Yes	Yes
Providence at Palm Harbor	Tampa, Florida	236 units	Q2-2006	Yes	Yes	Yes
Enclave	San Jose, California	637 units	Q4-2005	—	Yes	Yes
Cherrywood Village	Denver, Colorado	360 units	Q3-2005	—	Yes	Yes
Ranchstone	Denver, Colorado	368 units	Q3-2005	—	Yes	Yes
Arboretum Place	Newport News, Virginia	184 units	Q4-2004	—	—	Yes
Bridgewater	Hampton, Virginia	216 units	Q4-2004	—	—	Yes
Colony Woods	Bellevue, Washington	396 units	Q4-2004	—	—	Yes
Silver Hill	Newport News, Virginia	153 units	Q4-2004	—	—	Yes
Trellis at Lee’s Mill	Newport News, Virginia	176 units	Q4-2004	—	—	Yes
Regency Towers	Jackson, New Jersey	372 units	Q3-2004	—	—	Yes
Woodlake	Silver Spring, Maryland	534 units	Q1-2004	—	—	Yes
Subsequent to January 31, 2007, we disposed of six and leased one supported-living apartment properties under the Sterling Glen brand, as listed in the table above.
The leased property, Sterling Glen of Lynbrook, is being operated by the purchaser under a short-term lease. This property is presented as discontinued operations as the terms of the lease meet the qualifications of assets held for sale under SFAS No. 144.
In addition, our Lumber Group strategic business unit was included in discontinued operations for the year ended January 31, 2005. Lumber Group was a lumber wholesaler that was sold to its employees on November 12, 2004. Also included in discontinued operations is Babin Building Centers, Inc. (“Babin”), a division of Lumber Group, which was sold in July 2004. Babin sold building materials to the new construction industry and to home remodelers.
Substantially all of the assets of the Lumber Group were sold for $39,085,902, $35,000,000 of which was paid in cash at closing. Pursuant to the terms of a note receivable with a 6% interest rate from the buyer, the remaining purchase price will be paid in four annual installments which commenced November 12, 2006. During the year ended January 31, 2005, we reported a gain on disposition of this segment of $20,920,000 ($11,501,000, net of tax) net of $1,093,000 loss related to the sale of Babin. We have deferred a gain of $4,085,902 (approximately $2,400,000, net of tax) relating to the note receivable due, in part, to the subordination to the buyer’s senior financing. The gain and interest income is recognized as the note receivable principal and interest are collected. During the year ended January 31, 2007, we received the first annual installment of $1,250,000, which includes $760,000 ($466,000, net of tax) of the deferred gain and $490,000 of interest income which is included in continuing operations.

The operating results related to discontinued operations were as follows:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Revenues	$110,300	$171,133	$282,358

Expenses
Operating expenses	76,349	122,232	215,257
Depreciation and amortization	9,894	22,666	24,885
Provision for decline in real estate	—	4,600	—

	86,243	149,498	240,142

Interest expense	(20,929)	(31,956)	(37,222)
Amortization of mortgage procurement costs	(477)	(3,362)	(4,143)
Loss on early extinguishment of debt	—	(4,803)	(2,924)

Interest income	2,333	841	2,671
Gain on disposition of rental properties and Lumber Group (see page 23)	351,861	43,198	92,245

Earnings before income taxes	356,845	25,553	92,843

Income tax expense (benefit)
Current	12,929	(7,178)	11,226
Deferred	79,336	17,055	26,333

	92,265	9,877	37,559

Earnings before minority interest	264,580	15,676	55,284

Minority interest, net of tax
Gain on disposition of rental properties	118,009	—	3,680
Operating earnings (loss) from rental properties	62	5	(64)

	118,071	5	3,616

Net earnings from discontinued operations	$146,509	$15,671	$51,668

Gain on Disposition of Rental Properties and Lumber Group
The following table summarizes the gain on disposition of rental properties and Lumber Group, before tax and minority interest, for the years ended January 31, 2007, 2006 and 2005:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)
Discontinued Operations:
Hilton Times Square Hotel (2)	$135,945	$—	$—
Embassy Suites Hotel (2)	117,606	—	—
Mount Vernon Square (Apartments) (2)	63,881	—	—
Battery Park City (Retail) (2)	25,888	—	—
Providence at Palm Harbor (Apartments) (2)	7,342	—	—
G Street Retail (Specialty Retail Center)	439	—	—
Enclave (Apartments) (2)	—	33,722	—
Ranchstone (Apartments) (2)	—	5,079	—
Cherrywood Village (Apartments) (2)	—	4,397	—
Regency Towers (Apartments) (2)	—	—	25,390
Lumber Group (1)	760	—	20,920
Woodlake (Apartments) (2)	—	—	19,499
Bridgewater (Apartments)	—	—	7,161
Colony Woods (Apartments) (2)	—	—	5,193
Pavilion (Office Building)	—	—	4,222
Trellis at Lee’s Mill (Apartments)	—	—	3,444
Hunting Park (Specialty Retail Center)	—	—	2,176
Flatbush Avenue (Specialty Retail Center) (2)	—	—	2,060
Arboretum (Apartments)	—	—	2,047
Silver Hill (Apartments)	—	—	133

Total	$351,861	$43,198	$92,245

(1)	Net of $1,093 loss on the disposition of Babin Building Centers, Inc. for the year ended January 31, 2005.

(2)	We elected to deposit the sales proceeds with a qualified intermediary for purposes of acquiring replacement assets under Section 1031 of the Internal Revenue Code.
Investments accounted for on the equity method are not subject to the provisions of SFAS No. 144, therefore the gains or losses on the sales of equity method properties are reported in continuing operations when sold. The following table summarizes the Company’s proportionate share of gains on disposition of equity method investments during the years ended January 31, 2007, 2006 and 2005, which are included in equity in earnings of unconsolidated entities in the Consolidated Statements of Earnings:

		Years Ended January 31,
		2007	2006	2005
		(in thousands)

Midtown Plaza (Specialty Retail Center)	Parma, Ohio	$7,662	$—	$—
Showcase (Specialty Retail Center)	Las Vegas, Nevada	—	13,145	—
Colony Place (Apartments)	Fort Myers, Florida	—	5,352	—
Flower Park Plaza (Apartments)	Santa Ana, California	—	2,526	—
Chapel Hill Mall (Regional Mall)	Akron, Ohio	—	—	27,943
Manhattan Town Center Mall (Regional Mall)	Manhattan, Kansas	—	—	3,138
Chapel Hill Suburban (Specialty Retail Center)	Akron, Ohio	—	—	915

Total		$7,662	$21,023	$31,996

Cumulative Effect of Change in Accounting Principle
For the year ended January 31, 2005, we recorded a charge for the cumulative effect of change in accounting principle in accordance with FIN No. 46 (R) which has resulted in a reduction of net earnings of $18,628,000 ($11,261,00, net of tax). This charge consisted primarily of accumulated depreciation and amortization expense, net of minority interest, of the newly-consolidated VIEs which were previously accounted for on the cost method. See the “Variable Interest Entities” section of the MD&A for further information.
The overall impact resulting from the adoption of FIN No. 46 (R) to the Commercial Group was a pre-tax charge of $789,000 from the consolidation of a development project located in Las Vegas, Nevada that was previously accounted for under the equity method of accounting.
The overall impact resulting from the adoption of FIN No. 46 (R) to the Residential Group was a pre-tax charge of $17,839,000. The following summarizes the key components of the impact of the adoption of FIN No. 46 (R):
•	Cumulative effect of $4,403,000 resulting from us being deemed the primary beneficiary in VIEs that hold notes payable to the Residential Group and have equity method investments in 16 properties that are subsidized by the U.S. Department of Housing and Urban Development. Our investments were previously accounted for under the cost method;

•	Cumulative effect of $3,801,000 resulting from us being deemed the primary beneficiary in a VIE that holds a note payable to the Residential Group and has an equity method investment in Millender Center, a mixed-use residential, office and retail complex in Detroit, Michigan. Our investment was previously accounted for under the cost method;

•	Cumulative effect of $3,301,000 resulting from us being deemed the primary beneficiary in a VIE that holds a note payable to the Residential Group and has an equity method investment in 101 San Fernando, a residential community in San Jose, California. Our investment was previously accounted for under the equity method; and

•	Cumulative effect of $6,334,000 resulting from us being deemed the primary beneficiary in a VIE, Queenswood, a residential community in Corona, New York. Our investment was previously accounted for under the equity method.
FINANCIAL CONDITION AND LIQUIDITY
We believe that our sources of liquidity and capital are adequate to meet our funding obligations. Our principal sources of funds are cash provided by operations, the bank revolving credit facility, refinancings of nonrecourse mortgage debt, dispositions of mature properties and proceeds from the issuance of senior notes. Our principal use of funds are the financing of development and acquisitions of real estate projects, capital expenditures for our existing portfolio, payments on nonrecourse mortgage debt, payments on our bank revolving credit facility and retirement of senior notes previously issued. The discussion below under Bank Revolving Credit Facility and Senior and Subordinated Debt outline recent events that have significantly enhanced our liquidity and financial flexibility which will be important in our efforts to continue to develop and acquire quality real estate assets.
Effective December 1, 2005, the Securities and Exchange Commission (“SEC”) adopted new rules which substantially modify the registration, communications and offering procedures under the Securities Act of 1933. These new rules streamline the shelf registration process for “well-known seasoned issuers” (“WKSI”) by allowing them to file shelf registration statements that automatically become effective. Based upon the criteria set forth in the new rules, we have determined that we are a WKSI as of January 31, 2007. In the meantime, we may still issue securities under our existing shelf registration statement described below.
Bank Revolving Credit Facility
The bank revolving credit facility as amended June 30, 2006 provides, among other things, for 1) an increase of $150,000,000 in available borrowings up to $600,000,000; 2) at our election, interest rates of 1.75% over the London Interbank Offered Rate (“LIBOR”) or 1/2% over the prime rate (we generally elect 1.75% over LIBOR); 3) a maturity date of March 2009; 4) maintenance of debt service coverage ratios and specified levels of net worth (as defined in the credit facility); 5) dividend and stock repurchase limitation of $40,000,000 per annual period; and 6) the ability to use up to $100,000,000 of available borrowings for letters of credit or surety bonds. On October 3, 2006, the bank revolving credit facility was further amended to provide us the ability to repurchase shares of outstanding Class A common stock using proceeds from the issuance of the 3.625% Puttable Equity-Linked Senior Notes (as described below) in an aggregate amount not to exceed $50,000,000. There were $72,324,000 and $67,071,000 in letters of credit and $-0- in surety bonds outstanding at January 31, 2007 and 2006, respectively.
As of January 31, 2006 and until June 30, 2006, the bank revolving credit facility provided for borrowings of up to $450,000,000 with a $100,000,000 accordion provision subject to bank approval. The revolving credit facility also provided for interest rates, at our election, of 1.95% over LIBOR or 1/2% over the prime rate and an annual dividend and stock repurchase limitation of $30,000,000. Other terms of the facility were similar to our current arrangement.

At January 31, 2007, retained earnings of $19,462,000 were available for payment of dividends. Under the amended credit facility, this limitation will be reset each March 22 to $40,000,000.
The outstanding balance of the revolving credit facility was $-0- and $82,500,000 at January 31, 2007 and 2006, respectively.
Interest incurred and paid on the bank revolving credit facility was as follows:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Interest incurred	$6,676	$3,688	$4,906
Interest paid	$7,867	$3,746	$5,164
Senior and Subordinated Debt
Our Senior and Subordinated Debt is comprised of the following:

	January 31,
	2007	2006
	(in thousands)

3.625% Puttable Equity-Linked Senior Notes due 2011	$287,500	$—

Other Senior Notes:
7.625% Senior Notes due 2015	300,000	300,000
6.500% Senior Notes due 2017	150,000	150,000
7.375% Senior Notes due 2034	100,000	100,000

Total Senior Notes	837,500	550,000

Subordinated Debt:
Redevelopment Bonds due 2010	20,400	20,400
Subordinate Tax Revenue Bonds due 2013	29,000	29,000

Total Subordinated Debt	49,400	49,400

Total Senior and Subordinated Debt	$886,900	$599,400

Puttable Equity-Linked Senior Notes
On October 10, 2006, we issued $287,500,000 of 3.625% puttable equity-linked senior notes due October 15, 2011 in a private placement. The proceeds from this offering (net of approximately $25,000,000 of offering costs, underwriting fees and the cost of the puttable note hedge and warrant transactions described below) were used to repurchase $24,962,000 of our Class A common stock, to repay the outstanding balance of $190,000,000 under our bank revolving credit facility (see above) and for general working capital purposes. The notes were issued at par and accrued interest is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2007. We may not redeem these notes prior to maturity. The notes are unsecured unsubordinated obligations and rank equally with all other unsecured and unsubordinated indebtedness.
Holders may put their notes to us at their option on any day prior to the close of business on the scheduled trading day immediately preceding July 15, 2011 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our Class A common stock and the put value rate (as defined) on each such day; (2) during any fiscal quarter after the fiscal quarter ending January 31, 2007, if the last reported sale price of our Class A common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the applicable put value price in effect on the last trading day of the immediately preceding fiscal quarter; or (3) upon the occurrence of specified corporate events as set forth in the applicable indenture. On and after July 15, 2011 until the close of business on the scheduled trading day immediately preceding the maturity date, holders may put their notes to us at any time, regardless of the foregoing circumstances. In addition, upon a change in control, as defined, the holders may require us to purchase for cash all or a portion of their notes for 100% of the principal amount of the notes plus accrued and unpaid interest, if any, plus a number of additional make-whole shares of our Class A common stock, as set forth in the applicable indenture.

If a note is put to us, a holder would receive (i) cash equal to the lesser of the principal amount of the note or the put value and (ii) to the extent the put value exceeds the principal amount of the note, shares of our Class A common stock, cash, or a combination of Class A common stock and cash, at our option. The initial put value rate will be 15.0631 shares of Class A common stock per $1,000 principal amount of notes (equivalent to a put value price of $66.39 per share of Class A common stock). The put value rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change,” as defined, occurs prior to the maturity date, we will in some cases increase the put value rate for a holder that elects to put its notes to us.
We entered into a registration rights agreement that required a shelf registration statement to be filed within 90 days and declared effective under the United States Securities Act of 1933 (“Securities Act”) within 180 days after October 10, 2006. We filed a shelf registration statement for the resale of the notes and the Class A common stock issuable upon our exercise of the net share settlement option under the Securities Act on January 4, 2007 and it was immediately effective due to our status as a WKSI. We will use our best efforts to keep the shelf registration statement effective until the earliest of: (1) the date all of the registrable securities have been sold pursuant to the shelf registration statement; (2) the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision; or (3) two years from the date the shelf registration statement is declared effective. We refer to each of the following as an effective failure: (1) the shelf registration statement ceases to be effective, or (2) we suspend the use of the prospectus or the holders are otherwise prevented or restricted by us from effecting sales pursuant to the shelf registration statement, and either continues for more than 30 days, whether or not consecutive, in any 90-day period, or for more than 90 days, whether or not consecutive, during any 12-month period.
Upon the occurrence of an effective failure, we will be required to pay additional amounts, in cash, to holders of the notes. Such additional amounts will accrue on the notes that are registrable securities, from and including the day following the effective failure to but excluding, the earlier of the time such holders are again able to make resales under the shelf registration statement and the date the shelf registration statement is no longer required to be kept effective. Additional amounts will be paid semiannually in arrears on each April 15 and October 15 and will accrue at a rate per annum equal to 0.25% for the first 90 days after the occurrence of the event and 0.50% after the first 90 days. In no event will additional amounts exceed 0.50% per annum. The maximum potential additional amounts that could be required to be paid by us is approximately $2,674,000 for the two year period in which the shelf registration is required to be effective. At January 31, 2007, we, in accordance with FASB Statement No. 5, “Accounting for Contingencies”, have concluded that it is not probable we will be required to pay additional amounts as a result of an effective failure.
Concurrent with the issuance of the notes, we purchased a call option on our Class A common stock in a private transaction. The purchased call option allows us to receive shares of our Class A common stock and/or cash from counterparties equal to the amounts of Class A common stock and/or cash related to the excess put value that we would pay to the holders of the notes if put to us. These purchased call options will terminate upon the earlier of the maturity dates of the notes or the first day all of the notes are no longer outstanding due to a put or otherwise. The purchased call options, which cost an aggregate $45,885,000 ($28,155,000 net of the related tax benefit), were recorded net of tax as a reduction of shareholders’ equity through additional paid-in capital. In a separate transaction, we sold warrants to issue shares of our Class A common stock at an exercise price of $74.35 per share in a private transaction. If the average price of our Class A common stock during a defined period ending on or about the respective settlement dates exceeds the exercise price of the warrants, the warrants will be settled in shares of our Class A common stock. Proceeds received from the issuance of the warrants totaled approximately $28,923,000 and were recorded as an addition to shareholders’ equity through additional paid-in capital.
Other Senior Notes
Along with our wholly-owned subsidiaries, Forest City Enterprises Capital Trust I (“Trust I”) and Forest City Enterprises Capital Trust II (“Trust II”), we filed an amended shelf registration statement with the SEC on May 24, 2002. This shelf registration statement amended the registration statement previously filed with the SEC in December 1997. This registration statement is intended to provide us flexibility to raise funds from the offering of Class A common stock, preferred stock, depositary shares and a variety of debt securities, warrants and other securities. Trust I and Trust II have not issued securities to date and, if issued, would represent the sole net assets of the trusts. We have $292,180,000 available under our shelf registration at January 31, 2007.
On May 19, 2003, we issued $300,000,000 of 7.625% senior notes due June 1, 2015 in a public offering under our shelf registration statement. The proceeds from this offering (net of $8,151,000 of offering costs) were used to redeem all of the outstanding 8.5% senior notes originally due in 2008 at a redemption price equal to 104.25%, or $208,500,000. The remaining proceeds were used to repay the balance outstanding under our previous credit facility and for general working capital purposes. Accrued interest is payable semi-annually on December 1 and June 1. These senior notes may be redeemed by us, at any time on or after June 1, 2008 at a redemption price of 103.813% beginning June 1, 2008 and systematically reduced to 100% in years thereafter. However, if we completed one or more public equity offerings prior to June 1, 2006, up to 35% of the original principal amount of the notes may have been redeemed using all or a portion of the net proceeds within 75 days of the completion of the public equity offering at 107.625% of the principal amount of the notes. As there were no public equity offerings completed prior to June 1, 2006, we did not redeem the original principal amount of any of the notes.
On January 25, 2005, we issued $150,000,000 of 6.500% senior notes due February 1, 2017 in a public offering under our shelf registration statement. The proceeds from this offering (net of $4,185,000 of offering costs) were used to repay the outstanding balance under our bank revolving credit facility and for general working capital purposes. Accrued interest is payable semi-annually on February 1 and August 1, commencing on August 1, 2005. These senior notes may be redeemed by us, at any time on or after February 1, 2010 at a redemption price of 103.250% beginning February 1, 2010 and systematically reduced to 100% in the years thereafter. However, if we complete one or more public equity offerings prior to February 1, 2008, up to 35% of the original principal amount of the notes may be redeemed using all or a portion of the net proceeds within 75 days of the completion of the public equity offering at 106.50% of the principal amount of the notes.
On February 10, 2004, we issued $100,000,000 of 7.375% senior notes due February 1, 2034 in a public offering under our shelf registration statement. The proceeds from this offering (net of $3,808,000 of offering costs) were used to repay the outstanding term loan balance of $56,250,000 under our previous credit facility and for general working capital purposes. Accrued interest is payable quarterly on February 1, May 1, August 1, and November 1. These senior notes may be redeemed by us, in whole or in part, at any time on or after February 10, 2009 at a redemption price equal to 100% of their principal amount plus accrued interest.
Our senior notes are unsecured senior obligations and rank equally with all existing and future unsecured indebtedness; however, they are effectively subordinated to all existing and future secured indebtedness and other liabilities of our subsidiaries to the extent of the value of the collateral securing such other debt, including our bank revolving credit facility. The indentures governing our senior notes contain covenants providing, among other things, limitations on incurring additional debt and payment of dividends.
Subordinated Debt
In November 2000, we issued $20,400,000 of redevelopment bonds in a private placement. The bonds bear a fixed interest rate of 8.25% and are due September 15, 2010. We have entered into a total rate of return swap (“TRS”) for the benefit of these bonds that expires on September 15, 2008. Under this TRS, we receive a rate of 8.25% and pay the Bond Market Association (“BMA”) rate plus a spread (1.15% through September 2006 and 0.90% thereafter). Interest is payable semi-annually on March 15 and September 15. This debt is unsecured and subordinated to the senior notes and the bank revolving credit facility.
In May 2003, we purchased $29,000,000 of subordinate tax revenue bonds that were contemporaneously transferred to a custodian, which in turn issued custodial receipts that represent ownership in the bonds to unrelated third parties. We evaluated the transfer pursuant to the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS No. 140”), and have determined that the transfer does not qualify for sale accounting treatment principally because we have guaranteed the payment of principal and interest in the unlikely event that there is insufficient tax revenue to support the bonds when the custodial receipts are subject to mandatory tender on December 1, 2013. As such, we are the primary beneficiary of this VIE (see the “Variable Interest Entities” section of the MD&A) and the book value (which approximates amortized costs) of the bonds was recorded as a collateralized borrowing reported as senior and subordinated debt and as held-to-maturity securities reported as other assets in the Consolidated Balance Sheets.
The following table summarizes interest incurred and paid on senior and subordinated debt.

	Years Ended January 31,
	2007	2006	2005
	(in thousands)
Interest incurred	$44,896	$41,845	$31,749
Interest paid	$41,683	$36,971	$29,905
Financing Arrangements
Collateralized Borrowings
In 2001, Stapleton Land, LLC purchased $75,000,000 in TIF bonds and $70,000,000 in revenue bonds (for an aggregate of $145,000,000, collectively the “Bonds”) from the Park Creek Metropolitan District (the “District”). The Bonds were immediately sold to Lehman Brothers, Inc. (“Lehman”) and were subsequently acquired by a qualified special purpose entity (the “Trust”), which in turn issued trust certificates to third parties. The District had a call option on the revenue bonds that began in August 2003 and had a call option on the TIF bonds that began in August 2004. In the event the Bonds were not removed from the Trust, Stapleton Land, LLC had the obligation to repurchase the Bonds from the Trust. Upon removal of the Bonds from the Trust, Stapleton Land, LLC was entitled to the difference between the interest paid on the Bonds and the cumulative interest paid to the certificate holders less trustee fees, remarketing fees and credit enhancement fees (the “Retained Interest”).
We assessed our transfer of the Bonds to Lehman at inception and determined that it qualified for sale accounting treatment pursuant to the provisions of SFAS No. 140 because we did not maintain control over the Trust and the Bonds were legally isolated from our creditors. At inception, the Retained Interest had no determinable fair value as the cash flows were not practical to estimate because of the uncertain nature of the tax base still under development. In accordance with SFAS No. 140, no gain or loss was recognized on the sale of the Bonds to Lehman. As a result, the Retained Interest was recorded at zero with all future income to be recorded under the cost recovery method. We separately assessed the obligation to redeem the Bonds from the Trust pursuant to the provisions of

SFAS No. 140 and concluded the liability was not material. The original principal outstanding under the securitization structure described above was $145,000,000, which was not recorded on the Consolidated Balance Sheets.
We reassessed the fair value and adjusted the amount of the Retained Interest through OCI on a quarterly basis. We measured our Retained Interest in the Trust at its estimated fair value based on the present value of the expected future cash flows, which were determined based on the expected future cash flows from the underlying Bonds and from expected changes in the rates paid to the certificate holders discounted at market yield, which considered the related risk. The difference between the amortized cost of the Retained Interest (approximately zero) and the fair value was recorded, net of the related tax and minority interest, in shareholders’ equity as a change in accumulated OCI. The quarterly fair value calculations were determined based on the application of key assumptions determined at the time of transfer including an estimated weighted average life of two years and a 6.50% residual cash flows discount rate.
In August 2004, the $75,000,000 TIF bonds were defeased and removed from the Trust with the proceeds of a new $75,000,000 bond issue by DURA, and the $70,000,000 revenue bonds, which bear interest at a rate of 8.5%, were removed from the Trust through a third party purchase. Upon removal of the $70,000,000 revenue bonds from the Trust, the third party deposited the bonds into a special-purpose entity (the “Entity”). As the TIF and revenue bonds were successfully removed from the Trust, Stapleton Land, LLC recognized $25,262,000 ($13,745,000 net of tax and minority interest) of interest income for the year ended January 31, 2005 in the Consolidated Statements of Earnings upon receipt of the Retained Interest. Of this amount, the fair value of $22,870,000 ($12,445,000 net of tax and minority interest) was recognized in OCI in previous fiscal years and deferred until August 2004 under the cost recovery method of revenue recognition. The remaining amount of $2,392,000 ($1,300,000 net of tax and minority interest) was earned and recognized during the year ended January 31, 2005. Stapleton Land, LLC is not obligated to pay, nor is entitled to, any further amounts related to this Retained Interest.
Also in August 2004, the Entity issued two types of securities, 1) Puttable Floating Option Tax-Exempt Receipts (“P-FLOATs”), which bear interest at a short-term floating rate as determined by the remarketing agent and 2) Residual Interest Tax-Exempt Securities Receipts (“RITES”), which receive the residual interest from the revenue bonds after the P-FLOAT interest and various program fees have been paid. The P-FLOATs were sold to third parties. Stapleton Land II, LLC, a consolidated affiliate of Stapleton Land, LLC, acquired the RITES for a nominal amount and provided credit enhancement to the trustor of the Entity including an initial collateral contribution of $10,000,000. During the year ended January 31, 2005, we contributed additional net collateral of $2,094,000. We consolidated the collateralized borrowing given our obligation to absorb the majority of the expected losses. The book value (which approximates amortized cost) of the P-FLOATs was reported as nonrecourse mortgage debt until terminated in July 2005. As the bonds were redeemed in July 2005, there are no balances reported for the revenue bonds or collateral at January 31, 2007 and 2006 in the Consolidated Balance Sheets and no amounts are recorded in the Consolidated Statement of Earnings for the year ended January 31, 2007 related to this collateralized borrowing. For the year ended January 31, 2006, we recorded $2,670,000 of interest income and $1,162,000 of interest expense related to this collateralized borrowing in the Consolidated Statement of Earnings. Of the interest income amount, $2,588,000 is interest income on the RITES and $82,000 is interest income on the collateral. For the year ended January 31, 2005, we recorded $3,078,000 of interest income and $1,159,000 of interest expense related to this collateralized borrowing in the Consolidated Statement of Earnings. Of the interest income amount, $2,958,000 is interest income on the RITES and $120,000 is interest income on the collateral.
On July 13, 2005, the District issued $63,000,000 Senior Limited Property Tax Supported Revenue Refunding Bonds (“Senior Limited Bonds”), Series 2005 and $65,000,000 Senior Subordinate Limited Property Tax Supported Revenue Refunding and Improvement Bonds (“Senior Subordinate Bonds”), Series 2005 (collectively, the “2005 Bonds”). Proceeds from the issuance of the 2005 Bonds were used to redeem the $70,000,000 revenue bonds held by the Entity, which were then removed from our Consolidated Balance Sheet. The Entity, in turn, redeemed the outstanding P-FLOATs. As holder of the RITES, Stapleton Land II, LLC was entitled to the remaining capital balances of the Entity after payment of P-FLOAT interest and other program fees. The District used additional proceeds of $30,271,000 to repay developer advances and accrued interest to Stapleton Land, LLC. Stapleton Land II, LLC was refunded $12,060,000 of collateral provided as credit enhancement under this borrowing.
On July 13, 2005, Stapleton Land II, LLC entered into an agreement whereby it will receive a 1% fee on the $65,000,000 Senior Subordinate Bonds described above in exchange for providing certain credit enhancement. In connection with this transaction, Stapleton Land II, LLC provided collateral of approximately $10,000,000 which is recorded as restricted cash in the Consolidated Balance Sheets. For the year ended January 31, 2007, we recorded $1,031,000 of interest income related to this arrangement in the Consolidated Statement of Earnings. Of the interest income amount, $650,000 is fee interest income and $381,000 is interest income on the collateral. For the year ended January 31, 2006, we recorded $516,000 of interest income related to this arrangement in the Consolidated Statement of Earnings. Of the interest income amount, $362,000 is fee interest income and $154,000 is interest income on the collateral. The counterparty to the credit enhancement arrangement also owns the underlying Senior Subordinate Bonds and can exercise its rights requiring payment from Stapleton Land II, LLC upon an event of default of the Senior Subordinate Bonds, a refunding of the Senior Subordinate Bonds, or failure of Stapleton Land II, LLC to post required collateral. The agreement is scheduled to expire on July 1, 2009. The maximum potential amount of payments Stapleton Land II, LLC could be required to make under the agreement is the par value of the Senior Subordinate Bonds. We do not have any rights or obligations to acquire the $65,000,000 Senior Subordinate Bonds under this agreement. At January 31, 2007, the fair value of this agreement, which is deemed to be a derivative financial instrument, was immaterial. Subsequent changes in fair value, if any, will be marked to market through earnings.
On August 16, 2005, the District issued $58,000,000 Junior Subordinated Limited Property Tax Supported Revenue Bonds, Series 2005 (the “Junior Subordinated Bonds”). The Junior Subordinated Bonds initially pay a variable rate of interest. Upon issuance, the Junior Subordinated Bonds were purchased by a third party and the sales proceeds were deposited with a trustee pursuant to the terms of the Series 2005 Investment Agreement. Under the terms of the Series 2005 Investment Agreement, after March 1, 2006, the District may elect to withdraw funds from the trustee for reimbursement for certain qualified infrastructure and interest expenditures (“Qualifying Expenditures”). In the event that funds from the trustee are used for Qualifying Expenditures, a corresponding amount of the Junior Subordinated Bonds converts to an 8.5% fixed rate and matures in December 2037 (“Converted Bonds”). On August 16, 2005, Stapleton Land, LLC entered into a Forward Delivery Placement Agreement (“FDA”) whereby Stapleton Land, LLC is entitled to and obligated to purchase the converted fixed rate Junior Subordinated Bonds through June 2, 2008. Prior to the incurrence of Qualifying Expenditures and the resulting Converted Bonds, Stapleton Land, LLC has no rights or obligations relating to the Junior Subordinated Bonds. In the event the District does not incur Qualifying Expenditures, the Junior Subordinated Bonds will mature on June 2, 2008. During 2006, the District withdrew $20,000,000 of funds from the trustee for reimbursement of certain Qualifying Expenditures. Therefore, a corresponding amount of the Junior Subordinated Bonds became Converted Bonds and were acquired by Stapleton Land, LLC under the terms of the FDA. Stapleton Land, LLC immediately sold the Converted Bonds to investment banks (“Investment Banks”) and simultaneously entered into total rate of return swaps (“TRS”) with a notional amount of $20,000,000. We receive a fixed rate of 8.5% and pays BMA rate plus a spread on the TRS. We determined the sale of the Converted Bonds to the Investment Banks and simultaneous execution of the TRS did not surrender control, and therefore has been recorded as a secured borrowing in the Consolidated Balance Sheet. We have classified the Converted Bonds as available for sale, with unrealized holding gains and losses recorded in accumulated other comprehensive income. The fair value of the Converted Bonds was approximately $20,000,000 at January 31, 2007. For the year ended January 31, 2007, we recorded $508,000 of interest income and $240,000 of interest expense related to the TRS in the Consolidated Statement of Earnings.
Other Financing Arrangements
In May 2004, a third party purchased $200,000,000 in tax increment revenue bonds issued by DURA, with a fixed-rate coupon of 8.0% and maturity date of October 1, 2024, which were used to fund the infrastructure costs associated with phase II of the Stapleton development project. The DURA bonds were transferred to a trust that issued floating rate trust certificates. Stapleton Land, LLC entered into an agreement with the third party to purchase the DURA bonds from the trust if they are not repurchased or remarketed between June 1, 2007 and June 1, 2009. Stapleton Land, LLC will receive a fee upon removal of the DURA bonds from the trust equal to the 8.0% coupon rate, less the BMA index (fixed at 2.85% through June 1, 2007), plus 40 basis points, less all fees and expenses due to the third party (collectively, the “Fee”).
We have concluded that the trust described above is considered a qualified special purpose entity pursuant to the provisions of SFAS No. 140 and thus is excluded from the scope of the FIN No. 46(R). As a result, the DURA bonds and the activity of the trust have not been recorded in the consolidated financial statements. The purchase obligation and the Fee have been accounted for as a derivative with changes in fair value recorded through earnings.
The fair market value of the purchase obligation and the Fee is determined based on the present value of the estimated amount of future cash flows considering possible variations in the amount and/or timing. The fair value of $15,090,000 at January 31, 2007 and $7,244,000 at January 31, 2006 is recorded in other assets in the Consolidated Balance Sheets. For the years ended January 31, 2007, 2006 and 2005 we reported interest income of $7,847,000, $6,431,000 and $813,000, respectively, related to the Fee in the Consolidated Statements of Earnings.
Also in May 2004, Stapleton Land, LLC entered into a TRS and an interest rate swap both with notional amounts of $75,000,000. Stapleton Land, LLC receives a rate of 6.3% and pays BMA plus 60 basis points on the TRS (Stapleton Land, LLC paid BMA plus 160 basis points for the first 6 months under this agreement). On the interest rate swap, Stapleton Land, LLC pays a rate of 2.85% and receives BMA. Stapleton Land, LLC does not hold the underlying borrowings on the TRS. The change in the fair value of the TRS is marked to market through earnings. The fair value of the TRS was $255,000 and $1,100,000 at January 31, 2007 and 2006, respectively.
Stapleton Land, LLC has committed to fund $24,500,000 to the Park Creek Metropolitan District to be used for certain infrastructure projects. The first $4,500,000 is due in August 2007. The remaining balance is due no later than May 2009.

Mortgage Financings
Our primary capital strategy seeks to isolate the financial risk at the property level to maximize returns and reduce risk on and of our equity capital. Our mortgage debt is nonrecourse, including our construction loans. We operate as a C-corporation and retain substantially all of our internally generated cash flows. We recycle this cash flow, together with refinancing and property sale proceeds to fund new development and acquisitions that drive favorable returns for our shareholders. This strategy provides us with the necessary liquidity to take advantage of investment opportunities.
We use taxable and tax-exempt nonrecourse debt for our real estate projects. For those operating projects financed with taxable debt, we generally seek long-term, fixed-rate financing for those real estate project loans which mature within the next 12 months, as well as those real estate projects which are projected to open and achieve stabilized operations during that same time frame. For real estate projects financed with tax-exempt debt, we generally utilize variable-rate debt. For construction loans, we generally pursue variable-rate financings with maturities ranging from two to five years.
We are actively working to extend the maturities and/or refinance the nonrecourse debt that is coming due in 2007 and 2008. During the year ended January 31, 2007, we completed the following financings:

Purpose of Financing	Amount
(in thousands)
Refinancings	$658,033
Development projects — commitment	319,290
Loan extensions/additional fundings	318,616

$1,295,939

Interest Rate Exposure
At January 31, 2007, the composition of nonrecourse mortgage debt was as follows:

		Development		Total
	Operating	and Land		Weighted
	Properties	Projects	Total	Average Rate
	(dollars in thousands)
Fixed (2)	$3,694,323	$36,044	$3,730,367	6.17%
Variable(1)
Taxable	410,987	459,144	870,131	6.84%
Tax-Exempt	647,413	90,461	737,874	4.52%

	$4,752,723	$585,649	$5,338,372	6.05%

Commitment from lenders		$1,123,993

(1)	Taxable variable-rate debt of $870,131 and a portion of tax-exempt variable-rate debt of $737,874 as of January 31, 2007 is protected with swaps and caps described below.

(2)	Fixed-rate debt of $3,730,367 as of January 31, 2007, includes $95,065 of Urban Development Action Grants (“UDAGs”) at 2.07%.
To mitigate short-term variable-interest rate risk, we have purchased interest rate hedges for our mortgage debt portfolio as follows:
Taxable (Priced off of London Interbank Offered Rate (“LIBOR”) Index)

	Caps		Swaps(1)
		Average		Average
Period Covered	Amount	Base Rate	Amount	Base Rate
	(dollars in thousands)
02/01/07-02/01/08(2)	$977,609	6.06%	$350,878	4.72%
02/01/08-02/01/09	1,056,089	7.19	49,690	4.54
02/01/09-02/01/10	91,354	5.20	48,432	4.54
02/01/10-02/01/11	73,500	5.00	47,081	4.54

(1)	Excludes the 10-year forward swaps discussed below.

(2)	These LIBOR-based hedges as of February 1, 2007 protect the debt currently outstanding as well as the anticipated increase in debt outstanding for projects under development or anticipated to be under development during the year ending January 31, 2008.

Tax-Exempt (Priced off of Bond Municipal Association (“BMA”) Index)

	Caps
		Average
Period Covered	Amount	Base Rate
	(dollars in thousands)
02/01/07-02/01/08	$266,558	5.83%
02/01/08-02/01/09	208,510	5.92
02/01/09-02/01/10	147,200	6.00
The tax-exempt caps expressed above mainly represent protection that was purchased in conjunction with lender hedging requirements that require the borrower to protect against significant fluctuations in interest rates. Outside of such requirements, we generally do not hedge tax-exempt debt because, since 1990, the base rate of this type of financing has averaged 3.07% and has never exceeded 7.90%.
The interest rate hedges summarized in the tables above were purchased to mitigate variable interest rate risk. We currently intend to convert a significant portion of our committed variable-rate debt to fixed-rate debt. In order to protect against significant increases in long-term interest rates, we entered into a number of 10-year forward swaps. During 2006, we executed a notional amount of $883,045,000 of 10-year forward swaps at an average rate of 5.72% to protect us against interest rate fluctuations on forecasted financings on fully consolidated properties that are anticipated to occur over the next three years. At the time we secure and lock an interest rate on an anticipated financing, we intend to simultaneously terminate the forward swaps attributed to that financing. To the extent effective, the receipt or payment of cash at termination will be recorded in other accumulated comprehensive income and will be amortized as either an increase or decrease to interest expense in the same periods as the interest payments on the financing. During 2006, a notional amount of $92,500,000 of the forward swaps included in the figure above was terminated in conjunction with the locking of the interest rate on the financing.
During 2006, we also executed $270,000,000 of 10-year forward swaps at an average rate of 5.87% to hedge the interest rate risk associated with our proportionate share of nonrecourse mortgage debt for two properties accounted for under the equity method of accounting. Under the provisions of SFAS No. 133, we cannot designate these swaps as cash flow hedges because they relate to unconsolidated properties. Therefore, the change in the fair value of these swaps must be marked to market through earnings on a quarterly basis. During 2006, $150,000,000 of the forward swaps included in the figure above were terminated in conjunction with the locking of the interest rate on the financing.
For the year ended January 31, 2007, we recorded $9,386,000 of interest expense related to our 10-year forward swaps in our Consolidated Statements of Earnings, which represents the change in fair value of the swaps that do not qualify for hedge accounting.
Including the effect of the protection provided by the interest rate swaps, caps and long-term contracts in place as of January 31, 2007, a 100 basis point increase in taxable interest rates (including properties accounted for under the equity method and corporate debt) would not materially increase the annual pre-tax interest cost for the next 12 months of our variable-rate debt at January 31, 2007. Although tax-exempt rates generally move in an amount that is smaller than corresponding changes in taxable interest rates, a 100 basis point increase in tax-exempt rates (including properties accounted for under the equity method and corporate debt) would increase the annual pre-tax interest cost for the next 12 months of our tax-exempt variable-rate debt by approximately $9,230,000 at January 31, 2007. The analysis above includes a portion of our taxable and tax-exempt variable-rate debt related to construction loans for which the interest expense is capitalized.
From time to time, we and/or certain of our joint ventures (the “Joint Ventures”) enter into TRS on various tax-exempt fixed-rate borrowings generally held by us and/or within the Joint Ventures. The TRS convert these borrowings from a fixed rate to a variable rate and provide an efficient financing product to lower the cost of capital. In exchange for a fixed rate, the TRS require that we and/or the Joint Ventures pay a variable rate, generally equivalent to the BMA rate. Additionally, we and/or the Joint Ventures have guaranteed the principal balance of the underlying borrowing. Any fluctuation in the value of the guarantee would be offset by the fluctuation in the value of the underlying borrowing, resulting in no financial impact to us or the Joint Ventures. At January 31, 2007, the aggregate notional amount of TRS in which we and the Joint Ventures have an interest is $370,453,000. The fair value of such contracts is immaterial at January 31, 2007 and 2006. We believe the economic return and related risk associated with a TRS is generally comparable to that of nonrecourse variable-rate mortgage debt.

Cash Flows
Operating Activities
Net cash provided by operating activities was $309,879,000, $356,410,000 and $366,361,000 for the years ended January 31, 2007, 2006 and 2005, respectively. The decrease in net cash provided by operating activities for the year ended January 31, 2007 compared to the year ended January 31, 2006 of $46,531,000 and for the year ended January 31, 2006 compared to the year ended January 31, 2005 of $9,951,000 are the result of the following:

	Years Ended January 31,
	2007 vs. 2006	2006 vs. 2005
	(in thousands)

Increase in rents and other revenues received	$93,259	$67,467
Increase (decrease) in interest and other income received	35,949	(15,761)
Decrease in cash distributions from unconsolidated entities	(1,475)	(27,551)
(Decrease) increase in proceeds from land sales — Land Development Group	(32,220)	24,506
(Decrease) increase in proceeds from land sales — Commercial Group	(35,239)	82,947
Decrease (increase) in land development expenditures	19,323	(36,506)
Increase in operating expenditures	(96,615)	(47,516)
Increase in interest paid	(29,513)	(28,531)
Lumber Group cash provided from operating activities	—	(29,006)

Net decrease in cash provided by operating activities	$(46,531)	$(9,951)

Investing Activities
Net cash used in investing activities was $821,168,000, $912,795,000 and $836,626,000 for the years ended January 31, 2007, 2006 and 2005, respectively. The net cash used in investing activities consisted of the following:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Capital expenditures, including real estate acquisitions*	$(1,016,070)	$(978,575)	$(853,528)

Payment of lease procurement costs and other assets	(53,975)	(50,555)	(20,645)

Change in escrows to be used for capital expenditures and other investing activities:
Victoria Gardens, a retail center in Rancho Cucamonga, California	(5,152)	(14,357)	—
Simi Valley Town Center, a retail center in Simi Valley, California	—	(12,587)	—
Atlantic Yards, a commercial development project in Brooklyn, New York	5,389	(9,068)	(2,195)
Atlantic Terminal, an office building in Brooklyn, New York	—	7,324	(7,324)
Tower City Infocom Center, an office building in Cleveland, Ohio	(3,818)	—	—
Tangerine Crossing, a land development project in Tucson, Arizona	(3,293)	—	—
Ridge Hill, a retail center in Yonkers, New York	(3,080)	—	—
Future investment in a supported-living opportunity in Ardsley, New York	(15,000)	—	—
The Nets, a National Basketball Association franchise	—	—	20,000
Sale proceeds released from (placed in) escrow for future acquisitions:
Mount Vernon Square, an apartment complex in Alexandria, Virginia	(51,613)	—	—
Battery Park City, a specialty retail center in Manhattan, New York	(25,125)	—	—
Pavilion, an office building in San Jose, California	—	16,114	(16,114)
Colony Woods, an apartment complex in Bellevue, Washington	—	12,790	(12,790)
Vineyards and Laurels, apartment complexes in Broadview Heights, Ohio and Justice, Illinois, respectively	—	—	9,024
Other	(409)	(6,961)	—

Subtotal	$(102,101)	$(6,745)	$(9,399)

Net proceeds from disposition of rental properties and other investments :
Mount Vernon Square, an apartment complex in Alexandria, Virginia	$51,919	$—	$—
Embassy Suites, a hotel in Manhattan, New York	133,458	—	—
Battery Park City, a specialty retail center in Manhattan, New York	29,994	—	—
Hilton Times Square, a hotel in Manhattan, New York	120,400	—	—
Providence at Palm Harbor, an apartment complex in Tampa, Florida	7,250	—	—
G Street, a retail center in Philadelphia, Pennsylvania	805	—	—
Enclave, an apartment complex in San Jose, California	—	38,613	—
Cherrywood Village and Ranchstone, apartment complexes in Denver, Colorado	—	30,698	—
Pavilion, an office building in San Jose, California	—	—	37,329
Woodlake, an apartment building community in Silver Spring, Maryland	—	—	17,497
Regency Towers, an apartment complex in Jackson, New Jersey	—	—	15,977
Colony Woods, an apartment complex in Bellevue, Washington	—	—	12,790
Flatbush Avenue, a specialty retail center in Brooklyn, New York	—	—	12,121
Trellis at Lee’s Mill and Aboretum Place, apartment complexes in Newport News, Virginia	—	—	8,199
Bridgewater, an apartment complex in Hampton, Virginia	—	—	7,112
Babin Building Centers, Inc.	—	—	1,448
Proceeds from disposition of Lumber Group	760	—	35,000
Other	—	187	1,616

Subtotal	$344,586	$69,498	$149,089

*Capital expenditures were financed as follows:
New nonrecourse mortgage indebtedness	$526,544	$606,249	$634,171
Net proceeds from issuance of senior notes less repayment of term loan	—	—	185,680
Proceeds from disposition of rental properties including release of investing escrows (see above)	267,848	98,215	33,677
Portion of cash provided by operating activities	221,678	274,111	—

Total Capital Expenditures	$1,016,070	$978,575	$853,528

Investing Activities (continued)

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Change in investments in and advances to affiliates — (Investment in) or return of investment:
Dispositions:
Midtown Plaza, an unconsolidated retail project in Parma, Ohio	$6,944	$—	$—
Victor Village, an unconsolidated land development project in Victorville, California	3,604	—	—
Showcase, an unconsolidated development project in Las Vegas, Nevada	—	13,623	—
Flower Park Plaza, an unconsolidated apartment complex in Santa Ana, California	—	7,337	—
Colony Place, an unconsolidated apartment complex in Fort Myers, Florida	—	6,747	—
Chapel Hill Mall, an unconsolidated commercial property in Akron, Ohio	—	—	13,355
Land Development:
Sweetwater Ranch, an unconsolidated land development project in Austin, Texas	21,081	(32)	(11,369)
Mesa Del Sol, an unconsolidated land development project in Covington, New Mexico	(14,248)	(3,578)	(692)
Central Station, an unconsolidated land development project in Chicago, Illinois	(3,905)	(772)	14,672
Grass Farms, an unconsolidated land development project in Manatee City, Florida	—	12,108	(1,590)
Residential Projects:
Classic Residence by Hyatt, primarily refinancing proceeds at unconsolidated apartment complexes in Teaneck, New Jersey and Chevy Chase, Maryland	18,331	—	—
Mercury, an unconsolidated condominium development project in Los Angeles, California	(6,226)	751	—
Uptown Apartments, an unconsolidated apartment complex in Oakland, California	(2,352)	—	—
1100 Wilshire Condominiums, an unconsolidated condominium development project in Los Angeles, California	(1,718)	572	(9,432)
Enclave, return of advance on behalf of partner in a consolidated apartment complex in San Jose, California	—	10,724	—
Clarkwood Apartments, an unconsolidated apartment complex in Warrensville Heights, Ohio	—	3,790	—
Granada Gardens, an unconsolidated apartment complex in Warrensville Heights, Ohio	—	2,410	—
Metropolitan Lofts, an unconsolidated apartment complex in Los Angeles, California	—	(4,276)	—
On behalf of partner in residential supported-living development projects	—	—	(10,057)
New York City Projects:
Sports arena complex and related development projects in Brooklyn, New York	(23,345)	(10,658)	(23,166)
East River Plaza, an unconsolidated retail development project in Manhattan, New York	(15,279)	283	(22,331)
Unconsolidated land component associated with Ridge Hill, a commercial mixed-use project in Yonkers, New York	—	(8,930)	—
Acquisition of the Nets, a National Basketball Association Franchise	—	—	(50,250)
Commercial Projects:
San Francisco Centre — Emporium, primarily refinancing proceeds at an unconsolidated development and acquisition of a retail project in San Francisco, California	61,514	(7,050)	(25,338)
Metreon, acquisition of an unconsolidated retail project in San Francisco, California	(20,836)	—	—
Bulletin Building, acquisition of an unconsolidated office building in San Francisco, California	(13,722)	—	—
Summit at Lehigh Valley, an unconsolidated retail development project in Bethlehem Township, Pennsylvania	(6,253)	—	—
The Village at Gulfstream Park, an unconsolidated development project in Hallendale, Florida	(5,660)	—	—
Advent Solar, an unconsolidated office building in Albuquerque, New Mexico	(2,537)	—	—
Golden Gate, an unconsolidated retail development project in Mayfield Heights, Ohio	—	5,700	—
Clark Building, an unconsolidated retail development project in Cambridge, Massachusetts	—	4,400	—
Victoria Gardens, a commercial development project in Rancho Cucamonga, California	—	—	17,317
Other net (investments in) returns of investment of equity method investments and other advances to affiliates	10,999	20,433	6,738

Subtotal	$6,392	$53,582	$(102,143)

Net cash used in investing activities	$(821,168)	$(912,795)	$(836,626)

Financing Activities
Net cash provided by the financing activities was $510,768,000, $534,627,000 and $615,076,000 in the years ended January 31, 2007, 2006 and 2005, respectively.
Net cash provided by financing activities reflected the following:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Proceeds from issuance of Puttable Equity-Linked Senior Notes	$287,500	$—	$—
Payment of Puttable Equity-Linked Senior Notes issuance costs	(7,356)	—	—
Payment of purchased call option transaction	(45,885)	—	—
Proceeds from warrant transaction	28,923	—	—
Proceeds from issuance of senior notes	—	—	250,000
Payment of senior notes issuance costs	—	—	(8,070)
Borrowings on bank revolving credit facility	393,000	100,000	—
Payments on bank revolving credit facility	(475,500)	(17,500)	—
Repayment of term loan	—	—	(56,250)
Proceeds from nonrecourse mortgage debt	1,036,067	1,092,926	1,195,138
Principal payments on nonrecourse mortgage debt	(554,447)	(540,354)	(592,146)
Net decrease in notes payable	(76,786)	(18,050)	(7,498)
Cash consideration exchanged for Bruce C. Ratner’s minority interests	(48,883)	—	—
Decrease (increase) in restricted cash:
Sky55, a residential project in Chicago, Illinois	15,902	57,060	(79,698)
1251 S. Michigan, a residential project in Chicago, Illinois	7,368	(9,747)	—
100 Landsdowne, an apartment complex in Cambridge, Massachusetts	2,958	22,152	15,400
Sterling Glen of Roslyn, a supported-living community in Roslyn, New York	20,806	19,459	14,426
University of Pennsylvania, an office building in Philadelphia, Pennsylvania	—	18,723	(266)
Sterling Glen of Lynbrook, a supported-living community in Lynbrook, New York	290	10,513	9,214
Victoria Gardens, a retail center in Rancho Cucamonga, California	—	2,810	(2,795)
Stapleton, a land development project in Denver, Colorado	4,000	2,169	(12,109)
Lenox Club, an apartment complex in Arlington, Virginia	5,066	(370)	(5,000)
Chase Financial Tower, an office building in Cleveland, Ohio	7,663	(7,663)	—
Lenox Park, an apartment complex in Silver Spring, Maryland	3,683	(1,121)	1,035
Edgeworth Building, an office building in Richmond, Virginia	(4,707)	—	—
Stapleton Medical Office Building, in Denver, Colorado	(2,000)	—	—
Lucky Strike, an apartment complex in Richmond, Virginia	(2,457)	—	—
Consolidated-Carolina, an apartment complex in Richmond, Virginia	3,170	—	1,991
Uptown Apartments, a residential project under construction in Oakland, California	19,562	(169,498)	—
Other	1,022	2,300	(10,631)
Increase (decrease) in book overdrafts, representing checks issued but not yet paid	3,332	20,608	(11,280)
Payment of deferred financing costs	(31,599)	(33,197)	(24,855)
Proceeds from the exercise of stock options	9,725	12,590	5,360
Payment of dividends	(26,512)	(22,221)	(29,099)
Purchase of treasury stock related to Puttable Equity-Linked Senior Notes	(24,962)	—	—
Purchase of other treasury stock	(966)	(1,945)	—
Decrease in minority interest	(37,209)	(5,017)	(18,957)
Change in Lumber Group — assets held for sale	—	—	(18,834)

Total	$510,768	$534,627	$615,076

CLASS A COMMON UNITS
On November 8, 2006, we issued Class A Common Units (“Units”) in a newly-formed jointly-owned limited liability company (the “Joint LLC”) to Bruce C. Ratner (“Mr. Ratner”) and certain individuals and entities affiliated with Mr. Ratner (collectively with Mr. Ratner the “Ratner Entities”) in exchange for their interests in a total of 30 retail, office and residential operating properties, and certain service companies, all in the greater New York City metropolitan area. The Joint LLC will be controlled and consolidated by us, subject to limited rights of the Ratner Entities to vote on certain matters affecting their interests. We have accounted for the issuance of the Units in exchange for the minority interests under the purchase method of accounting. The majority of the combined interests was and will continue to be consolidated into our financial statements. Mr. Ratner will continue to be President and Chief Executive Officer of FCRC, which is one of our wholly owned subsidiaries at January 31, 2007. Mr. Ratner was also appointed as one of our Executive Vice Presidents and as a Class B Member of our Board of Directors.
Upon issuance of the Units, the Ratner Entities contributed their ownership interests in the 30 operating properties, the service companies and participation rights in all future developments, except seven identified development opportunities, to the Joint LLC. After a one-year lock-up period, the Units may be exchanged for an equal number of shares of our Class A common stock or, solely at our option, cash based on the value of the stock at the time of conversion. We have no rights to redeem or repurchase the Units. For the first five years only, the Units that have not been exchanged are entitled to their proportionate share of an annual preferred payment of $2,500,000 plus an amount equal to the dividends paid on the same number of shares of our common stock. After five years, the Units that have not been exchanged are entitled to a payment equal to the dividends paid on an equivalent number of shares of our common stock. At January 31, 2007, we have recorded approximately $898,000 related to one quarter’s share of the annual preferred payment which is classified as minority interest expense on our consolidated statement of earnings. In addition, we will indemnify Mr. Ratner and certain members of his family for tax liabilities they may incur as a result of the sale of certain of these properties during the 12-year period following the closing of the transaction.
We have also agreed to terms and conditions under which we will value and possibly increase our ownership in seven existing development projects upon stabilization, as defined. Prior to stabilization, each of these development properties will remain jointly owned under its existing structure with Mr. Ratner. Upon stabilization, each of these properties will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once the value of the property has been determined, we may, in our sole discretion, cause the property either to be contributed to the Joint LLC in exchange for additional Units, sold to the Joint LLC for cash, sold to a third party or remain jointly owned by us and Mr. Ratner.
The total consideration we exchanged for the minority interests, including associated expenses and the book value of previous advances made to Mr. Ratner totaling $28,655,000, was approximately $273,600,000. Mr. Ratner received cash of approximately $46,300,000 and was issued 3,894,232 Units in the Joint LLC described above. The Units were valued based on the average of the closing prices of our Class A common stock over the 3-day period before and after the announcement of the transaction, giving consideration to the one-year lock-up period and the annual preferred payment of $2,500,000 referred to above. The value of Mr. Ratner’s Class A Common Units, approximately $198,645,000, is classified as minority interest on our consolidated balance sheet. The issuance of the Units did not have a material impact on the current or prior period consolidated statements of earnings.
The following table summarizes the allocation of the total consideration exchanged for the minority interests. The amounts reported below are based on our preliminary allocation and certain estimates. As a result, the allocation is preliminary and subject to change. We will finalize the allocation during 2007.

Allocation of Total
Consideration at
Date of Exchange
(in thousands)

Completed rental properties (1)	$229,000
Notes and accounts receivable, net (2)	11,000
Investments in and advances to affiliates (3)	11,300
Other assets (4)	59,700
Mortgage debt, nonrecourse (5)	(12,000)
Accounts payable and accrued expenses (6)	(25,400)

$273,600

Represents allocation for:
(1)	Land, building, site improvements, and tenant improvements associated with the underlying real estate

(2)	Above market leases

(3)	Equity method property

(4)	In-place leases, tenant relationships, and leasing commissions

(5)	Net above market debt

(6)	Below market leases and ground rents

COMMITMENTS AND CONTINGENCIES
We have adopted the provisions of FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). We believe the risk of payment under these guarantees as described below is remote and, to date, no payments have been made under these guarantees.
As of January 31, 2007, we have a guaranteed loan of $1,400,000 relating to our share of a bond issue made by the Village of Woodridge, relating to a Land Development Group project in suburban Chicago, Illinois. This guarantee was entered into prior to January 31, 2003, and therefore, has not been recorded in our Consolidated Financial Statements at January 31, 2007, pursuant to the provisions of FIN No. 45. This bond issue guarantee terminates April 30, 2015, unless the bonds are paid sooner, and is limited to $500,000 in any one year. We also had outstanding letters of credit of $72,324,000 as of January 31, 2007. The maximum potential amount of future payments on the guaranteed loans and letters of credit we could be required to make are the total amounts noted above.
As a general partner for certain limited partnerships, we guaranteed the funding of operating deficits of newly-opened apartment projects for an average of five years. These guarantees were entered into prior to January 31, 2003, and therefore, have not been recorded in our consolidated financial statements at January 31, 2007, pursuant to the provisions of FIN No. 45. At January 31, 2007, the maximum potential amount of future payments on these operating deficit guarantees we could be required to make was approximately $2,000,000. We would seek to recover any amounts paid through refinancing or sales proceeds of the apartment project. These partnerships typically require us to indemnify, on an after-tax or “grossed up” basis, the investment partner against the failure to receive, or the loss of allocated tax credits and tax losses. At January 31, 2007, the maximum potential payment under these tax indemnity guarantees was approximately $68,535,000. We believe that all necessary requirements for qualifications for such tax credits have been and will continue to be met and that our investment partners will be able to receive expense allocations associated with the properties. We have obtained legal opinions from nationally recognized law firms supporting the validity of the tax credits. We do not expect to make any payments under these guarantees.
Our mortgage loans are nonrecourse, however in some cases lenders carve out certain items from the nonrecourse provisions. These carve-out items enable the lenders to seek recourse if we or the joint venture commit fraud, voluntarily file for bankruptcy, intentionally misapply funds, transfer title without lender consent, or intentionally misrepresent facts. We have also provided certain environmental guarantees. Under these environmental remediation guarantees, we must remediate any hazardous materials brought onto the property in violation of environmental laws. The maximum potential amount of future payments we could be required to make is limited to the actual losses suffered or actual remediation costs incurred. A portion of these carve-outs and guarantees have been made on behalf of joint ventures and while the amount of the potential liability is currently indeterminable, we believe any liability would not exceed our partners’ share of the outstanding principal balance of the loans in which these carve-outs and environmental guarantees have been made. At January 31, 2007, the outstanding balance of the partners’ share of these loans was approximately $461,440,000. We believe the risk of payment on the carve-out guarantees is mitigated in most cases by the fact we manage the property, and in the event our partner did violate one of the carve-out items, we would seek recovery from our partner for any payments we would make. Additionally, we further mitigate our exposure through environmental insurance and insurance coverage for items such as fraud.
We have guaranteed the obligations of Forest City Rental Properties Corporation, or FCRPC, under the FCRPC credit agreement, dated as of March 22, 2004, as amended, among FCRPC, the banks named therein, KeyBank National Association, as administrative agent, and National City Bank, as syndication agent. This guaranty imposes a number of restrictive covenants on us, including a prohibition on certain consolidations and mergers and limitations on the amount of debt, guarantees and property liens that we may incur. The guaranty also requires us to maintain a specified minimum cash flow coverage ratio, consolidated shareholders’ equity and Earnings Before Depreciation, Amortization and Deferred Taxes, or EBDT. We were in compliance with the covenants under the guaranty at January 31, 2007.
We monitor our properties for the presence of hazardous or toxic substances. Other than those environmental matters identified during the acquisition of a site (which are generally remediated prior to the commencement of development), we are not aware of any environmental liability with respect to our operating properties that would have a material adverse effect on our financial position, cash flows, or results of operations. However, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on our results of operations and cash flow. We carry environmental insurance and believe that the policy terms, conditions, limits and deductibles are adequate and appropriate under the circumstances, given the relative risk of loss, the cost of such coverage and current industry practice.

We customarily guarantee lien-free completion of projects under construction. Upon completion, the guarantees are released. Additionally, we also provide lien-free completion guarantees on the infrastructure on the land we develop and is later sold to customers or is held for master-planned communities or mixed-use projects. At January 31, 2007, we had provided the following completion guarantees:

			Total External	Outstanding
	Total	Percent	Funding	Loan
	Costs	Completed	Sources	Balance
	(dollars in thousands)

Projects under construction	$4,008,894	46%	$3,182,812	$1,229,177
Land	$725,770	72%	$646,853	$122,059
Our subsidiaries have been successful in consistently delivering lien-free completion of construction and land projects, without calling our guarantees of completion.
We are also involved in certain claims and litigation related to our operations. Based on the facts known at this time, management has consulted with legal counsel and is of the opinion that the ultimate outcome of all such claims and litigation will not have a material adverse effect on our financial condition, results of operations or cash flows.
On August 16, 2004, we purchased an ownership interest in the NBA franchise known as the Nets that is reported on the equity method of accounting. Although we have an ownership interest of approximately 21% in the Nets, we currently recognized approximately 17%, 31% and 38% of the net loss for the years ended January 31, 2007, 2006 and 2005, respectively, because profits and losses are allocated to each member based on an analysis of the respective member’s claim on the net book equity assuming a liquidation at book value at the end of the accounting period without regard to unrealized appreciation (if any) in the fair value of the Nets. In connection with the purchase of the franchise, we and certain of our partners have provided an indemnity guarantee to the NBA for any losses arising from the transaction, including the potential relocation of the team. Our indemnity is limited to $100,000,000 and is effective as long as we own an interest in the team. The indemnification provisions are standard provisions that are required by the NBA. We have insurance coverage of approximately $100,000,000 in connection with such indemnity. We evaluated the indemnity guarantee in accordance with FIN No. 45 and determined that the fair value for our liability for our obligations under the guarantee was not material.
Certain of our ground leases include provisions requiring us to indemnify the ground lessor against claims or damages occurring on or about the leased property during the term of the ground lease. These indemnities generally were entered into prior to January 31, 2003, and therefore, have not been recorded in our consolidated financial statements at January 31, 2007 in accordance with FIN No. 45. The maximum potential amount of future payments we could be required to make is limited to the actual losses suffered. We mitigate our exposure to loss related to these indemnities through insurance coverage.
We are party to an easement agreement under which we have agreed to indemnify a third party for any claims or damages arising from the use of the easement area of one of our development projects. We have also entered into an environmental indemnity at one of our development projects whereby we agree to indemnify a third party for the cost of remediating any environmental condition. The maximum potential amount of future payments we could be required to make is limited to the actual losses suffered or actual remediation costs incurred. We mitigate our exposure to loss related to the easement agreement and environmental indemnity through insurance coverage.
We are party to an agreement whereby we have issued a $40,000,000 guarantee in connection with certain environmental work at a mixed-use development project in Brooklyn, New York. As stipulated in the agreement, the guaranty expires at some point in time between six and nine years after completion of the investigative work, which occurred on July 16, 2006. We have recorded a liability of $2,850,000 related to this agreement for the year ended January 31, 2007, which is included in accounts payable and accrued expenses in the Consolidated Balance Sheets. We mitigate our exposure to loss related to this agreement through an environmental insurance policy.
Stapleton Land, LLC has committed to fund $24,500,000 to the Park Creek Metropolitan District to be used for certain infrastructure projects. The first $4,500,000 is due in August 2007. The remaining balance is due no later than May 2009.

CONTRACTUAL OBLIGATIONS AND OFF BALANCE SHEET ARRANGEMENTS
As of January 31, 2007, we were subject to certain contractual payment obligations, some of which are off balance sheet as described in the table below. Refer to the “Financing Arrangements” section of the MD&A for information related to certain off balance sheet arrangements related to Stapleton that are not included in the table below.

	Payments Due by Period
	January 31,
	Total	2008	2009	2010	2011	2012	Thereafter
	(in thousands)

Long-Term Debt:
Nonrecourse mortgage debt (4)	$5,338,372	$801,879	$469,426	$585,759	$287,082	$378,202	$2,816,024
Share of nonrecourse mortgage debt of unconsolidated investments	1,308,209	202,549	114,126	182,735	37,171	37,611	734,017
Notes payable	96,127	80,214	10,903	289	96	102	4,523
Share of notes payable of unconsolidated investments	88,244	172	—	12,081	7,976	22,635	45,380
Senior and subordinated debt (3)	886,900	—	20,400	—	—	287,500	579,000
Accounts payable and accrued expenses	772,964	712,983	8,362	3,952	3,705	3,656	40,306
Operating leases	903,734	20,578	19,488	18,944	18,390	17,563	808,771
Share of leases of unconsolidated investments	119,384	3,377	3,413	3,134	2,893	2,886	103,681
Construction contracts	483,972	350,871	124,704	8,397	—	—	—
The Nets contracts (1)	193,559	71,982	61,670	34,407	18,000	7,500	—
Other (2)	250,592	23,149	17,260	202,013	1,001	706	6,463

Total Contractual Obligations	$10,442,057	$2,267,754	$849,752	$1,051,711	$376,314	$758,361	$5,138,165

(1)	These amounts primarily represent obligations at 100% to be paid under various player and executive contracts. The Company has an effective ownership interest of approximately 21% in the Nets for the year ended January 31, 2007. The timing of these obligations can be accelerated or deferred due to player retirements, trades and renegotiation.

(2)	These amounts represent funds that we are legally obligated to pay under various service contracts, employment contracts and licenses over the next several years. These contracts are typically greater than one year and either do not contain a cancellation clause or cannot be terminated without substantial penalty. We have several service contracts with vendors related to our property management including maintenance, landscaping, security, phone service, etc. In addition, we have other service contacts that we enter into during our normal course of business which extend beyond one year and are based on usage including snow plowing, answering services, copier maintenance and cycle painting. As we are unable to predict the usage variables, these contracts have been excluded from our summary of contractual obligations at January 31, 2007.

(3)	Refer to Item 7A – Quantitative and Qualitative Disclosures About Market Risk.

(4)	We have a substantial amount of non-recourse mortgage debt, the details of which are further described within the Interest Rate Exposure section of this MD&A. We are contractually obligated to pay the interest and principal when due on these mortgages. Because we utilize mortgage debt as one of our primary sources of capital, the balances and the terms of the mortgages and therefore the estimate of future contractual obligations are subject to frequent changes due to property dispositions, mortgage refinancings, changes in variable interest rates and new mortgage debt in connection with property additions. We believe that the information contained within the MD&A provides reasonable information to assist an investor in estimating the future interest obligations related to the non-recourse mortgage debt reflected on our Consolidated Balance Sheets.
STOCK SPLIT
On June 21, 2005, the Board of Directors declared a two-for-one stock split of our outstanding Class A and Class B common stock effective July 11, 2005 to shareholders of record on June 27, 2005. The stock split is given retroactive effect to the beginning of the earliest period presented in the accompanying Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity by transferring the par value of the additional shares issued from the additional paid-in-capital account to the common stock accounts. All share and per share data included in this annual report have been restated to reflect the stock split.

DIVIDENDS
The Board of Directors declared regular quarterly cash dividends on both Class A and Class B common shares as follows:

Date Declared	Date of Record	Payment Date	Amount Per Share

March 23, 2006	June 1, 2006	June 15, 2006	$0.06
June 15, 2006	September 1, 2006	September 15, 2006	$0.07
September 27, 2006	December 1, 2006	December 15, 2006	$0.07
December 14, 2006	March 1, 2007	March 15, 2007	$0.07
March 22, 2007 (1)	June 1, 2007	June 15, 2007	$0.07

(1)	Since this dividend was declared after January 31, 2007, it is not reflected in the consolidated financial statements.
INFLATION
Substantially all of our long-term leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling us to receive additional rental income from escalation clauses, which generally increase rental rates during the terms of the leases and/or percentage rentals based on tenants’ gross sales. Such escalations are determined by negotiation, increases in the consumer price index or similar inflation indices. In addition, we seek increased rents upon renewal at market rates for our short-term leases. Most of our leases require the tenants to pay a share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation.
LEGAL PROCEEDINGS
We are involved in various claims and lawsuits incidental to our business, and management and legal counsel believe that these claims and lawsuits will not have a material adverse effect on our consolidated financial statements.
NEW ACCOUNTING STANDARDS
In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized as they occur. SFAS No. 159 permits the fair value option on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently assessing the impact SFAS No. 159 will have on our consolidated financial statements.
In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF No. 00-19-2, “Accounting for Registration Payment Arrangements” (“EITF No. 00-19-2”). This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” EITF No. 00-19-2 is effective for fiscal years beginning after December 15, 2006. The adoption of EITF No. 00-19-2 did not have a material impact on our consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about the use of fair value measurements. SFAS No. 157 does not require new fair value measurements, but applies to accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have a material impact on our consolidated financial statements.
In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 provides interpretative guidance on how the effects of uncorrected prior year misstatements should be considered when quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 requires registrants to quantify financial statement misstatements using both a balance sheet approach and an income statement approach and to evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have any impact on our consolidated financial statements.
On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). Under FIN No. 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN No. 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We will adopt FIN No. 48 on February 1, 2007. We are currently assessing the impact FIN No. 48 will have on our consolidated financial statements.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an Amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires separate recognition of a servicing asset and a servicing liability each time an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement also requires that all separately recognized servicing assets and liabilities be initially measured at fair value and subsequently measured at fair value at the end of each reporting period. This statement is effective in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 did not have a material impact on our consolidated financial statements.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (v) amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 did not have a material impact on our consolidated financial statements.
VARIABLE INTEREST ENTITIES
In January 2003, FIN No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”), was issued. In December 2003, the FASB published a revision of the interpretation (“FIN No. 46 (R)”) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. The objective of this interpretation is to provide guidance on how to identify a VIE and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE are to be included in the consolidated financial statements. A company that holds a variable interest in a VIE consolidates the entity if the company’s interest is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, if they occur. FIN No. 46 (R) also requires additional disclosures by primary beneficiaries and other significant variable interest holders.
We implemented FIN No. 46 (R) on February 1, 2004. Previously, we adopted the consolidation requirements for VIEs created after January 31, 2003, and the disclosure provisions of the interpretation that were effective upon issuance. As a result, we determined that we are the primary beneficiary of 25 previously unconsolidated VIEs representing 14 properties (19 VIEs representing 8 properties in Residential Group, 5 VIEs/properties in Commercial Group, and 1 VIE/property in Land Development Group). Of these 25 VIEs, 14 VIEs representing 13 properties (9 VIEs representing 8 properties in Residential Group, 4 VIEs/properties in Commercial Group, and 1 VIE/property in Land Development Group) that were previously accounted for using the equity method of accounting have been fully consolidated. The remaining 11 VIEs representing 1 property (10 VIEs in Residential Group and 1 VIE/property in Commercial Group) that were previously accounted for using the cost method of accounting have also been fully consolidated.
In addition, 5 properties in the Residential Group, which were determined to be VIEs, have been deconsolidated because we are not considered the primary beneficiary of these properties. Although we are an equity investor in these properties, we lack certain decision-making authority. Specifically, these properties are part of government sponsored housing programs that are administered by the U.S. Department of Housing and Urban Development (“HUD”). We determined through a review of the contractual agreements for these government-sponsored programs that the decision-making rights of HUD, a non-equity investor, are restrictive rights that have a significant impact on these 5 properties. We determined that HUD is the primary beneficiary of these VIEs because it is most closely associated with the VIEs. The VIEs’ activities include providing affordable housing for those individuals that qualify as low-income individuals, which is also HUD’s primary goal, mission, or purpose. Consistent with the provisions of FIN No. 46 (R), we do not consider the activities of these VIEs significant as they only have a de minimus effect on all the principal captions in the Consolidated Balance Sheet.

For the year ended January 31, 2005, we recorded a charge of $18,628,000 ($11,261,000 net of tax) for the cumulative effect of change in accounting principle in accordance with FIN No. 46 (R), which resulted in a reduction of net earnings. This charge consisted primarily of our share of accumulated depreciation and amortization expense of the newly-consolidated VIEs that were previously accounted for on the cost method.
Upon implementation of FIN No. 46 (R) on February 1, 2004, we determined that we held variable interests in 39 other VIEs representing 39 properties (38 in Residential Group and 1 in Land Development Group) for which we are not the primary beneficiary. Of the 38 Residential entities, 5 that were previously consolidated have been subsequently deconsolidated as disclosed above in accordance with the provisions of FIN No. 46 (R). We are involved with these unconsolidated VIEs as an equity holder, lender, management agent, or through other contractual relationships. The maximum exposure to loss as a result of our involvement with these unconsolidated VIEs was limited to our recorded investments in those VIEs totaling approximately $25,000,000 at February 1, 2004, which are recorded as investments in and advances to affiliates. In addition, we have various VIEs that were previously consolidated that remain consolidated under FIN No. 46 (R).
As of January 31, 2007, we determined that we are the primary beneficiary of 33 VIEs representing 19 properties (19 VIEs representing 8 properties in Residential Group, 12 VIEs representing 9 properties in Commercial Group, and 2 VIEs/properties in Land Development Group). As of January 31, 2007, we held variable interests in 44 VIEs for which we are not the primary beneficiary. The maximum exposure to loss as a result of our involvement with these unconsolidated VIEs is limited to our recorded investments in those VIEs totaling approximately $67,000,000 at January 31, 2007. In addition, we have various VIEs that were previously consolidated that remain consolidated under FIN No. 46 (R). These VIEs consist of joint ventures that are engaged, directly or indirectly, in the ownership, development and management of office buildings, regional malls, specialty retail centers, apartment communities, military housing, supported-living apartments and land development.
The total assets, nonrecourse mortgage debt, total liabilities and minority interest of VIEs consolidated due to the implementation of FIN No. 46 (R) for which we are the primary beneficiary (net of the 5 deconsolidated properties) are as follows:

	January 31,
	2007	2006
	(in thousands)
Total assets	$960,000	$940,000
Nonrecourse mortgage debt	$849,000	$839,000
Total liabilities (including nonrecourse mortgage debt)	$918,000	$900,000
Minority interest	$42,000	$40,000
In addition to the VIEs described above, we have also determined that we are the primary beneficiary of a VIE which holds collateralized borrowings of $29,000,000 (see the “Senior and Subordinated Debt” section of the MD&A) as of January 31, 2007.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K, together with other statements and information publicly disseminated by the Company, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect management’s current views with respect to financial results related to future events and are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements. Risk factors discussed in Item 1A. of the Form 10-K, filed March 28, 2007 and other factors that might cause differences, some of which could be material, include, but are not limited to, real estate development and investment risks including lack of satisfactory financing, construction and lease-up delays and cost overruns, the effect of economic and market conditions on a nationwide basis as well as regionally in areas where the Company has a geographic concentration of properties, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to obtain and service debt, guarantees under the Company’s credit facility, the level and volatility of interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, financial stability of tenants within the retail industry which may be impacted by competition and consumer spending, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, risks associated with an investment in a professional sports franchise, the rate revenue increases versus the rate of expense increases, as well as other risks listed from time to time in the Company’s reports filed with the United States Securities and Exchange Commission. The Company has no obligation to revise or update any forward-looking statements, other than imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Our primary market risk exposure is interest rate risk. At January 31, 2007, our outstanding variable-rate debt portfolio consisted of $870,131,000 of taxable debt and $758,274,000 of tax-exempt variable-rate debt (which includes $20,400,000 of subordinated debt). Upon opening and achieving stabilized operations, we generally pursue long-term fixed-rate nonrecourse financing for our rental properties. Additionally, when the properties’ fixed-rate debt matures, the maturing amounts are subject to interest rate risk.
To mitigate short-term variable interest rate risk, we have purchased interest rate hedges for our variable-rate debt as follows:
     Taxable (Priced off of London Interbank Offered Rate (“LIBOR”) Index)

	Caps		Swaps(1)
		Average		Average
Period Covered	Amount	Base Rate	Amount	Base Rate
	(dollars in thousands)
02/01/07-02/01/08 (2)	$977,609	6.06%	$350,878	4.72%
02/01/08-02/01/09	1,056,089	7.19	49,690	4.54
02/01/09-02/01/10	91,354	5.20	48,432	4.54
02/01/10-02/01/11	73,500	5.00	47,081	4.54

(1)	Excludes the 10-year forward swaps discussed below.

(2)	These LIBOR-based hedges as of February 1, 2007 protect the debt currently outstanding as well as the anticipated increase in debt outstanding for projects under development or anticipated to be under development during the year ending January 31, 2008.
     Tax-Exempt (Priced off of Bond Municipal Association (“BMA”) Index)

	Caps
		Average
	Amount	Base Rate
	(dollars in thousands)
Period Covered
02/01/07-02/01/08	$266,558	5.83%
02/01/08-02/01/09	208,510	5.92
02/01/09-02/01/10	147,200	6.00
The tax-exempt caps expressed above mainly represent protection that was purchased in conjunction with lender hedging requirements that require the borrower to protect against significant fluctuations in interest rates. Outside of such requirements, we generally do not hedge tax-exempt debt because, since 1990, the base rate of this type of financing has averaged 3.07% and has never exceeded 7.90%.
The interest rate hedges summarized in the tables above were purchased to mitigate variable interest rate risk. We currently intend to convert a significant portion of our committed variable-rate debt to fixed-rate debt. In order to protect against significant increases in long-term interest rates, we entered into a number of 10-year forward swaps. During 2006, we executed a notional amount of $883,045,000 of 10-year forward swaps at an average rate of 5.72% to protect us against interest rate fluctuations on forecasted financings on fully consolidated properties that are anticipated to occur over the next three years. At the time we secure and lock an interest rate on an anticipated financing, it is our intention to simultaneously terminate the forward swaps attributed to that financing. To the extent effective, the receipt or payment of cash at termination will be recorded in other accumulated comprehensive income and will be amortized as either an increase or decrease to interest expense in same periods as the interest payments on the financing. During the year ended January 31, 2007, $92,500,000 of the forward swaps, included in the figure above, were terminated in conjunction with the locking of the interest rate on the financing.
During 2006, we also executed $270,000,000 of 10-year forward swaps at an average rate of 5.87% to hedge the interest rate risk associated with our proportionate share of nonrecourse mortgage debt for two properties accounted for under the equity method of accounting. Under the provisions of SFAS No. 133, we cannot designate these swaps as cash flow hedges because they relate to unconsolidated properties. Therefore, the change in the fair value of these swaps must be marked to market through earnings on a quarterly basis. During the year ended January 31, 2007, $150,000,000 of the forward swaps included in the figure above were terminated in conjunction with the locking of the interest rate on the anticipated financing.
For year ended January 31, 2007, we recorded $9,386,000 of interest expense related to its 10-year forward swaps in our Consolidated Statements of Earnings, which represents the change in fair value of the swaps that do not qualify for hedge accounting.
We estimate the fair value of our hedging instruments based on interest rate market pricing models. At January 31, 2007 and 2006, interest rate caps were reported at fair value of approximately $2,372,000 and $2,454,000, respectively, in other assets in the

Consolidated Balance Sheets. At January 31, 2007, interest rate swap agreements, which had a negative fair value of $21,961,000 (which includes the 10-year forward swaps), were included in accounts payable and accrued expenses in the Consolidated Balance Sheets. At January 31, 2007 and 2006, interest rate swap agreements, which had a positive fair value of $6,059,000 and $7,887,000, respectively, were included in other assets in the Consolidated Balance Sheets. Included in the fair value of the interest rate swap agreements is a total rate of return swap (“TRS”) held by Stapleton Land, LLC. Stapleton Land, LLC does not hold the underlying borrowings on this TRS and the change in the fair value is marked to market through earnings. The fair value of the TRS at January 31, 2007 and 2006 was approximately $255,000 and $1,100,000, respectively.
We estimate the fair value of our debt instruments by market rates, if available, or by discounting future cash payments at interest rates that approximate the current market. Based on these parameters, the carrying amount of our total fixed-rate debt at January 31, 2007 was $4,596,867,000 compared to an estimated fair value of $4,575,165,000. We estimate that a 100 basis point decrease in market interest rates would change the fair value of this fixed-rate debt to approximately $4,870,180,000 at January 31, 2007.
The following tables provide information about our financial instruments that are sensitive to changes in interest rates.
Continued on page 46

Item 7A. Quantitative and Qualitative Disclosures about Market Risk (continued)
January 31, 2007

	Expected Maturity Date
	Fiscal Year Ending January 31,
							Total	Fair Market
						Period	Outstanding	Value
Long-Term Debt	2008	2009	2010	2011	2012	Thereafter	1/31/07	1/31/07
	(dollars in thousands)

Fixed:
Fixed-rate debt	$161,725	$104,983	$371,240	$207,294	$360,269	$2,524,856	$3,730,367	$3,702,515
Weighted average interest rate	6.78%	6.65%	7.09%	7.03%	7.12%	5.77%	6.17%

Senior & subordinated debt (1)	—	—	—	—	287,500	579,000	866,500	872,650
Weighted average interest rate	—	—	—	—	3.63%	7.30%	6.08%

Total Fixed-Rate Debt	161,725	104,983	371,240	207,294	647,769	3,103,856	4,596,867	4,575,165

Variable:
Variable-rate debt	448,545	302,878	8,184	48,258	3,123	59,143	870,131	870,131
Weighted average interest rate	7.39%	6.68%	6.01%	5.26%	5.29%	5.01%	6.84%

Tax-exempt	191,609	61,565	206,335	31,530	14,810	232,025	737,874	737,874
Weighted average interest rate	4.70%	4.50%	4.23%	4.47%	4.16%	4.66%	4.52%

Bank revolving credit facility (1)	—	—	—	—	—	—	—	—
Weighted average interest rate	—	—	—	—	—	—	—

Subordinated debt (1)	—	20,400	—	—	—	—	20,400	20,400
Weighted average interest rate	—	4.51%	—	—	—	—	4.51%

Total Variable-Rate Debt	640,154	384,843	214,519	79,788	17,933	291,168	1,628,405	1,628,405

Total Long Term Debt	$801,879	$489,826	$585,759	$287,082	$665,702	$3,395,024	$6,225,272	$6,203,570

Weighted average interest rate	6.62%	6.31%	6.07%	6.45%	5.54%	5.95%	6.05%

(1)	Represents recourse debt.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk (continued)
January 31, 2006

	Expected Maturity Date
	Fiscal Year Ending January 31,
							Total	Fair Market
						Period	Outstanding	Value
Long-Term Debt	2007	2008	2009	2010	2011	Thereafter	1/31/06	1/31/06
	(dollars in thousands)

Fixed:
Fixed-rate debt	$300,651	$161,515	$123,545	$268,376	$365,733	$2,429,510	$3,649,330	$3,586,384
Weighted average interest rate	6.88%	6.88%	6.78%	7.03%	6.59%	5.97%	6.25%

Senior & subordinated debt (1)	—	—	—	—	—	579,000	579,000	594,700
Weighted average interest rate	—	—	—	—	—	7.30%	7.30%

Total Fixed-Rate Debt	300,651	161,515	123,545	268,376	365,733	3,008,510	4,228,330	4,181,084

Variable:
Variable-rate debt	272,941	267,609	25,532	3,190	47,549	61,775	678,596	678,596
Weighted average interest rate	6.50%	6.50%	6.47%	5.81%	5.74%	5.99%	6.40%

Tax-exempt	112,152	127,670	16,000	277,000	28,660	270,024	831,506	831,506
Weighted average interest rate	4.25%	4.50%	4.59%	4.70%	5.29%	4.20%	4.47%

Bank revolving credit facility (1)	—	—	82,500	—	—	—	82,500	82,500
Weighted average interest rate	—	—	6.39%	—	—	—	6.39%

Subordinated debt (1)	—	—	20,400	—	—	—	20,400	20,400
Weighted average interest rate	—	—	4.17%	—	—	—	4.17%

Total Variable-Rate Debt	385,093	395,279	144,432	280,190	76,209	331,799	1,613,002	1,613,002

Total Long Term Debt	$685,744	$556,794	$267,977	$548,566	$441,942	$3,340,309	$5,841,332	$5,794,086

Weighted average interest rate	6.30%	6.15%	6.30%	5.85%	6.42%	6.06%	6.11%

(1)	Represents recourse debt.

Item 8. Financial Statements and Supplementary Data
All other schedules are omitted because they are not applicable or the required information is presented in the consolidated financial statements or the notes thereto.
Individual financial statements of entities accounted for by the equity method have been omitted because such entities would not constitute a significant subsidiary.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors
of Forest City Enterprises, Inc.:
We have completed integrated audits of Forest City Enterprises, Inc.’s consolidated financial statements and of its internal control over financial reporting as of January 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedules
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Forest City Enterprises, Inc. and its subsidiaries (the “Company”) at January 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note A to the Consolidated Financial Statements, on February 1, 2004, the Company adopted FIN 46(R), “Consolidation of Variable Interest Entities — an Interpretation ARB 51,” as interpreted.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A, of the Company’s 2006 Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of January 31, 2007 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Cleveland, OH
March 26, 2007, except with respect to our opinion on the consolidated financial statements in so far as they relate to the effects of the discontinued operations as discussed in Note V, as to which the date is November 6, 2007.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Balance Sheets

	January 31,
	2007	2006
	(in thousands)

Assets
Real Estate
Completed rental properties	$6,659,054	$6,162,995
Projects under development	1,396,083	886,256
Land held for development or sale	174,136	105,875

Total Real Estate	8,229,273	7,155,126

Less accumulated depreciation	(1,085,978)	(986,594)

Real Estate, net	7,143,295	6,168,532

Cash and equivalents	254,213	254,734
Restricted cash	292,461	430,264
Notes and accounts receivable, net	287,615	265,264
Investments in and advances to affiliates	333,782	361,942
Other assets	670,238	509,605

Total Assets	$8,981,604	$7,990,341

Liabilities and Shareholders’ Equity
Liabilities
Mortgage debt, nonrecourse	$5,338,372	$5,159,432
Notes payable	96,127	73,823
Bank revolving credit facility	—	82,500
Senior and subordinated debt	886,900	599,400
Accounts payable and accrued expenses	772,964	690,300
Deferred income taxes	486,329	387,788

Total Liabilities	7,580,692	6,993,243

Minority Interest	375,101	102,716

Commitments and Contingencies	—	—

Company-Obligated Trust Preferred Securities	—	—

Shareholders’ Equity
Preferred stock — without par value; 10,000,000 and 5,000,000 shares authorized, respectively; no shares issued	—	—
Common stock — $.33 1/3 par value
Class A, 271,000,000 and 96,000,000 shares authorized, 76,692,955 and 75,695,084 shares issued and 76,628,006 and 75,695,084 shares outstanding, respectively	25,564	25,232
Class B, convertible, 56,000,000 and 36,000,000 shares authorized, 25,254,210 and 26,149,070 shares issued and outstanding; 26,257,961 and 6,257,961 shares issuable, respectively	8,418	8,716

	33,982	33,948
Additional paid-in capital	247,884	251,991
Unearned compensation	—	(4,151)
Retained earnings	762,062	612,371
Less treasury stock, at cost; 64,949 and -0- Class A shares, respectively	(3,449)	—

	1,040,479	894,159
Accumulated other comprehensive (loss) income	(14,668)	223

Total Shareholders’ Equity	1,025,811	894,382

Total Liabilities and Shareholders’ Equity	$8,981,604	$7,990,341

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Earnings

	Years Ended January 31,
	2007	2006	2005
	(in thousands, except per share data)

Revenues from real estate operations	$1,123,351	$1,091,251	$889,766

Expenses
Operating expenses	677,403	616,062	499,184
Depreciation and amortization	176,815	158,704	140,474
Provision for decline in real estate	1,923	3,274	—

	856,141	778,040	639,658

Interest expense	(283,332)	(253,345)	(222,297)
Amortization of mortgage procurement costs	(10,710)	(9,888)	(10,290)
Loss on early extinguishment of debt	(2,175)	(5,181)	(4,734)

Interest and other income	61,411	27,595	42,928
Equity in earnings of unconsolidated entities	48,542	55,201	54,392
Gain on disposition of other investments	—	506	438

Earnings before income taxes	80,946	128,099	110,545

Income tax expense (benefit)
Current	(10,986)	4,218	(11,225)
Deferred	45,714	23,449	51,658

	34,728	27,667	40,433

Earnings before minority interest, discontinued operations and cumulative effect of change in accounting principle	46,218	100,432	70,112

Minority interest	(15,476)	(32,584)	(25,313)

Earnings from continuing operations	30,742	67,848	44,799

Discontinued operations, net of tax and minority interest
Operating earnings (loss) from rental properties	3,017	(10,834)	(5,271)
Gain on disposition of rental properties	143,026	26,505	40,893
Operating earnings from Lumber Group	—	—	4,545
Gain on disposition of Lumber Group	466	—	11,501

	146,509	15,671	51,668

Cumulative effect of change in accounting principle, net of tax	—	—	(11,261)

Net earnings	$177,251	$83,519	$85,206

Basic earnings per common share
Earnings from continuing operations	$0.30	$0.67	$0.45
Earnings from discontinued operations, net of tax and minority interest	1.43	0.16	0.51
Cumulative effect of change in accounting principle, net of tax	—	—	(0.11)

Net earnings	$1.73	$0.83	$0.85

Diluted earnings per common share
Earnings from continuing operations	$0.30	$0.66	$0.44
Earnings from discontinued operations, net of tax and minority interest	1.40	0.15	0.51
Cumulative effect of change in accounting principle, net of tax	—	—	(0.11)

Net earnings	$1.70	$0.81	$0.84

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Net earnings	$177,251	$83,519	$85,206

Other comprehensive (loss) income, net of tax and minority interest:

Unrealized net (losses) gains on investment securities	(99)	57	(435)

Change in unrealized net (losses) gains on interest rate derivative contracts	(14,792)	8,416	2,641

Change in fair value of retained interest (Footnote I)	—	—	(12,442)

Other comprehensive (loss) income, net of tax and minority interest	(14,891)	8,473	(10,236)

Comprehensive income	$162,360	$91,992	$74,970

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity

										Accumulated
	Common Stock				Additional					Other
	Class A		Class B		Paid-In	Unearned	Retained	Treasury Stock		Comprehensive
	Shares	Amount	Shares	Amount	Capital	Compensation	Earnings	Shares	Amount	(Loss) Income	Total
						(in thousands)
Balances at January 31, 2004	73,020	$24,340	27,432	$9,144	$223,575	$(4,919)	$496,537	478	$(1,752)	$1,986	$748,911

Net earnings							85,206				85,206
Other comprehensive loss, net of tax and minority interest										(10,236)	(10,236)
Dividends $.295 per share							(29,637)				(29,637)
Conversion of Class B to Class A shares	935	312	(935)	(312)							—
Exercise of stock options	251	84			3,524			(478)	1,752		5,360
Income tax benefit from stock option exercises					4,256						4,256
Amortization of unearned compensation						1,832					1,832
Distribution of accumulated equity to minority partners					(1,167)						(1,167)

Balances at January 31, 2005	74,206	$24,736	26,497	$8,832	$230,188	$(3,087)	$552,106	—	$—	$(8,250)	$804,525

Net earnings							83,519				83,519
Other comprehensive income, net of tax and minority interest										8,473	8,473
Dividends $.23 per share							(23,254)				(23,254)
Purchase of treasury stock								62	(1,945)		(1,945)
Conversion of Class B to Class A shares	348	116	(348)	(116)							—
Exercise of stock options	1,051	350			10,295			(62)	1,945		12,590
Income tax benefit from stock option exercises and vesting of restricted stock					9,195						9,195
Restricted stock issued	90	30			2,827	(2,857)					—
Amortization of unearned compensation						1,793					1,793
Distribution of accumulated equity to minority partners					(514)						(514)

Balances at January 31, 2006	75,695	$25,232	26,149	$8,716	$251,991	$(4,151)	$612,371	—	$—	$223	$894,382

Reclassifications related to the adoption of SFAS No. 123(R)	(259)	(86)			(4,065)	4,151					—
Net earnings							177,251				177,251
Other comprehensive loss, net of tax and minority interest										(14,891)	(14,891)
Dividends $.27 per share							(27,560)				(27,560)
Purchase of treasury stock								491	(25,928)		(25,928)
Conversion of Class B to Class A shares	895	298	(895)	(298)							—
Exercise of stock options	306	101			(12,855)			(426)	22,479		9,725
Restricted stock vested	56	19			(19)						—
Stock-based compensation					12,064						12,064
Purchased call option transaction, net of tax					(28,155)						(28,155)
Warrant transaction					28,923						28,923

Balances at January 31, 2007	76,693	$25,564	25,254	$8,418	$247,884	$—	$762,062	65	$(3,449)	$(14,668)	$1,025,811

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended January 31,
	2007	2006	2005
		(in thousands)

Net Earnings	$177,251	$83,519	$85,206
Amortization of mortgage procurement costs	10,710	9,888	10,290
Loss on early extinguishment of debt	2,175	5,181	4,734
Provision for decline in real estate	1,923	3,274	—
Depreciation and amortization	176,815	158,704	140,474
Equity in earnings of unconsolidated entities	(48,542)	(55,201)	(54,392)
Gain on disposition of other investments	—	(506)	(438)
Deferred income taxes	45,714	23,449	42,965
Minority interest	15,476	32,584	25,313
Stock-based compensation	8,157	1,793	1,832
Cash distributions from operations of unconsolidated entities	44,982	46,457	74,008
Non-cash operating expenses:
Write-off of abandoned development projects	9,318	3,821	13,898
Write-off of a portion of enterprise resource planning project	—	3,162	—
Discontinued operations:
Loss on early extinguishment of debt	—	4,803	2,924
Provision for decline in real estate	—	4,600	—
Depreciation and amortization	9,894	22,666	24,885
Amortization of mortgage procurement costs	477	3,362	4,143
Gain on disposition of rental properties and Lumber Group	(351,861)	(43,198)	(92,245)
Minority interest	118,071	5	3,616
Deferred taxes	79,336	17,055	26,333
Cumulative effect of change in accounting principle	—	—	18,628
Cost of sales of land included in projects under development and completed rental properties	35,037	73,944	7,937
Increase in land held for development or sale	(35,832)	(4,611)	(10,604)
Increase in notes and accounts receivable	(896)	(44,292)	(36,126)
Decrease (increase) in other assets	9,092	(7,530)	19,766
Decrease (increase) in restricted cash used for operating purposes	7,583	(23,039)	3,090
(Decrease) increase in accounts payable and accrued expenses	(5,001)	36,520	17,509
Change in Lumber Group — assets held for sale	—	—	32,615

Net cash provided by operating activities	$309,879	$356,410	$366,361

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended January 31,
	2007	2006	2005
		(in thousands)
Cash Flows from Investing Activities
Capital expenditures, including real estate acquisitions	$(1,016,070)	$(978,575)	$(853,528)
Payment of lease procurement costs and other assets	(53,975)	(50,555)	(20,645)
Change in restricted cash to be used for capital expenditures	(102,101)	(6,745)	(9,399)
Proceeds from disposition of rental properties, Lumber Group and other investments	344,586	69,498	149,089
Change in investments in and advances to affiliates	6,392	53,582	(102,143)

Net cash used in investing activities	(821,168)	(912,795)	(836,626)

Cash Flows from Financing Activities
Proceeds from issuance of Puttable Equity-Linked Senior Notes	287,500	—	—
Payment of Puttable Equity-Linked Senior Notes issuance costs	(7,356)	—	—
Payment of purchased call option transaction	(45,885)	—	—
Proceeds from warrant transaction	28,923	—	—
Proceeds from issuance of senior notes	—	—	250,000
Payment of senior notes issuance costs	—	—	(8,070)
Borrowings on bank revolving credit facility	393,000	100,000	—
Payments on bank revolving credit facility	(475,500)	(17,500)	—
Repayment of term loan	—	—	(56,250)
Proceeds from nonrecourse mortgage debt	1,036,067	1,092,926	1,195,138
Principal payments on nonrecourse mortgage debt	(554,447)	(540,354)	(592,146)
Proceeds from notes payable	24,233	24,537	26,718
Payments on notes payable	(101,019)	(42,587)	(34,216)
Cash consideration exchanged for Bruce C. Ratner’s minority interests	(48,883)	—	—
Change in restricted cash and book overdrafts	85,658	(32,605)	(79,713)
Payment of deferred financing costs	(31,599)	(33,197)	(24,855)
Purchase of treasury stock related to Puttable Equity-Linked Senior Notes	(24,962)	—	—
Purchase of other treasury stock	(966)	(1,945)	—
Exercise of stock options	9,725	12,590	5,360
Dividends paid to shareholders	(26,512)	(22,221)	(29,099)
Decrease in minority interest	(37,209)	(5,017)	(18,957)
Change in Lumber Group — assets held for sale	—	—	(18,834)

Net cash provided by financing activities	510,768	534,627	615,076

Net increase (decrease) in cash and equivalents	(521)	(21,758)	144,811
Cash and equivalents at beginning of year	254,734	276,492	131,681

Cash and equivalents at end of year	$254,213	$254,734	$276,492

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$(304,221)	$(274,708)	$(249,809)
Cash (refunded) paid during the year for income taxes	$(1,429)	$(8,170)	$4,582
The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Supplemental Non-Cash Disclosures:
The table below represents the effect of the following non-cash transactions for the years ended January 31, 2007, 2006 and 2005:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)
Operating Activities
(Increase) decrease in notes and accounts receivable (1)(3)(4)(9)(11)(14)	$(21,685)	$(8,104)	$37,078
Increase in land held for development or sale (4)(8)(9)(11)	(32,332)	(5,413)	(13,450)
(Increase) decrease in other assets (1)(3)(4)(10)(11)(14)	(66,470)	70,000	(127,735)
Increase in restricted cash (4)(11)	(423)	—	(9,070)
Increase in deferred profit (14)	—	—	4,086
Decrease in deferred taxes (11)	—	—	(3,038)
Increase in accounts payable and accrued expenses (1)(3)(4)(6)(8)(9)(11)(12)	77,219	38,975	95,580

Total effect on operating activities	$(43,691)	$95,458	$(16,549)

Investing Activities
Decrease in investments in and advances to affiliates (1)(4)(11)(12)(13)	$45,341	$—	$44,766
Increase in projects under development (3)(4)(5)(6)(9)	(184,951)	(24,425)	(51,916)
Increase in completed rental properties (1)(4)(11)(14)	(279,345)	—	(559,145)
Non-cash proceeds from disposition of properties (2)	332,080	120,315	—

Total effect on investing activities	$(86,875)	$95,890	$(566,295)

Financing Activities
Increase in notes and loans payable (4)(11)(13)	$105,600	$—	$7,065
(Decrease) increase in nonrecourse mortgage debt (1)(2)(3)(4)(10)(11)(14)	(301,264)	(190,315)	542,363
Decrease (increase) in restricted cash (3)(4)	150,418	—	(5,661)
Decrease in deferred tax liability (7)	(17,730)	—	—
Increase in minority interest (1)(2)(4)(11)(12)(13)	172,953	—	39,615
Increase in additional paid-in capital (5)(7)	21,637	—	—
Dividends declared but not yet paid	(1,048)	(1,033)	(538)

Total effect on financing activities	$130,566	$(191,348)	$582,844

(1)	Issued Class A Common Units in exchange for Bruce C. Ratner’s minority interests in the Forest City Ratner Companies portfolio (See Footnote U).

(2)	Assumption of nonrecourse mortgage debt and direct payment to partner by the buyer upon sale of Hilton Times Square Hotel, G Street, Embassy Suites Hotel and Battery Park City Retail properties in the Commercial Group and Mount Vernon Square and Providence at Palm Harbor properties in the Residential Group during the year ended January 31, 2007 and Enclave, Cherrywood Village and Ranchstone properties in the Residential Group during the year ended January 31, 2006.

(3)	Change to equity method of accounting from full consolidation due to admission of a 50% partner in Uptown Apartments, a residential development project in Oakland, California, during the year ended January 31, 2007.

(4)	Change to full consolidation method of accounting from equity method due to acquisition of partners’ interest in New York Times Building and Galleria at Sunset properties in the Commercial Group, Village Green, an apartment community in the Residential Group and Rockport Square in the Land Development Group during the year ended January 31, 2007 and Lenox Park, Lenox Club and Pavilion, apartment communities in the Residential Group and Tangerine in the Land Development Group during the year ended January 31, 2005.

(5)	Capitalization of stock-based compensation granted to employees directly involved with the acquisition, development and construction of real estate.

(6)	Estimate for environmental liabilities in the Commercial Group.

(7)	Recording of a deferred tax asset on the purchased call option in conjunction with the issuance of the Company’s 3.625% Puttable Equity-Linked Senior Notes during the year ended January 31, 2007 (See Footnote H).

(8)	Investment at risk, net of the cost of the option to purchase a piece of land in Prosper, Texas in the Land Group during the year ended January 31, 2007.

(9)	Change in construction payables included in accounts payable and accrued expenses.

(10)	Retired $70,000,000 Stapleton Revenue Bonds consolidated by the Company in accordance with FIN No. 46 (R), but owned by a third party special purpose entity, during the year ended January 31, 2006 (See Footnote I).

(11)	Change in consolidation methods due to FIN No. 46 (R) during the year ended January 31, 2005.
The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(12)	Modification of certain provisions of the Company’s arrangement with its partner in the New York operations for certain property partnerships during the year ended January 31, 2005.

(13)	Decrease of ownership interest in Victoria Gardens, a retail center in Rancho Cucamonga, California, due to admission of an additional partner during the year ended January 31, 2005.

(14)	Disposition of Regency Towers, Woodlake, Bridgewater, Trellis at Lee’s Mill, Hunting Park, Arboretum, Flatbush Avenue, Colony Woods and Silver Hill and disposition of the Lumber Group during the year ended January 31, 2005.
The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies
Nature of Business
Forest City Enterprises, Inc. (the “Company”) principally engages in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. The Company operates through three strategic business units and five reportable segments. The Commercial Group, the Company’s largest business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office and life science buildings, hotels and mixed-use projects. The Residential Group owns, develops, acquires, and operates residential rental property, including upscale and middle-market apartments, adaptive re-use developments and supported-living communities. It also develops for-sale condominium projects and owns interests in entities that develop and manage military housing. New York City operations are part of the Commercial Group or Residential Group depending on the nature of the operations. Real Estate Groups are the combined Commercial and Residential Groups. The Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers. It also owns and develops land into master-planned communities and mixed-use projects. Corporate Activities and the Nets, a franchise of the National Basketball Association (“NBA”) in which the Company accounts for its investment on the equity method of accounting, are reportable segments of the Company.
The Company has approximately $9.0 billion in total assets in 26 states and the District of Columbia at January 31, 2007. The Company’s core markets include the New York City/Philadelphia metropolitan area, Denver, Boston, the Greater Washington, D.C./Baltimore metropolitan area, Chicago and the state of California. The Company has offices in Boston, Chicago, Denver, Los Angeles, New York City, San Francisco, Washington, D.C. and the Company’s corporate headquarters are in Cleveland, Ohio.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Forest City Enterprises, Inc., its wholly-owned subsidiaries and entities in which it has a controlling interest in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in consolidation.
In accordance with the Financial Accounting Standards Board Interpretation (“FIN”) No. 46 (R) “Consolidation of Variable Interest Entities” (“FIN No. 46 (R)”), the Company consolidates variable interest entities (“VIEs”) in which it has a variable interest (or a combination of variable interests) that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, based on an assessment performed at the time the Company becomes involved with the entity. VIEs are entities in which the equity investors do not have a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The Company reconsiders this assessment only if the entity’s governing documents or the contractual arrangements among the parties involved change in a manner that changes the characteristics or adequacy of the entity’s equity investment at risk, some or all of the equity investment is returned to the investors and other parties become exposed to expected losses of the entity, the entity undertakes additional activities or acquires additional assets beyond those that were anticipated at inception or at the last reconsideration date that increase its expected losses, or the entity receives an additional equity investment that is at risk, or curtails or modifies its activities in a way that decreases its expected losses (Refer to the Variable Interest Entities section of this Note).
For entities not deemed to be VIEs, the Company consolidates those entities in which it exerts effective control or owns a majority of the voting securities or interests, except in those instances in which the minority voting interest owner effectively participates through substantive participative rights. Substantive participatory rights include the ability to select, terminate, and set compensation of the investee’s management, approve refinancings, participate in capital and operating decisions of the investee (including budgets), in the ordinary course of business.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. Some of the critical estimates made by the Company include, but are not limited to, estimates of useful lives for long-lived assets, reserves for collection on accounts and notes receivable and other investments, provisions for decline in real estate and the computation of expected losses on VIEs. As a result of the nature of estimates made by the Company, actual results could differ.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
Reclassification and Other
Certain prior year amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation.
During the year ended January 31, 2007, the Company reported the prior period impact of adjustments primarily related to cumulative differences in earnings (loss) recognition on three of the Company’s joint ventures in which one or more partners had preferred return provisions on and of their equity over the other partners. All of the joint ventures were unconsolidated entities accounted for on the equity method of accounting. The differences in the cumulative loss recognition on the three unconsolidated joint ventures, which resulted from not allocating earnings/losses among all partners using the hypothetical liquidation at book value method, accumulated over many years and are reflected as a reduction of equity in earnings of unconsolidated investments for the year ended January 31, 2007.
The impact discussed above is a reduction of net earnings and earnings from continuing operations of $2,900,000 for the year ended January 31, 2007. Management has assessed the impact of the adjustments, both individually and in the aggregate, and does not believe these amounts are material to any previously issued financial statements or to the results of operations for the Company for the year ended January 31, 2007.
Fiscal Year
The years 2006, 2005 and 2004 refer to the fiscal years ended January 31, 2007, 2006 and 2005, respectively.
Land Operations
Land held for development or sale is stated at the lower of carrying amount or fair market value less cost to sell.
Recognition of Revenue
Real Estate Sales — The Company recognizes gains on sales of real estate pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 66 “Accounting for Sales of Real Estate” (“SFAS No. 66”). The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, the Company defers gain recognition and accounts for the continued operations of the property by applying the deposit, finance, installment or cost recovery methods, as appropriate.
The Company follows the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for reporting dispositions of operating properties. Pursuant to the definition of a component of an entity in SFAS No. 144, assuming no significant continuing involvement, all earnings of properties which have been sold or determined by management to be held for sale are reported as discontinued operations. The Company considers assets held for sale when the transaction has been approved by the appropriate level of management and there are no significant contingencies related to the sale that may prevent the transaction from closing. In most transactions, these contingencies are not satisfied until the actual closing and, accordingly, the property is not identified as held for sale until the closing actually occurs. However, each potential sale is evaluated based on its separate facts and circumstances.
Leasing Operations — The Company enters into leases with tenants in its rental properties. The lease terms of tenants occupying space in the retail centers and office buildings generally range from 1 to 25 years, excluding leases with certain anchor tenants which typically run longer. Minimum rents are recognized on a straight-line basis over the non-cancelable term of the related leases, which includes the effects of rent steps and rent abatements under the leases. Overage rents are recognized in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition,” which states that this income is to be recognized only after the contingency has been removed (i.e., sales thresholds have been achieved). Recoveries from tenants for taxes, insurance, and other commercial property operating expenses are recognized as revenues in the period the applicable costs are incurred. See Note M — Leases for further information on tenant reimbursements.
Construction — Revenue and profit on long-term fixed-price contracts are recorded using the percentage-of-completion method. On reimbursable cost-plus fee contracts, revenues are recorded in the amount of the accrued reimbursable costs plus proportionate fees at the time the costs are incurred.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
Military Housing Fee Revenues — Asset management fee revenues are recognized based on a stated percentage of the annual operating income that is generated by the military housing privatization projects. Asset management fees of $1,091,000, $898,000 and $-0- were recognized during the years ended January 31, 2007, 2006, and 2005, respectively, which were recorded in revenues from real estate operations in the Consolidated Statements of Earnings.
Revenues for development fees related to the Company’s military housing projects are based on a stated percentage of the actual development costs incurred by the military housing projects and are recognized on a monthly basis as the costs are incurred. The Company also recognizes additional development incentive fees based on a stated percent that is earned upon the successful completion of certain subjective criteria as specified in the development agreements. Revenues of $7,981,000, $1,697,000 and $-0- were recognized during the years ended January 31, 2007, 2006 and 2005, respectively, related to base development and development incentive fees, which were recorded in revenues from real estate operations in the Consolidated Statements of Earnings.
Revenues related to construction management fees are recognized based on amounts paid for the cost of each construction contract. The Company also recognized certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contract. Revenues of $4,327,000, $1,379,000 and $-0- were recognized during the years ended January 31, 2007, 2006 and 2005, respectively, related to the base construction and incentive fees, which were recorded in revenues from real estate operations in the Consolidated Statements of Earnings.
Recognition of Costs and Expenses
Operating expenses primarily represent the recognition of operating costs, which are charged to operations as incurred, administrative expenses and taxes other than income taxes. Interest expense and real estate taxes during development and construction are capitalized as a part of the project cost.
The Company provides an allowance for doubtful accounts against the portion of accounts or notes receivable that is estimated to be uncollectible. Such allowances are reviewed and updated quarterly for changes in expected collectibility.
Depreciation and amortization is generally computed on a straight-line method over the estimated useful life of the asset. The estimated useful lives of buildings and certain first generation tenant allowances that are considered by management as a component of the building are primarily 50 years. Subsequent tenant improvements are amortized over the life of the tenant’s lease. This estimate is based on the length of time the asset is expected to generate positive operating cash flows. In the Company’s Residential Group, the Company purchased its partner’s interest in contracts related to its military family housing projects during the fiscal years ended January 31, 2007 and 2006. The Company has recorded the cost of these contracts as intangible assets and the amounts will be amortized over the life of the respective contracts.
Major improvements and tenant improvements that are considered the Company’s assets are capitalized in real estate costs and expensed through depreciation charges. Tenant improvements that are considered lease inducements are capitalized into other assets and amortized as a reduction of rental revenue over the life of the tenant’s lease. Repairs, maintenance and minor improvements are expensed as income.
A variety of costs are incurred in the acquisition, development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The Company’s capitalization policy on development properties is guided by SFAS No. 34 “Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and the Initial Rental Operations of Real Estate Properties.” The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company considers a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with the portion under construction. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the respective accounts and any resulting gains or losses are reported in the Consolidated Statements of Earnings.
The Company reviews its properties to determine if its carrying costs will be recovered from future operating cash flows whenever events or changes indicate that recoverability of long-lived assets may not be assured. In cases where the Company does not expect to recover its carrying costs, an impairment loss is recorded as a provision for decline in real estate.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
Investments in Unconsolidated Entities
The Company accounts for its investments in unconsolidated entities (included in Investments in and Advances to Affiliates on the Consolidated Balance Sheets) using the equity method of accounting whereby the cost of an investment is adjusted for the Company’s share of income or loss from the date of acquisition, and reduced by distributions received. The income or loss for each unconsolidated entity is allocated in accordance with the provisions of the applicable operating agreements, which may differ from the ownership interest held by each investor. Differences between the Company’s carrying value of its investment in the unconsolidated entities and the Company’s underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets or liabilities, as applicable. The Company records income or loss in certain unconsolidated entities based on the distribution priorities, which may change upon the achievement of certain return thresholds. The Company evaluates the fair value of its investments in unconsolidated entities and any decreases in fair value which are other than temporary are recognized as incurred.
Minority Interest
Interests held by partners in real estate partnerships consolidated by the Company are reflected in minority interest on the Consolidated Balance Sheets. Minority interest represents the minority partners’ share of the underlying net assets of our consolidated subsidiaries. Distributions to minority partners in excess of their recorded minority interest balance related to refinancing proceeds from nonrecourse debt, which generally arise from appreciation of the underlying real estate assets, are reported as a reduction of additional paid-in-capital in the Consolidated Statements of Shareholders’ Equity. In situations where distributions and losses otherwise allocable to a partner’s minority interest balance exceeds its partner’s recorded capital account, such excess amounts are charged against the Company’s interests in its Consolidated Statements of Earnings when there is no legal obligation for the partner to restore their deficit capital account, except as described above involving distributions on nonrecourse debt refinancing proceeds. If a partner has a legal obligation to repay its deficit capital account, the Company will record such amount as an investment in and advances to affiliates on its Consolidated Balance Sheets if management determines such amounts are collectible and legally enforceable (subject to a contractual obligation).
Allowance for Projects Under Development
The Company records an allowance for development project write-offs for its projects under development. Specific projects are written off against this allowance when it is determined by management that the project will not be developed. The allowance is adjusted on a quarterly basis based on the Company’s actual development project write-off history. The allowance decreased by $800,000 and $3,500,000 for the years ended January 31, 2007 and 2006, respectively and increased $900,000 for the year ended January 31, 2005. Any change in the allowance is reported in operating expenses in the Consolidated Statements of Earnings.
Acquisition of Rental Properties
Upon acquisition of rental property, the Company allocates the purchase price of properties to net tangible and identified intangible assets acquired based on fair values. Above-market and below-market in-place lease values for acquired properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) the Company’s estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. Capitalized above-market lease values are amortized as a reduction of rental income (or rental expense for ground leases in which the Company is the lessee) over the remaining non-cancelable terms of the respective leases. Capitalized below-market lease values are amortized as an increase to rental income (or rental expense for ground leases in which the Company is the lessee) over the remaining non-cancelable terms of the respective leases, including any fixed-rate renewal periods.
Other intangible assets also include amounts representing the value of tenant relationships and in-place leases based on the Company’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with the respective tenant. The Company estimates the cost to execute leases with terms similar to the remaining lease terms of the in-place leases, including leasing commissions, legal and other related expenses. This intangible asset is amortized to expense over the remaining term of the respective leases. The Company estimates of value are made using methods similar to those used by independent appraisers or by using independent appraisals. Factors considered by the Company in this analysis include an estimate of the carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which primarily range from three to twelve months. The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. The Company also uses the information obtained as a result of its pre-acquisition due diligence as part of its consideration of FIN No. 47 “Accounting for Conditional Asset Retirement Obligations,” and when necessary, will record a conditional asset retirement obligation as part of its purchase price.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
Characteristics considered by the Company in allocating value to its tenant relationships include the nature and extent of the Company’s business relationship with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, among other factors. The value of tenant relationship intangibles is amortized over the remaining initial lease term and expected renewals, but in no event longer than the remaining depreciable life of the building. The value of in-place leases is amortized over the remaining non-cancelable term of the respective leases and any fixed-rate renewal periods.
In the event that a tenant terminates its lease, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, would be charged to expense.
Cash and Equivalents
The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.
Cash flows associated with items intended as hedges of identifiable transactions or events are classified in the same category as the cash flows from the items being hedged. Cash flows from derivatives not designated as cash flow or fair value hedges are generally classified in the investing section in our consolidated statements of cash flows.
The Company maintains operating cash and reserves for replacement balances in financial institutions which, from time to time, may exceed Federally-insured limits. The Company periodically assesses the financial condition of these institutions and believes that the risk of loss is minimal.
Restricted Cash
Restricted cash represents legally restricted deposits with financial institutions for taxes and insurance, security deposits, capital replacement, improvement and operating reserves, bond funds, development escrows, construction escrows and collateral on total rate of return swaps, as well as certain internally restricted deposits with qualified intermediaries related to like-kind exchanges.
Allowance for Doubtful Accounts and Reserves on Notes Receivable
The Company records allowances for rent receivables from commercial tenants that are deemed to be uncollectible. These allowances are based on management’s estimate of receivables that will not be realized from cash receipts in subsequent periods. The Company also maintains an allowance for receivables arising from the straight-lining of rents. This receivable arises from earnings recognized in excess of amounts currently due under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. The allowance against the Company’s straight-line rent receivable is based on the Company’s historical experience with early lease terminations. There is a risk that the Company’s estimate of the expected activity of current tenants may not accurately reflect future events. If the estimate does not accurately reflect future tenant vacancies, the reserve for straight-line rent receivable may be over or understated by the actual tenant vacancies that occur. The Company estimates the allowance for notes receivable based on its assessment of the collectibility of the note. The assessment of collectibility is based largely on expected future cash flows estimated to be paid to the Company’s limited partners. If the estimate of expected future cash flows does not accurately reflect actual events, the Company’s reserve on notes receivable may be over or understated by the actual cash flows that occur.
Historic Tax Credit Entities
The Company has certain investments in properties that have received, or the Company believes are entitled to receive, historic rehabilitation tax credits on qualifying expenditures under section 47 of the Internal Revenue Code of 1986 as well as various state credit programs. The Company typically enters into these investments with sophisticated financial investors. In exchange for the financial investors’ initial contribution into these investments, they are entitled to substantially all of the benefits derived from the historic tax credit, but generally have no material interest in the underlying economics of the properties. Typically, these arrangements have put/call provisions (which range up to 7 years) whereby the Company may be obligated (or entitled) to repurchase the financial investors’ interest. Due to the economic structure, the Company has consolidated each of these properties in its consolidated financial statements, and has reflected the investors’ contribution as a liability in its Consolidated Balance Sheets. The Company guarantees the financial investor that in the event of a subsequent recapture by a taxing authority due to the Company’s noncompliance with applicable tax credit guidelines that it will indemnify the financial investor for any recaptured tax credits. Within the Company’s consolidated financial statements, the Company initially records a liability for the cash received from the financial investor. The Company generally records income upon completion and certification of the qualifying development expenditures resulting in an adjustment of the liability at each balance sheet date to the amount that would be paid to the financial investor based upon the tax credit compliance regulations, which range from 0 to 5 years. During the year ended January 31, 2007, the Company recognized income related to federal and state tax credits of $12,681,000 and $13,038,000, respectively, which were recorded in interest and other income in our Consolidated Statements of Earnings.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
Investments in Partnerships
As is customary within the real estate industry, the Company invests in certain projects through partnerships and limited liability entities. The Company may provide funding for certain of its partners’ equity contributions. Such advances are typically interest-bearing or entitle the Company to a preference on and of such advances on property cash flows and are included in investments in and advances to affiliates in the accompanying Consolidated Balance Sheets.
Other Assets
Included in other assets are costs incurred in connection with obtaining financings which are deferred and amortized on a straight-line basis, which approximates the effective interest method, over the life of the related debt. Costs incurred in connection with leasing space to tenants are also included in other assets and are deferred and amortized using the straight-line method over the lives of the related leases.
Investments in securities classified as available-for-sale are reflected in other assets at market value with the unrealized gains or losses reflected as accumulated other comprehensive income (loss) in the Consolidated Statements of Shareholders’ Equity. Unrealized gains or losses were not material for the three years ending January 31, 2007, 2006 and 2005.
Intangible Assets — Upon an acquisition of a business, the Company records intangible assets acquired at their estimated fair value separate and apart from goodwill. The Company amortizes identified intangible assets that are determined to have finite lives which are based on the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the business acquired. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.
Included with the Nets, an investment accounted for by the Company on the equity method of accounting, is the Company’s share of approximately $55,615,000 and $64,252,000 (net of accumulated amortization of $20,919,000 and $12,282,000) of intangible assets for the years ended January 31, 2007 and 2006, respectively, consisting primarily of the fair value of the franchise asset, players’ contracts and the arena lease that were acquired in connection with the team in August 2004. With exception of the franchise asset, which the management of the Nets has determined is an indefinite-lived intangible asset, such intangibles are generally amortized over their estimated useful lives, which has been determined to be five years. The amortization of these intangible assets is included as a component of the Company’s proportionate share of loss from the Nets within equity in earnings of unconsolidated entities in the Company’s Consolidated Statements of Earnings. The Company’s portion of amortization expense recorded by the Nets was $6,846,000 and $12,546,000 for the years ended January 31, 2007 and 2006, respectively.
Refer to Note D — Other Assets for additional information on intangible assets.
Capitalized Software Costs — Costs related to software developed or obtained for internal use are capitalized pursuant to Statement of Position No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and amortized using the straight-line method over their estimated useful life, which is primarily three years. The Company capitalizes significant costs incurred in the acquisition or development of software for internal use, including the costs of the software, materials, consultants, interest and payroll and payroll-related costs for employees incurred in developing internal-use computer software once final selection of the software is made. Costs incurred prior to the final selection of software and costs not qualifying for capitalization are charged to expense. At January 31, 2007 and 2006, the Company has capitalized $24,659,000 (net of $1,626,000 of accumulated amortization) and $13,484,000 (net of $881,000 of accumulated amortization) of software costs respectively. The increase in software costs between 2007 and 2006 primarily relates to the enterprise resource planning project the Company is currently implementing. The Company recorded $745,000, $282,000 and $220,000 of amortization expense related to capitalized software for the years ended January 31, 2007, 2006 and 2005, respectively. During the year ended January 31, 2006, following consolidations in the software industry, the Company modified its implementation plan involving an enterprise resource planning project resulting in an impairment charge of $3,162,000, which is recorded within operating expenses in our 2005 Consolidated Statements of Earnings.
Accounting for Derivative Instruments and Hedging Activities
The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned decreases in earnings and cash flows that may be caused by interest rate volatility. Derivative instruments that are used as part of the Company’s strategy include interest rate swaps and option contracts that have indices related to the pricing of specific balance sheet liabilities. The Company enters into interest rate swaps to convert certain floating-rate debt to fixed-rate long-term debt, and vice-versa, depending on market conditions or forward starting swaps to hedge the changes in benchmark interest rates on forecasted financings. Option products utilized include interest rate caps, floors, interest rate swaptions and Treasury options. The use of these option products is consistent with the Company’s risk management objective to reduce or

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
eliminate exposure to variability in future cash flows primarily attributable to changes in benchmark rates relating to forecasted financings, and the variability in cash flows attributable to increases relating to interest payments on its floating-rate debt. The caps and floors have typical durations ranging from one to three years while the Treasury options are for periods of five to ten years. The Company also enters into interest rate swap agreements for hedging purposes for periods that are generally one to five years. The Company does not have any Treasury options outstanding at January 31, 2007.
The principal credit risk to the Company through its interest rate risk management strategy is the potential inability of the financial institution from which the derivative financial instruments were purchased to cover all of its obligations. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Company’s credit risk will equal the fair-value gain in a derivative. To mitigate this exposure, the Company generally purchases its derivative financial instruments from either the institution that holds the debt or from institutions with a minimum A- credit rating.
Derivatives are reported in the Consolidated Balance Sheets at their fair value. On the date that the Company enters into a derivative contract, it typically designates the derivative as a hedge of a forecasted transaction or the variability of cash flows that are to be paid in connection with a recognized or forecasted liability (a “cash flow hedge”), or to convert certain fixed-rate long-term debt to variable-rate debt (a “fair value hedge”). The effective portion of the change in fair value of a derivative that is designated and qualifies as a cash flow hedge is recorded in other comprehensive income (“OCI”) until earnings are affected by the variability of cash flows of the hedged transaction. The ineffective portion of all hedges is immediately recognized in the Consolidated Statements of Earnings.
The Company assesses hedge effectiveness based on the total changes in cash flows on its interest rate caps and Treasury options as described by the Derivative Implementation Group (DIG) Issue G20 “Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge” and records subsequent changes in fair value in OCI, including the changes in the option’s time value. Gains or losses on interest rate caps used to hedge interest rate risk on variable-rate debt will be reclassified out of accumulated OCI into earnings when the forecasted transaction occurs using the “caplet” methodology. Gains or losses on Treasury options used to hedge the interest rate risk associated with the anticipated issuance of fixed-rate debt will be reclassified from accumulated OCI into earnings over the term of the debt, based on an effective-yield method.
The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company also formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the fair value or cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. The Company discontinues hedge accounting prospectively when: (1) it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.
When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated OCI and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses, or a portion of the gains and losses, that were accumulated in OCI will be recognized immediately in net earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will report the derivative at its fair value in the Consolidated Balance Sheets, immediately recognizing changes in the fair value in the Consolidated Statements of Earnings.
For the year ended January 31, 2007, the Company recorded interest expense of approximately $54,000 in the Consolidated Statements of Earnings, which represented the total ineffectiveness of all cash flow hedges. For the years ended January 31, 2006 and 2005, the Company recorded interest income of approximately $25,000 and $1,064,000, respectively, in the Consolidated Statements of Earnings, which represented the total ineffectiveness of all cash flow hedges. The amount of hedge ineffectiveness relating to hedges designated and qualifying as fair value hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), was not material. The amount of net derivative losses reclassified into earnings from OCI as a result of forecasted transactions that did not occur by the end of the originally specified time period or within an additional two-month period of time thereafter was $543,000, $218,000 and $-0- for the years ended January 31, 2007, 2006 and 2005, respectively. As of January 31, 2007, the Company expects that within the next twelve months it will reclassify amounts recorded in accumulated OCI into earnings as interest income of approximately $265,000, net of tax.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
During 2006, the Company executed a notional amount of $883,045,000 of 10-year forward swaps at an average rate of 5.72% to protect it against interest rate fluctuations on forecasted financings on consolidated properties that are anticipated to occur over the next three years. At the time the Company secures and locks an interest rate on an anticipated financing, it intends to simultaneously terminate the forward swaps attributed to that financing. To the extent effective, the receipt or payment of cash at termination will be recorded in accumulated OCI and will be amortized as either an increase or decrease to interest expense in the same periods as the interest payments on the financing. As these 10-year forward swaps have been designated and qualified as cash flow hedges under SFAS No. 133, the Company’s portion of the unrealized gains and losses on the effective portion of the hedges has been recorded in accumulated OCI. During 2006, a notional amount of $92,500,000 of the forward swaps included in the figure above were terminated in conjunction with the locking of the interest rate on the financing.
During 2006, the Company also executed $270,000,000 of 10-year forward swaps at an average rate of 5.87% to hedge the interest rate risk associated with its proportionate share of nonrecourse mortgage debt for two properties accounted for under the equity method of accounting. Under the provisions of SFAS No. 133, the Company cannot designate these swaps as cash flow hedges as they relate to unconsolidated properties. Therefore, the change in the fair value of these swaps was marked to market through earnings on a quarterly basis. During 2006, a notional amount of $150,000,000 of the forward swaps included in the figure above were terminated in conjunction with the locking of the interest rate on the financing.
For year ended January 31, 2007, the Company recorded $9,386,000 of interest expense related to its 10-year forward swaps in its Consolidated Statements of Earnings, which represents the change in fair value of the swaps that do not qualify for hedge accounting.
From time to time, the Company and/or certain of its joint ventures (the “Joint Ventures”) enter into total rate of return swaps (“TRS”) on various tax-exempt fixed-rate borrowings generally held by the Company and/or within the Joint Ventures. The TRS convert these borrowings from a fixed rate to a variable rate and provide an efficient financing product to lower the cost of capital. In exchange for a fixed rate, the TRS require that the Company and/or the Joint Ventures pay a variable rate, generally equivalent to the Bond Market Association (“BMA”) rate. Additionally, the Company and/or the Joint Ventures have guaranteed the principal balance of the underlying borrowing. Any fluctuation in the value of the guarantee would be offset by the fluctuation in the value of the underlying borrowing, resulting in no financial impact to the Company and/or the Joint Ventures. At January 31, 2007, the aggregate notional amount of TRS in which the Company and/or the Joint Ventures have an interest is $390,853,000. The fair value of such contracts is immaterial at January 31, 2007 and 2006. The Company believes the economic return and related risk associated with a TRS is generally comparable to that of nonrecourse variable-rate mortgage debt.
In addition, in May 2004 Stapleton Land, LLC entered into an agreement to purchase $200,000,000 of tax increment revenue bonds issued by the Denver Urban Renewal Authority (“DURA”) from a trust if they are not repurchased or remarketed between June 1, 2007 and June 1, 2009 (see the Other Financing Arrangements section of Note I). Stapleton Land, LLC will receive a fee upon removal of the DURA bonds from the trust. This purchase obligation and related fee have been accounted for as a derivative with changes in fair value recorded through earnings. The fair value at January 31, 2007 and 2006 of approximately $15,090,000 and $7,244,000, respectively, is recorded in other assets in the Consolidated Balance Sheets.
Fair Value of Financial Instruments
The Company estimates the fair value of its debt instruments by discounting future cash payments at interest rates that the Company believes approximates the current market. The carrying amount of the Company’s total fixed-rate debt at January 31, 2007 was $4,596,867,000 compared to an estimated fair value of $4,575,165,000.
The Company estimates the fair value of its hedging instruments based on interest rate market pricing models. At January 31, 2007 and 2006, interest rate caps were reported at fair value of approximately $2,372,000 and $2,454,000, respectively, in other assets in the Consolidated Balance Sheets. At January 31, 2007, interest rate swap agreements, which had a negative fair value of $21,961,000 (which includes the 10-year forward swaps), were included in accounts payable and accrued expenses in the Consolidated Balance Sheet. At January 31, 2007 and 2006, interest rate swap agreements, which had a positive fair value of $6,059,000 and $7,887,000, respectively, were included in other assets in the Consolidated Balance Sheets. Included in the fair value of the interest rate swap agreements is a TRS held by Stapleton Land, LLC. Stapleton Land, LLC does not hold the underlying borrowings on this TRS and the change in the fair value is marked to market through earnings. The fair value of the TRS at January 31, 2007 and 2006 was approximately $255,000 and $1,100,000, respectively.
Other Comprehensive Income (Loss)
Net unrealized gains or losses on securities are included in accumulated OCI and represent the difference between the market value of investments in unaffiliated companies that are available-for-sale at the balance sheet date and the Company’s cost. Also included in accumulated OCI is the Company’s portion of the unrealized gains and losses on the effective portions of derivative instruments designated and qualifying as cash flow hedges. The amount of income tax (benefit) expense related to OCI was $(9,237,000), $141,000 and $(5,397,000) for the years ended January 31, 2007, 2006 and 2005, respectively.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
The following table summarizes the components of accumulated OCI included within the Company’s Consolidated Balance Sheets, net of tax and minority interest.

	January 31,
	2007	2006	2005
	(in thousands)

Unrealized gains on securities	$171	$270	$213
Unrealized losses on interest rate contracts	(14,839)	(47)	(8,463)

Accumulated Other Comprehensive (Loss) Income	$(14,668)	$223	$(8,250)

Income Taxes
Deferred tax assets and liabilities reflect the tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at year end. The Company has recognized the benefits of its tax loss carryforward and general business tax credits which it expects to use as a reduction of the deferred tax expense.
Stock-Based Compensation
On February 1, 2006, the Company adopted SFAS No. 123 (Revised), “Share-Based Payment” (“SFAS No. 123(R)”) which, among other things, requires the recognition of stock option costs at its estimated fair value. The Company elected to use the modified prospective application method which requires the provisions of SFAS No. 123(R) to be applied to unvested awards outstanding at the date of adoption and all new awards. The Company recognizes compensation costs for its stock option and restricted stock awards over the requisite service period using the straight-line attribution method. The current 1994 Stock Plan (the “Plan”), as amended, which covers awards granted in 2006, permits the acceleration of vesting upon the retirement of a grantee who retires on or after reaching the prescribed retirement age, as defined in the Plan. The cost of an award subject to this retirement provision is recognized immediately for grantees that are retirement eligible at the date of grant or on a straight-line basis over the period ending with the first anniversary from the date of grant which the individual reaches retirement age. This retirement provision did not apply to awards granted prior to 2006. The Company recognized $1,170,000 of compensation expense related to stock-based compensation awards that were granted during 2006 to retirement eligible grantees.
As a result of adopting SFAS No. 123(R) on February 1, 2006, the Company’s earnings before income taxes, earnings from continuing operations and net earnings were lower for the year ended January 31, 2007 by $4,738,000, $3,469,000 and $3,469,000, respectively, and basic and diluted earnings per share were lower by $.04 and $.03, respectively, than if the Company had continued to account for stock-based compensation under APB No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”).
During the year ended January 31, 2007, the Company recognized stock-based compensation costs of $12,064,000. Prior to adoption of SFAS No. 123(R), the Company did not capitalize stock-based compensation costs. The composition of the stock-based compensation costs, the amount charged to operating expenses and the amount capitalized into the basis of qualifying real estate projects under development are as follows:

				Deferred
				Income Tax
	Operating			Benefit
	Expense	Capitalized	Total	Recognized
	(in thousands)

Stock Option Costs	$4,738	$2,949	$7,687	$1,269 (1)
Restricted Stock Costs	3,419	958	4,377	1,321

	$8,157	$3,907	$12,064	$2,590

(1)	The Company grants incentive stock awards to certain of its employees, which do not provide the Company with a tax deduction, unless a disqualifying disposition occurs. In the event of a disqualifying disposition, a deferred tax benefit is recognized in the period in which the event occurs.
Prior to February 1, 2006, the Company followed the provisions of APB No. 25, and related interpretations. As such, stock-based compensation was measured using the intrinsic value method, that is, the excess, if any, of the quoted market price of the Company’s stock on the date of grant over the amount the employee is required to pay for the stock. None of the stock option awards were expensed under APB No. 25 because their intrinsic value was zero at the date of grant. The restricted stock awards were expensed

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
under APB No. 25 because their intrinsic value was equal to the fair market value of the stock at the date of grant. The amount of stock-based compensation costs recognized in operating expenses for restricted stock awards under APB No. 25 was $1,793,000 and $1,832,000 and the related deferred income tax benefit was $693,000 and $725,000 for the years ended January 31, 2006 and 2005, respectively.
The following table shows the pro forma effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock options in the prior years:

	Years Ended January 31,
	2006	2005
Net earnings (in thousands)
As reported	$83,519	$85,206
Deduct stock-based employee compensation expense for stock options determined under the fair value based method, net of tax	(2,925)	(3,303)

Pro forma	$80,594	$81,903

Basic earnings per share
As reported	$.83	$.85
Pro forma	$.80	$.82
Diluted earnings per share
As reported	$.81	$.84
Pro forma	$.79	$.80
Prior to the adoption of SFAS No. 123(R), the Company presented all tax benefits of deductions resulting from exercises of stock options and vesting of restricted stock as operating cash flows in the Consolidated Statements of Cash Flows. SFAS No. 123(R) requires the cash flows resulting from the tax benefits from tax deductions in excess of the compensation cost recognized for those options or shares (excess tax benefits) to be classified as financing cash flows. The Company does not record an excess deduction on exercises of stock options until such deduction reduces taxes payable computed on a with and without basis. There were no excess tax benefits recorded during 2006 under SFAS No. 123(R). In addition, upon adoption of SFAS 123(R), the unearned compensation costs of $4,151,000 relating to 258,750 shares of unvested restricted stock at January 31, 2006, which was reported as a reduction of shareholders’ equity at January 31, 2006 under APB No. 25, was eliminated against common stock and additional paid-in capital.
See Note O — Stock-Based Compensation for additional disclosures relating to stock-based compensation.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
Capital Stock
The Company’s authorized common stock consists of Class A common stock and Class B common stock. The economic rights of each class of common stock are identical, but the voting rights differ. The Class A common stock, voting as a separate class, is entitled to elect 25% of the members of the Company’s board of directors, while the Class B common stock, voting as a separate class, is entitled to elect the remaining 75% of the Company’s board of directors. When the Class A common stock and Class B common stock vote together as a single class, each share of Class A common stock is entitled to one vote per share and each share of Class B common stock is entitled to ten votes per share. Class B Common Stock is convertible into Class A common stock on a share-for-share basis at the option of the holder.
Earnings Per Share
Earnings per share (“EPS”) has been computed under the provisions of SFAS No. 128 “Earnings Per Share”. Pursuant to EITF No. 03-6 “Participating Securities and the Two-Class Method under FASB 128”, the Class A Common Units issued in exchange for Bruce C. Ratner’s minority interests in the Forest City Ratner Companies (“FCRC”) portfolio in November 2006 (see Note U — Class A Common Units), which are reflected as minority interest in the Company’s Consolidated Balance Sheets, are considered participating securities and therefore are included in the computation of basic and diluted earnings per share to the extent the Class A units would participate in the Company’s undistributed earnings and if the effect of applying the if-converted method is dilutive.
New Accounting Standards
In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized as they occur. SFAS No. 159 permits the fair value option on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact SFAS No. 159 will have on its consolidated financial statements.
In December 2006, the FASB issued FASB Staff Position (“FSP”) EITF No. 00-19-2, “Accounting for Registration Payment Arrangements” (“EITF No. 00-19-2”). This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” EITF No. 00-19-2 is effective for fiscal years beginning after December 15, 2006. The adoption of EITF No. 00-19-2 did not have a material impact on the Company’s consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about the use of fair value measurements. SFAS No. 157 does not require new fair value measurements, but applies to accounting pronouncements that require or permit fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 is not expected to have a material impact on the Company’s consolidated financial statements.
In September 2006, the United States Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB No. 108”). SAB No. 108 provides interpretative guidance on how the effects of uncorrected prior year misstatements should be considered when quantifying current year misstatements for the purpose of a materiality assessment. SAB No. 108 requires registrants to quantify financial statement misstatements using both a balance sheet approach and an income statement approach and to evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have any impact on the Company’s consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
On July 13, 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109” (“FIN No. 48”). FIN No. 48 prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). Under FIN No. 48, the financial statements will reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN No. 48 also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN No. 48 on February 1, 2007. The Company is currently assessing the impact FIN No. 48 will have on its consolidated financial statements.
In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets — an Amendment of FASB Statement No. 140” (“SFAS No. 156”). SFAS No. 156 requires separate recognition of a servicing asset and a servicing liability each time an entity undertakes an obligation to service a financial asset by entering into a servicing contract. This statement also requires that all separately recognized servicing assets and liabilities be initially measured at fair value and subsequently measured at fair value at the end of each reporting period. This statement is effective in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 did not have a material impact on the Company’s consolidated financial statements.
In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 (i) permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (v) amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (“SFAS No. 140”), to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 did not have a material impact on the Company’s consolidated financial statements.
Variable Interest Entities
In January 2003, FIN No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”), was issued. In December 2003, the FASB published a revision of the interpretation FIN No. 46 (R) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. The objective of this interpretation is to provide guidance on how to identify a VIE and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE are to be included in the consolidated financial statements. A company that holds a variable interest in a VIE consolidates the entity if the company’s interest is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, if they occur. FIN No. 46 (R) also requires additional disclosures by primary beneficiaries and other significant variable interest holders.
The Company implemented FIN No. 46 (R) on February 1, 2004. Previously, the Company adopted the consolidation requirements for VIEs created after January 31, 2003 and the disclosure provisions of the interpretation that were effective upon issuance. As a result, the Company determined that it is the primary beneficiary of 25 previously unconsolidated VIEs representing 14 properties (19 VIEs representing 8 properties in Residential Group, 5 VIEs/properties in Commercial Group, and 1 VIE/property in Land Development Group). Of these 25 VIEs, 14 VIEs representing 13 properties (9 VIEs representing 8 properties in Residential Group, 4 VIEs/properties in Commercial Group, and 1 VIE/property in Land Development Group) that were previously accounted for using the equity method of accounting have been fully consolidated. The remaining 11 VIEs representing 1 property (10 VIEs in Residential Group and 1 VIE/property in Commercial Group) that were previously accounted for using the cost method of accounting have also been fully consolidated.
In addition, 5 properties in the Residential Group, which were determined to be VIEs, have been deconsolidated because the Company is not considered the primary beneficiary of these properties. Although the Company is an equity investor in these properties, it lacks certain decision-making authority. Specifically, these properties are part of government sponsored housing programs that are administered by the U.S. Department of Housing and Urban Development (“HUD”). The Company determined through a review of the contractual agreements for these government sponsored programs that the decision- making rights of HUD, a non-equity investor, are restrictive rights that have a significant impact on these 5 properties. The Company determined that HUD is the primary beneficiary of these VIEs because it is most closely associated with the VIEs. The VIEs’ activities include providing affordable housing for those individuals that qualify as low-income individuals; which is also HUD’s primary goal, mission, or purpose. Consistent with the provisions of FIN No. 46 (R), the Company does not consider the activities of these VIEs significant as they only have a de minimus effect on all the principal captions in the Consolidated Balance Sheets.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
A. Summary of Significant Accounting Policies (continued)
For the year ended January 31, 2005, the Company recorded a charge of $18,628,000 ($11,261,000 net of tax) for the cumulative effect of change in accounting principle in accordance with FIN No. 46 (R), which resulted in a reduction of net earnings. This charge consisted primarily of the Company’s share of accumulated depreciation and amortization expense of the newly-consolidated VIEs that were previously accounted for on the cost method.
Upon implementation of FIN No. 46 (R) on February 1, 2004, the Company determined that it held variable interests in 39 other VIEs representing 39 properties (38 in Residential Group and 1 in Land Development Group) for which it is not the primary beneficiary. Of the 38 Residential entities, 5 that were previously consolidated have been subsequently deconsolidated as disclosed above in accordance with the provisions of FIN No. 46 (R). The Company is involved with these unconsolidated VIEs as an equity holder, lender, management agent, or through other contractual relationships. The maximum exposure to loss as a result of the Company’s involvement with these unconsolidated VIEs was limited to its recorded investments in those VIEs totaling approximately $25,000,000 at February 1, 2004, which are recorded as investments in and advances to affiliates. In addition, the Company has various VIEs that were previously consolidated that remain consolidated under FIN No. 46 (R).
As of January 31, 2007, the Company determined that it is the primary beneficiary of 33 VIEs representing 19 properties (19 VIEs representing 8 properties in Residential Group, 12 VIEs representing 9 properties in Commercial Group, and 2 VIEs/properties in Land Development Group). As of January 31, 2007, the Company held variable interests in 44 VIEs for which it is not the primary beneficiary. The maximum exposure to loss as a result of the Company’s involvement with these unconsolidated VIEs is limited to its recorded investments in those VIEs totaling approximately $67,000,000 at January 31, 2007. In addition, the Company has various VIEs that were previously consolidated that remain consolidated under FIN No. 46 (R). These VIEs consist of joint ventures that are engaged, directly or indirectly, in the ownership, development and management of office buildings, regional malls, specialty retail centers, apartment communities, military housing, supported-living apartments and land development.
The total assets, nonrecourse mortgage debt, total liabilities and minority interest of VIEs consolidated due to the implementation of FIN No. 46 (R) for which the Company is the primary beneficiary (net of the 5 deconsolidated properties) are as follows:

	January 31,
	2007	2006
	(in thousands)
Total assets	$960,000	$940,000
Nonrecourse mortgage debt	$849,000	$839,000
Total liabilities (including nonrecourse mortgage debt)	$918,000	$900,000
Minority interest	$42,000	$40,000
In addition to the VIEs described above, the Company has also determined that it is the primary beneficiary of a VIE which holds collateralized borrowings of $29,000,000 (see Note H — Senior and Subordinated Debt) as of January 31, 2007.
B. Notes and Accounts Receivable, Net
The components of notes and accounts receivable, net are as follows.

	January 31,
	2007	2006
	(in thousands)
Straight-line rent from tenants	$124,525	$98,804
Receivables from tenants	29,755	42,637
Stapleton advances (see below)	14,699	3,883
Other notes receivables	45,812	30,013
Other accounts receivables	85,441	100,949

	300,232	276,286

Allowance for doubtful accounts and notes receivable	(12,617)	(11,022)

Notes and Accounts Receivable, Net	$287,615	$265,264

Weighted average interest rate on notes receivable	5.07%	6.71%

Notes receivable due within one year	$13,671	$2,529

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
B. Notes and Accounts Receivable, Net (continued)
Stapleton Advances
Stapleton Land, LLC has made certain advances to the Park Creek Metropolitan District (the “District”) for in-tract infrastructure. The advances are subordinate to the District’s senior and subordinated bonds (See Note I — Financing Arrangements). For the years ended January 31, 2007 and 2006, Stapleton Land, LLC had advances outstanding of $14,699,000 and $3,883,000, respectively, included in other receivables in the Company’s Consolidated Balance Sheets. The Company recorded approximately $753,000 and $1,201,000 of interest income related to these advances in the Consolidated Statements of Earnings, for the years ended January 31, 2007 and 2006, respectively. The Company believes the amount outstanding as of January 31, 2007 is fully collectible.
C. Investments in and Advances to Affiliates
Included in investments in and advances to affiliates are unconsolidated investments in entities which the Company does not control and/or is not deemed to be the primary beneficiary, and which are accounted for under the equity method of accounting, as well as advances to partners and other affiliates.
Following is a reconciliation of members’ and partners’ equity to the Company’s carrying value in the accompanying Consolidated Balance Sheets:

	January 31,
	2007	2006
	(in thousands)

Members’ and partners’ equity as below	$592,681	$564,280
Equity of other members and partners	496,971	409,035

Company’s investment in partnerships	95,710	155,245
Advances to and on behalf of other affiliates (1)	238,072	206,697

Total Investments in and Advances to Affiliates	$333,782	$361,942

(1)	As is customary within the real estate industry, the Company invests in certain projects through joint ventures. The Company provides funding for certain of its partners’ equity contributions. Historically, the most significant partnership for which the Company provides funding relates to FCRC, representing the Commercial Group’s New York City operations and one unconsolidated project reported in the Residential Group. The Company consolidates the majority of its investments in these Commercial Group projects. The Company’s partner, Bruce C. Ratner, is the President and Chief Executive Officer of FCRC and is the cousin to five executive officers of the Company. The FCRC portfolio became a wholly-owned subsidiary of the Company upon the issuance of the Class A Common Units in exchange for Bruce C. Ratner’s minority interests. At January 31, 2007 and 2006, amounts advanced for projects on behalf of this partner were $0 and $38,817, respectively, of the $238,072 and $206,697 presented above for “Advances to and on behalf of other affiliates.” These advances entitled the Company to a preferred return on and of the outstanding balances, which are payable solely from cash flows of each respective property, as well as a deficit restoration obligation provided by the partner. These advances were repaid upon the issuance of the Class A Common Units on November 8, 2006 (See Footnote U — Class A Common Units).

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
C. Investments in and Advances to Affiliates (continued)
Summarized financial information for the equity method investments is as follows:

	(Combined 100%)
	January 31,
	2007	2006
	(in thousands)
Balance Sheet:
Completed rental properties	$2,697,454	$1,946,922
Projects under development	777,419	854,316
Land held for development or sale	160,296	181,315
Accumulated depreciation	(554,910)	(529,501)
Restricted cash (2)	1,432,636	317,850
Other assets	526,142	469,676

Total assets	$5,039,037	$3,240,578

Mortgage debt, nonrecourse (2)	$3,834,085	$2,145,146
Other liabilities	612,271	531,152
Members’ and partners’ equity	592,681	564,280

Total Liabilities and Members’/Partners’ Equity	$5,039,037	$3,240,578

(2)	The increase in restricted cash and nonrecourse debt is primarily related to bond proceeds held in escrow related to Phase 2 and Phase 3 of development at Ohana Military Communities.

	(Combined 100%)
	Years Ended January 31,
	2007	2006	2005
	(in thousands)
Operations:
Revenues	$797,745	$686,455	$504,019
Operating expenses	(547,825)	(425,308)	(308,141)
Interest expense including early extinguishment of debt	(145,755)	(119,470)	(98,137)
Provision for decline in real estate	(900)	—	—
Depreciation and amortization	(110,587)	(112,312)	(73,933)
Interest income	23,879	9,472	3,162

Earnings from continuing operations	16,557	38,837	26,970

Discontinued operations:
Gain on disposition of rental properties (3)	15,325	85,802	61,427
Operating earnings (loss) from rental properties	4	(206)	4,446

	15,329	85,596	65,873

Net Earnings (pre-tax)	$31,886	$124,433	$92,843

Company’s portion of net earnings (pre-tax)	$48,542	$55,201	$54,392

(3)	The following table shows the detail of gain on disposition of rental properties that were held by equity method investments:

		(Combined 100%)
		Years Ended January 31,
		2007	2006	2005
		(in thousands)

Midtown Plaza (Specialty Retail Center)	(Parma, Ohio)	$15,325	$—	$—
Showcase (Specialty Retail Center)	(Las Vegas, Nevada)	—	71,005	—
Colony Place (Apartments)	(Fort Myers, Florida)	—	10,703	—
Flower Park Plaza (Apartments)	(Santa Ana, California)	—	4,094	—
Chapel Hill Mall (Regional Malls)	(Akron, Ohio)	—	—	56,455
Manhattan Town Center Mall (Regional Malls)	(Manhattan, Kansas)	—	—	3,141
Chapel Hill Suburban (Specialty Retail Center)	(Akron, Ohio)	—	—	1,831

Total gain on disposition of equity method rental properties		$15,325	$85,802	$61,427

Company’s portion of gain on disposition of equity method rental properties		$7,662	$21,023	$31,996

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
D. Other Assets
Included in other assets are costs incurred in connection with obtaining financing, which are deferred and amortized over the life of the related debt. Costs incurred in connection with leasing space to tenants are also included in other assets and are deferred and amortized using the straight-line method over the lives of the related leases.

	January 31,
	2007	2006
	(in thousands)

Deferred costs, net (1)	$464,693	$365,471
Prepaid expenses	205,545	144,134

	$670,238	$509,605

(1)	Included in deferred costs, net is $57,653 (net of accumulated amortization of $2,034) of intangible assets that were recorded in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s minority interests in the FCRC Portfolio (see Note U — Class A Common Units). These intangible assets consist of lease-in-place values, tenant relationships and leasing commissions. During the year ended January 31, 2007, the Company recorded $2,034 of amortization expense related to these intangible assets. The lease-in-place values and leasing commissions costs are generally being amortized over approximately 1 month to 28 years, which represents the remaining lease term. The tenant relationships are generally being amortized over approximately 5 to 33 years, which generally represents the expected life of the tenant relationship. The estimated aggregate amortization expense is $6,064, $5,368, $5,133, $4,848 and $4,490 for the years ended January 31, 2008, 2009, 2010, 2011 and 2012, respectively.
E. Mortgage Debt, Nonrecourse
Nonrecourse mortgage debt, which is collateralized solely by completed rental properties, projects under development and undeveloped land, was as follows:
January 31, 2007

		Development		Total
	Operating	and Land		Weighted
	Properties	Projects	Total	Average Rate
	(dollars in thousands)
Fixed (2)	$3,694,323	$36,044	$3,730,367	6.17%
Variable(1)
Taxable	410,987	459,144	870,131	6.84%
Tax-Exempt	647,413	90,461	737,874	4.52%

	$4,752,723	$585,649	$5,338,372	6.05%

Commitment from lenders		$1,123,993

January 31, 2006

		Development		Total
	Operating	and Land		Weighted
	Properties	Projects	Total	Average Rate
	(dollars in thousands)
Fixed(2)	$3,614,034	$35,296	$3,649,330	6.25%
Variable
Taxable	494,079	184,517	678,596	6.40%
Tax-Exempt	513,506	318,000	831,506	4.47%

	$4,621,619	$537,813	$5,159,432	5.98%

Commitment from lenders		$816,403

(1)	Taxable variable-rate debt of $870,131 and a portion of tax-exempt variable-rate debt of $737,874 as of January 31, 2007 is protected with swaps and caps described below.

(2)	Fixed-rate debt of $3,730,367 and $3,649,330 as of January 31, 2007 and 2006, respectively, includes $95,065 and $103,423 of Urban Development Action Grants (“UDAGs”) at 2.07% and 1.69%, respectively.
The Company generally borrows funds for development and construction projects with maturities of two to five years utilizing variable-rate financing. Upon opening and achieving stabilized operations, the Company generally pursues long-term fixed-rate financing.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
E. Mortgage Debt, Nonrecourse (continued)
To mitigate short-term variable-interest rate risk, the Company has purchased interest rate hedges for its mortgage debt portfolio as follows:
Taxable (Priced off of London Interbank Offered Rate (“LIBOR”) Index)

	Caps		Swaps(1)
		Average		Average
Period Covered	Amount	Base Rate	Amount	Base Rate
	(dollars in thousands)
02/01/07-02/01/08(2)	$977,609	6.06%	$350,878	4.72%
02/01/08-02/01/09	1,056,089	7.19	49,690	4.54
02/01/09-02/01/10	91,354	5.20	48,432	4.54
02/01/10-02/01/11	73,500	5.00	47,081	4.54

(1)	Excludes the 10-year forward swaps discussed below.

(2)	These LIBOR-based hedges as of February 1, 2007 protect the debt currently outstanding as well as the anticipated increase in debt outstanding for projects under development or anticipated to be under development during the year ending January 31, 2008.
Tax-Exempt (Priced off of Bond Municipal Association (“BMA”) Index)

	Caps
		Average
Period Covered	Amount	Base Rate
	(dollars in thousands)
02/01/07-02/01/08	$266,558	5.83%
02/01/08-02/01/09	208,510	5.92
02/01/09-02/01/10	147,200	6.00
The interest rate hedges summarized in the tables above were purchased to mitigate variable interest rate risk. The Company currently intends to convert a significant portion of its committed variable-rate debt to fixed-rate debt. In order to protect against significant increases in long-term interest rates, the Company entered into a number of 10-year forward swaps. During 2006, the Company executed a notional amount of $883,045,000 of 10-year forward swaps at an average rate of 5.72% to protect the Company against interest rate fluctuations on forecasted financings on fully consolidated properties that are anticipated to occur over the next three years. At the time the Company secures and locks an interest rate on an anticipated financing, it is the Company’s intention to simultaneously terminate the forward swaps attributed to that financing. The receipt or payment of cash at termination will be recorded in other accumulated comprehensive income and will be amortized as either an increase or decrease to interest expense in the same periods as the interest payments on the financing. During 2006, a notional amount of $92,500,000 of the forward swaps included in the figure above were terminated in conjunction with the locking of the interest rate on the financing.
During 2006, the Company also executed $270,000,000 of 10-year forward swaps at an average rate of 5.87% to hedge the interest rate risk associated with its proportionate share of nonrecourse mortgage debt for two properties accounted for under the equity method of accounting. Under the provisions of SFAS No. 133, the Company cannot designate these swaps as cash flow hedges because they relate to unconsolidated properties. Therefore, the change in the fair value of these swaps must be marked to market through earnings on a quarterly basis. During 2006, $150,000,000 of the forward swaps included in the figure above were terminated in conjunction with the locking of the interest rate on the anticipated financing.
The Company is engaged in discussions with its current lenders, and is actively working to extend and/or refinance maturing mortgage debt. As of January 31, 2007, the composition of mortgage debt maturities including scheduled amortization and balloon payments is as follows:
Mortgage Debt Nonrecourse Table

		Scheduled
Fiscal Years Ending January 31,	Total Maturities	Amortization	Balloons
	(in thousands)
2008	$801,879	$82,845	$719,034
2009	$469,426	$77,052	$392,374
2010	$585,759	$73,627	$512,132
2011	$287,082	$76,199	$210,883
2012	$378,202	$75,013	$303,189

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
E. Mortgage Debt, Nonrecourse (continued)
The following table summarizes interest incurred and paid on mortgage debt, nonrecourse.

	Years Ended January 31,
	2007	2006	2005
	(in thousands)
Interest incurred	$314,311	$271,308	$225,677
Interest incurred from discontinued operations	$19,972	$29,523	$34,128
Interest paid	$337,518	$295,066	$249,017
F. Notes Payable
Notes payable, composed of notes due to lenders other than banks are primarily nonrecourse to the Company and relate to various financing arrangements for our partnerships. The outstanding Notes Payable balance at January 31, 2007 and 2006, are $96,127,000 and $73,823,000, respectively. The weighted average interest rate at January 31, 2007 and 2006 are 5.39% and 5.30%, respectively. These notes payable mature between 2007 and 2054. The estimated payments are as follows for the next five years: $80,214,000 in 2007, $10,903,000 in 2008, $289,000 in 2009, $96,000 in 2010, and $102,000 in 2011.
The following table summarizes interest incurred and paid on notes payable:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)
Interest incurred	$4,224	$1,480	$1,662
Interest incurred from discontinued operations	$957	$2,433	$3,094
Interest paid	$3,928	$5,097	$7,866
G. Bank Revolving Credit Facility
The bank revolving credit facility as amended June 30, 2006 provides, among other things, for 1) an increase of $150,000,000 in available borrowings up to $600,000,000; 2) at the Company’s election, interest rates of 1.75% over the London Interbank Offered Rate (“LIBOR”) or 1/2% over the prime rate (the Company generally elects LIBOR); 3) a maturity date of March 2009; 4) maintenance of debt service coverage ratios and specified levels of net worth (as defined in the credit facility); 5) dividend and stock repurchase limitation of $40,000,000 per annual period; and 6) the ability to use up to $100,000,000 of available borrowings for letters of credit or surety bonds. On October 3, 2006, the bank revolving credit facility was further amended to provide the Company the ability to repurchase shares of outstanding Class A common stock using proceeds from the issuance of the 3.625% Puttable Equity-Linked Senior Notes (see Note H — Senior and Subordinated Debt) in an aggregate amount not to exceed $50,000,000. There were $72,324,000 and $67,071,000 in letters of credit and $-0- in surety bonds outstanding at January 31, 2007 and 2006, respectively.
As of January 31, 2006 and until June 30, 2006, the bank revolving credit facility provided for borrowings of up to $450,000,000 with a $100,000,000 accordion provision subject to bank approval. The revolving credit facility also provided for interest rates, at the Company’s election, of 1.95% over LIBOR or 1/2% over the prime rate and an annual dividend and stock repurchase limitation of $30,000,000. Other terms of the facility were similar to the Company’s current arrangement.
At January 31, 2007, retained earnings of $19,462,000 were available for payment of dividends. Under the amended credit facility, this limitation will be reset each March 22 to $40,000,000.
The outstanding balance of the revolving credit facility was $-0- and $82,500,000 at January 31, 2007 and 2006, respectively.
Interest incurred and paid on the bank revolving credit facility was as follows:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)
Interest incurred	$6,676	$3,688	$4,906
Interest paid	$7,867	$3,746	$5,164

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
H. Senior and Subordinated Debt
The Company’s Senior and Subordinated Debt is comprised of the following:

	January 31,
	2007	2006
	(in thousands)

3.625% Puttable Equity-Linked Senior Notes due 2011	$287,500	$—

Other Senior Notes:
7.625% Senior Notes due 2015	300,000	300,000
6.500% Senior Notes due 2017	150,000	150,000
7.375% Senior Notes due 2034	100,000	100,000

Total Senior Notes	837,500	550,000

Subordinated Debt:
Redevelopment Bonds due 2010	20,400	20,400
Subordinate Tax Revenue Bonds due 2013	29,000	29,000

Total Subordinated Debt	49,400	49,400

Total Senior and Subordinated Debt	$886,900	$599,400

Puttable Equity-Linked Senior Notes
On October 10, 2006, the Company issued $287,500,000 of 3.625% puttable equity-linked senior notes due October 15, 2011 in a private placement. The proceeds from this offering (net of approximately $25,000,000 of offering costs, underwriting fees and the cost of the puttable note hedge and warrant transactions described below) were used to repurchase $24,962,000 of the Company’s Class A common stock, to repay the outstanding balance of $190,000,000 under the bank revolving credit facility (see Note G — Bank Revolving Credit Facility) and for general working capital purposes. The notes were issued at par and accrued interest is payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2007. The Company may not redeem these notes prior to maturity. The notes are unsecured unsubordinated obligations and rank equally with all other unsecured and unsubordinated indebtedness.
Holders may put their notes to the Company at their option on any day prior to the close of business on the scheduled trading day immediately preceding July 15, 2011 only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of the Company’s Class A common stock and the put value rate (as defined) on each such day; (2) during any fiscal quarter after the fiscal quarter ending January 31, 2007, if the last reported sale price of the Company’s Class A common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the applicable put value price in effect on the last trading day of the immediately preceding fiscal quarter; or (3) upon the occurrence of specified corporate events as set forth in the applicable indenture. On and after July 15, 2011 until the close of business on the scheduled trading day immediately preceding the maturity date, holders may put their notes to the Company at any time, regardless of the foregoing circumstances. In addition, upon a change in control, as defined, the holders may require the Company to purchase for cash all or a portion of their notes for 100% of the principal amount of the notes plus accrued and unpaid interest, if any, plus a number of additional make-whole shares of the Company’s Class A common stock, as set forth in the applicable indenture.
If a note is put to the Company, a holder would receive (i) cash equal to the lesser of the principal amount of the note or the put value and (ii) to the extent the put value exceeds the principal amount of the note, shares of the Company’s Class A common stock, cash, or a combination of Class A common stock and cash, at the Company’s option. The initial put value rate will be 15.0631 shares of Class A common stock per $1,000 principal amount of notes (equivalent to a put value price of $66.39 per share of Class A common stock). The put value rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change,” as defined, occurs prior to the maturity date, the Company will in some cases increase the put value rate for a holder that elects to put its notes.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
H. Senior and Subordinated Debt (continued)
The Company entered into a registration rights agreement that required a shelf registration statement to be filed within 90 days and declared effective under the United States Securities Act of 1933 (“Securities Act”) within 180 days after October 10, 2006. The Company filed a shelf registration statement for the resale of the notes and the Class A common stock issuable upon the Company’s exercise of the net share settlement option under the Securities Act on January 4, 2007 and it was immediately effective due to our status as a Well-Known Seasoned Issuer. The Company will use its best efforts to keep the shelf registration statement effective until the earliest of: (1) the date all of the registrable securities have been sold pursuant to the shelf registration statement; (2) the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision; or (3) two years from the date the shelf registration statement is declared effective. The Company refers to each of the following as an effective failure: (1) the shelf registration statement ceases to be effective, or (2) the Company suspends the use of the prospectus or the holders are otherwise prevented or restricted by the Company from effecting sales pursuant to the shelf registration statement, and either continues for more than 30 days, whether or not consecutive, in any 90-day period, or for more than 90 days, whether or not consecutive, during any 12-month period.
Upon the occurrence of an effective failure, the Company will be required to pay additional amounts, in cash, to holders of the notes. Such additional amounts will accrue on the notes that are registrable securities, from and including the day following the effective failure to but excluding, the earlier of the time such holders are again able to make resales under the shelf registration statement and the date the shelf registration statement is no longer required to be kept effective. Additional amounts will be paid semiannually in arrears on each April 15 and October 15 and will accrue at a rate per annum equal to 0.25% for the first 90 days after the occurrence of the event and 0.50% after the first 90 days. In no event will additional amounts exceed 0.50% per annum. The maximum potential additional amounts that could be required to be paid by the Company is approximately $2,674,000 for the two year period in which the shelf registration is required to be effective. At January 31, 2007, the Company, in accordance with FASB Statement No. 5, “Accounting for Contingencies”, has concluded that it is not probable it will be required to pay additional amounts as a result of an effective failure.
Concurrent with the issuance of the notes, the Company purchased a call option on its Class A common stock in a private transaction. The purchased call option allows the Company to receive shares of its Class A common stock and/or cash from counterparties equal to the amounts of Class A common stock and/or cash related to the excess put value that it would pay to the holders of the notes if put to the Company. These purchased call options will terminate upon the earlier of the maturity dates of the notes or the first day all of the notes are no longer outstanding due to a put or otherwise. The purchased call options, which cost an aggregate $45,885,000 ($28,155,000 net of the related tax benefit), were recorded net of tax as a reduction of shareholders’ equity through additional paid-in capital. In a separate transaction, the Company sold warrants to issue shares of the Company’s Class A common stock at an exercise price of $74.35 per share in a private transaction. If the average price of the Company’s Class A common stock during a defined period ending on or about the respective settlement dates exceeds the exercise price of the warrants, the warrants will be settled in shares of the Company’s Class A common stock. Proceeds received from the issuance of the warrants totaled approximately $28,923,000 and were recorded as an addition to shareholders’ equity through additional paid-in capital.
Other Senior Notes
Along with its wholly-owned subsidiaries, Forest City Enterprises Capital Trust I (“Trust I”) and Forest City Enterprises Capital Trust II (“Trust II”), the Company filed an amended shelf registration statement with the SEC on May 24, 2002. This shelf registration statement amended the registration statement previously filed with the SEC in December 1997. This registration statement is intended to provide the Company flexibility to raise funds from the offering of Class A common stock, preferred stock, depositary shares and a variety of debt securities, warrants and other securities. Trust I and Trust II have not issued securities to date and, if issued, would represent the sole net assets of the trusts.
On May 19, 2003, the Company issued $300,000,000 of 7.625% senior notes due June 1, 2015 in a public offering under its shelf registration statement. The proceeds from this offering (net of $8,151,000 of offering costs) were used to redeem all of the outstanding 8.5% senior notes originally due in 2008 at a redemption price equal to 104.25%, or $208,500,000. The remaining proceeds were used to repay the balance outstanding under the Company’s previous credit facility and for general working capital purposes. Accrued interest is payable semi-annually on December 1 and June 1. These senior notes may be redeemed by the Company, at any time on or after June 1, 2008 at a redemption price of 103.813% beginning June 1, 2008 and systematically reduced to 100% in years thereafter. However, if the Company completed one or more public equity offerings prior to June 1, 2006, up to 35% of the original principal amount of the notes may have been redeemed using all or a portion of the net proceeds within 75 days of the completion of the public equity offering at 107.625% of the principal amount of the notes. As there were no public equity offerings completed prior to June 1, 2006, the Company did not redeem the original principal amount of any of the notes.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
H. Senior and Subordinated Debt (continued)
On January 25, 2005, the Company issued $150,000,000 of 6.500% senior notes due February 1, 2017 in a public offering under its shelf registration statement. The proceeds from this offering (net of $4,185,000 of offering costs) were used to repay the outstanding balance under the Company’s bank revolving credit facility and for general working capital purposes. Accrued interest is payable semi-annually on February 1 and August 1, commencing on August 1, 2005. These senior notes may be redeemed by the Company, at any time on or after February 1, 2010 at a redemption price of 103.250% beginning February 1, 2010 and systematically reduced to 100% in the years thereafter. However, if the Company completes one or more public equity offerings prior to February 1, 2008, up to 35% of the original principal amount of the notes may be redeemed using all or a portion of the net proceeds within 75 days of the completion of the public equity offering at 106.50% of the principal amount of the notes.
On February 10, 2004, the Company issued $100,000,000 of 7.375% senior notes due February 1, 2034 in a public offering under its shelf registration statement. The proceeds from this offering (net of $3,808,000 of offering costs) were used to repay the outstanding term loan balance of $56,250,000 under the previous credit facility and for general working capital purposes. Accrued interest is payable quarterly on February 1, May 1, August 1, and November 1. These senior notes may be redeemed by the Company, in whole or in part, at any time on or after February 10, 2009 at a redemption price equal to 100% of their principal amount plus accrued interest.
The Company’s senior notes are unsecured senior obligations and rank equally with all existing and future unsecured indebtedness; however, they are effectively subordinated to all existing and future secured indebtedness and other liabilities of the Company’s subsidiaries to the extent of the value of the collateral securing such other debt, including the bank revolving credit facility. The indentures governing the senior notes contain covenants providing, among other things, limitations on incurring additional debt and payment of dividends.
Subordinated Debt
In November 2000, the Company issued $20,400,000 of redevelopment bonds in a private placement. The bonds bear a fixed interest rate of 8.25% and are due September 15, 2010. The Company has entered into a TRS for the benefit of these bonds that expires on September 15, 2008. Under this TRS, the Company receives a rate of 8.25% and pays BMA plus a spread (1.15% through September 2006 and 0.90% thereafter). Interest is payable semi-annually on March 15 and September 15. This debt is unsecured and subordinated to the senior notes and the bank revolving credit facility.
In May 2003, the Company purchased $29,000,000 of subordinate tax revenue bonds that were contemporaneously transferred to a custodian, which in turn issued custodial receipts that represent ownership in the bonds to unrelated third parties. The Company evaluated the transfer pursuant to the provisions of SFAS No. 140 and has determined that the transfer does not qualify for sale accounting treatment principally because the Company has guaranteed the payment of principal and interest in the unlikely event that there is insufficient tax revenue to support the bonds when the custodial receipts are subject to mandatory tender on December 1, 2013. As such, the Company is the primary beneficiary of this VIE (see the “Variable Interest Entities” section of Note A) and the book value (which approximates amortized costs) of the bonds was recorded as a collateralized borrowing reported as senior and subordinated debt and as held-to-maturity securities reported as other assets in the Consolidated Balance Sheets.
The following table summarizes interest incurred and paid on senior and subordinated debt.

	Years Ended January 31,
	2007	2006	2005
	(in thousands)
Interest incurred	$44,896	$41,845	$31,749
Interest paid	$41,683	$36,971	$29,905

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
H. Senior and Subordinated Debt (continued)
Consolidated Interest Expense
The following table summarizes interest incurred, capitalized and paid on all forms of indebtedness (included in Notes E, F, G and H).

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Interest incurred	$370,107	$318,321	$263,994
Interest capitalized	$(86,775)	$(64,976)	$(41,697)

Net interest expense	$283,332	$253,345	$222,297

Interest paid	$390,996	$340,880	$291,952

Interest incurred from discontinued operations	$20,929	$31,956	$37,222

I. Financing Arrangements
Collateralized Borrowings
In 2001, Stapleton Land, LLC purchased $75,000,000 in Tax Increment Financing (“TIF”) bonds and $70,000,000 in revenue bonds (for an aggregate of $145,000,000, collectively the “Bonds”) from the Park Creek Metropolitan District (the “District”). The Bonds were immediately sold to Lehman Brothers, Inc. (“Lehman”) and were subsequently acquired by a qualified special purpose entity (the “Trust”), which in turn issued trust certificates to third parties. The District had a call option on the revenue bonds that began in August 2003 and had a call option on the TIF bonds that began in August 2004. In the event the Bonds were not removed from the Trust, Stapleton Land, LLC had the obligation to repurchase the Bonds from the Trust. Upon removal of the Bonds from the Trust, Stapleton Land, LLC was entitled to the difference between the interest paid on the Bonds and the cumulative interest paid to the certificate holders less trustee fees, remarketing fees and credit enhancement fees (the “Retained Interest”).
The Company assessed its transfer of the Bonds to Lehman at inception and determined that it qualified for sale accounting treatment pursuant to the provisions of SFAS No. 140 because the Company did not maintain control over the Trust and the Bonds were legally isolated from the Company’s creditors. At inception, the Retained Interest had no determinable fair value as the cash flows were not practical to estimate because of the uncertain nature of the tax base still under development. In accordance with SFAS No. 140, no gain or loss was recognized on the sale of the Bonds to Lehman. As a result, the Retained Interest was recorded at zero with all future income to be recorded under the cost recovery method. The Company separately assessed the obligation to redeem the Bonds from the Trust pursuant to the provisions of SFAS No. 140 and concluded the liability was not material. The original principal outstanding under the securitization structure described above was $145,000,000, which was not recorded on the Consolidated Balance Sheets.
The Company reassessed the fair value and adjusted the amount of the Retained Interest through OCI on a quarterly basis. The Company measured its Retained Interest in the Trust at its estimated fair value based on the present value of the expected future cash flows, which were determined based on the expected future cash flows from the underlying Bonds and from expected changes in the rates paid to the certificate holders discounted at market yield, which considered the related risk. The difference between the amortized cost of the Retained Interest (approximately zero) and the fair value was recorded, net of the related tax and minority interest, in shareholders’ equity as a change in accumulated OCI. The quarterly fair value calculations were determined based on the application of key assumptions determined at the time of transfer including an estimated weighted average life of two years and a 6.50% residual cash flows discount rate.
In August 2004, the $75,000,000 TIF bonds were defeased and removed from the Trust with the proceeds of a new $75,000,000 bond issue by the Denver Urban Renewal Authority (“DURA”), and the $70,000,000 revenue bonds, which bear interest at a rate of 8.5%, were removed from the Trust through a third party purchase. Upon removal of the $70,000,000 revenue bonds from the Trust, the third party deposited the bonds into a special-purpose entity (the “Entity”). As the TIF and revenue bonds were successfully removed from the Trust, Stapleton Land, LLC recognized $25,262,000 ($13,745,000 net of tax and minority interest) of interest income for the year ended January 31, 2005 in the Consolidated Statements of Earnings upon receipt of the Retained Interest. Of this amount, the fair value of $22,870,000 ($12,445,000 net of tax and minority interest) was recognized in OCI in previous fiscal years and deferred until August 2004 under the cost recovery method of revenue recognition. The remaining amount of $2,392,000 ($1,300,000 net of tax and minority interest) was earned and recognized during the year ended January 31, 2005. Stapleton Land, LLC is not obligated to pay, nor is entitled to, any further amounts related to this Retained Interest.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
I. Financing Arrangements (continued)
Also in August 2004, the Entity issued two types of securities, 1) Puttable Floating Option Tax-Exempt Receipts (“P-FLOATs”), which bear interest at a short-term floating rate as determined by the remarketing agent and 2) Residual Interest Tax-Exempt Securities Receipts (“RITES”), which receive the residual interest from the revenue bonds after the P-FLOAT interest and various program fees have been paid. The P-FLOATs were sold to third parties. Stapleton Land II, LLC, a consolidated affiliate of Stapleton Land, LLC, acquired the RITES for a nominal amount and provided credit enhancement to the trustor of the Entity including an initial collateral contribution of $10,000,000. During the year ended January 31, 2005, the Company contributed additional net collateral of $2,094,000. The Company consolidated the collateralized borrowing given its obligation to absorb the majority of the expected losses. The book value (which approximates amortized cost) of the P-FLOATs was reported as nonrecourse mortgage debt until terminated in July 2005. As the bonds were redeemed in July 2005, there are no balances reported for the revenue bonds or collateral at January 31, 2007 and 2006 in the Consolidated Balance Sheets and no amounts are recorded in the Consolidated Statements of Earnings for the year ended January 31, 2007 related to this collateralized borrowing. For the year ended January 31, 2006, the Company recorded $2,670,000 of interest income and $1,162,000 of interest expense related to this collateralized borrowing in the Consolidated Statements of Earnings. Of the interest income amount, $2,588,000 is interest income on the RITES and $82,000 is interest income on the collateral. For the year ended January 31, 2005, the Company recorded $3,078,000 of interest income and $1,159,000 of interest expense related to this collateralized borrowing in the Consolidated Statements of Earnings. Of the interest income amount, $2,958,000 is interest income on the RITES and $120,000 is interest income on the collateral.
On July 13, 2005, the District issued $63,000,000 Senior Limited Property Tax Supported Revenue Refunding Bonds (“Senior Limited Bonds”), Series 2005 and $65,000,000 Senior Subordinate Limited Property Tax Supported Revenue Refunding and Improvement Bonds (“Senior Subordinate Bonds”), Series 2005 (collectively, the “2005 Bonds”). Proceeds from the issuance of the 2005 Bonds were used to redeem the $70,000,000 revenue bonds held by the Entity, which were then removed from the Company’s Consolidated Balance Sheets. The Entity, in turn, redeemed the outstanding P-FLOATs. As holder of the RITES, Stapleton Land II, LLC was entitled to the remaining capital balances of the Entity after payment of P-FLOAT interest and other program fees. The District used additional proceeds of $30,271,000 to repay developer advances and accrued interest to Stapleton Land, LLC. Stapleton Land II, LLC was refunded $12,060,000 of collateral provided as credit enhancement under this borrowing.
On July 13, 2005, Stapleton Land II, LLC entered into an agreement whereby it will receive a 1% fee on the $65,000,000 Senior Subordinate Bonds described above in exchange for providing certain credit enhancement. In connection with this transaction, Stapleton Land II, LLC provided collateral of approximately $10,000,000 which is recorded as restricted cash in the Consolidated Balance Sheets. For the year ended January 31, 2007, the Company recorded $1,031,000 of interest income related to this arrangement in the Consolidated Statements of Earnings. Of the interest income amount, $650,000 is fee interest income and $381,000 is interest income on the collateral. For the year ended January 31, 2006, the Company recorded $516,000 of interest income related to this arrangement in the Consolidated Statements of Earnings. Of the interest income amount, $362,000 is fee interest income and $154,000 is interest income on the collateral. The counterparty to the credit enhancement arrangement also owns the underlying Senior Subordinate Bonds and can exercise its rights requiring payment from Stapleton Land II, LLC upon an event of default of the Senior Subordinate Bonds, a refunding of the Senior Subordinate Bonds, or failure of Stapleton Land II, LLC to post required collateral. The agreement is scheduled to expire on July 1, 2009. The maximum potential amount of payments Stapleton Land II, LLC could be required to make under the agreement is the par value of the Senior Subordinate Bonds. The Company does not have any rights or obligations to acquire the $65,000,000 Senior Subordinate Bonds under this agreement. At January 31, 2007, the fair value of this agreement, which is deemed to be a derivative financial instrument, was immaterial. Subsequent changes in fair value, if any, will be marked to market through earnings.
On August 16, 2005, the District issued $58,000,000 Junior Subordinated Limited Property Tax Supported Revenue Bonds, Series 2005 (the “Junior Subordinated Bonds”). The Junior Subordinated Bonds initially pay a variable rate of interest. Upon issuance, the Junior Subordinated Bonds were purchased by a third party and the sales proceeds were deposited with a trustee pursuant to the terms of the Series 2005 Investment Agreement. Under the terms of the Series 2005 Investment Agreement, after March 1, 2006, the District may elect to withdraw funds from the trustee for reimbursement for certain qualified infrastructure and interest expenditures (“Qualifying Expenditures”). In the event that funds from the trustee are used for Qualifying Expenditures, a corresponding amount of the Junior Subordinated Bonds converts to an 8.5% fixed rate and matures in December 2037 (“Converted Bonds”). On August 16, 2005, Stapleton Land, LLC entered into a Forward Delivery Placement Agreement (“FDA”) whereby Stapleton Land, LLC is entitled to and obligated to purchase the converted fixed rate Junior Subordinated Bonds through June 2, 2008. Prior to the incurrence of Qualifying Expenditures and the resulting Converted Bonds, Stapleton Land, LLC has no rights or obligations relating to the Junior Subordinated Bonds. In the event the District does not incur Qualifying Expenditures, the Junior Subordinated Bonds will mature on June 2, 2008. During 2006, the District withdrew $20,000,000 of funds from the trustee for reimbursement of certain Qualifying Expenditures. Therefore, a corresponding amount of the Junior Subordinated Bonds became Converted Bonds and were acquired by Stapleton Land, LLC under the terms of the FDA. Stapleton Land, LLC immediately sold the Converted Bonds to investment banks (“Investment Banks”) and simultaneously entered into TRS with a notional amount of $20,000,000. The Company receives a fixed rate of 8.5% and pays BMA plus a spread on the TRS. The Company determined the sale of the Converted Bonds to the Investment Banks and simultaneous execution of the TRS did not surrender control, and therefore has been recorded as a secured borrowing in the

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
I. Financing Arrangements (continued)
Consolidated Balance Sheets. The Company has classified the Converted Bonds as available for sale, with unrealized holding gains and losses recorded in accumulated other comprehensive income. The fair value of the Converted Bonds was approximately $20,000,000 at January 31, 2007. For the year ended January 31, 2007, the Company recorded $508,000 of interest income and $240,000 of interest expense related to the TRS in the Consolidated Statement of Earnings.
Other Financing Arrangements
In May 2004, a third party purchased $200,000,000 in tax increment revenue bonds issued by DURA, with a fixed-rate coupon of 8.0% and maturity date of October 1, 2024, which were used to fund the infrastructure costs associated with phase II of the Stapleton development project. The DURA bonds were transferred to a trust that issued floating rate trust certificates. Stapleton Land, LLC entered into an agreement with the third party to purchase the DURA bonds from the trust if they are not repurchased or remarketed between June 1, 2007 and June 1, 2009. Stapleton Land, LLC will receive a fee upon removal of the DURA bonds from the trust equal to the 8.0% coupon rate, less the BMA index (fixed at 2.85% through June 1, 2007) plus 40 basis points, less all fees and expenses due to the third party (collectively, the “Fee”).
The Company has concluded that the trust described above is considered a qualified special purpose entity pursuant to the provisions of SFAS No. 140 and thus is excluded from the scope of FIN No. 46 (R). As a result, the DURA bonds and the activity of the trust have not been recorded in the consolidated financial statements. The purchase obligation and the Fee have been accounted for as a derivative with changes in fair value recorded through earnings.
The fair market value of the purchase obligation and the Fee is determined based on the present value of the estimated amount of future cash flows considering possible variations in the amount and/or timing. The fair value of $15,090,000 at January 31, 2007 and $7,244,000 at January 31, 2006 is recorded in other assets in the Consolidated Balance Sheets. For the years ended January 31, 2007, 2006 and 2005, the Company has reported interest income of $7,847,000, $6,431,000 and $813,000, respectively, related to the Fee in the Consolidated Statements of Earnings.
Also in May 2004, Stapleton Land, LLC entered into a TRS and an interest rate swap both with notional amounts of $75,000,000. Stapleton Land, LLC receives a rate of 6.3% and pays BMA plus 60 basis points on the TRS (Stapleton Land, LLC paid BMA plus 160 basis points for the first 6 months under this agreement). On the interest rate swap, Stapleton Land, LLC pays a rate of 2.85% and receives BMA. Stapleton Land, LLC does not hold the underlying borrowings on the TRS. (See the Accounting for Derivative Instruments and Hedging Activities section in Note A). The change in the fair value of the TRS is marked to market through earnings. The fair value of the TRS was $255,000 and $1,100,000 at January 31, 2007 and 2006, respectively.
Stapleton Land, LLC has committed to fund $24,500,000 to the Park Creek Metropolitan District to be used for certain infrastructure projects. The first $4,500,000 is due in August 2007. The remaining balance is due no later than May 2009.
J. Accounts Payable and Accrued Expenses
Included in accounts payable and accrued expenses at January 31, 2007 and 2006 are book overdrafts of approximately $25,919,000 and $22,587,000, respectively. The overdrafts are a result of the Company’s cash management program and represent checks issued but not yet presented to a bank for collection.
K. Income Taxes
The income tax provision related to continuing operations consists of the following:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Current
Federal	$(10,596)	$815	$(10,517)
State	(390)	3,403	(708)

	(10,986)	4,218	(11,225)

Deferred
Federal	38,592	36,897	41,776
State	7,122	(13,448)	9,882

	45,714	23,449	51,658

Total	$34,728	$27,667	$40,433

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
K. Income Taxes (continued)
The effective tax rate for income taxes from continuing operations varies from the federal statutory rate of 35% due to the following items:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Financial statement earnings before income taxes, after minority interest	$65,470	$95,515	$85,232

Income taxes computed at the statutory rate	22,915	33,430	29,831
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	4,449	3,163	4,407
State tax rate cumulative effect	—	(9,978)	—
State net operating loss	896	(5,854)	(1,229)
General Business Credits	(1,125)	(2,084)	(992)
Valuation allowance	3,100	8,800	7,510
Charitable contributions	2,007	1,248	13
Permanent adjustments	2,029	91	360
Other items	457	(1,149)	533

Total provision	$34,728	$27,667	$40,433

Effective tax rate	53.04%	28.97%	47.44%

The components of the deferred tax provision for continuing operations are as follows:
Excess of tax over financial statement depreciation and amortization	$17,214	$30,526	$29,024
Costs on land and rental properties under development expensed for tax purposes	15,722	(1,599)	24,206
Revenues and expenses recognized in different periods for tax and financial statement purposes	839	7,228	(31,830)
Difference between tax and financial statements related to unconsolidated entities	(13,695)	5,993	20,728
Provision for decline in real estate	(813)	(3,490)	—
Deferred state taxes, net of federal benefit	10,062	104	7,542
Utilization of (addition to) tax loss carryforward excluding effect of stock options	15,182	(15,003)	(6,109)
State tax rate cumulative effect	—	(9,978)	—
Valuation allowance	3,100	8,800	7,510
General Business Credits	(1,125)	(2,734)	(810)
Alternative Minimum Tax credits	(772)	3,602	1,397

Deferred provision	$45,714	$23,449	$51,658

See Note S for disclosure of income taxes for discontinued operations.
The components of the deferred income tax liability are as follows.

	January 31,
	Temporary Differences		Deferred Tax
	2007	2006	2007	2006
		(in thousands)
Depreciation	$353,418	$306,690	$136,561	$118,505
Capitalized costs (1)	527,972	539,022	204,008	208,278
Tax loss carryforward	(67,309)	(110,229)	(23,558)	(38,580)
State loss carryforward, net of federal benefit	—	—	(18,730)	(17,888)
Valuation allowance	—	—	30,914	29,049
Federal tax credits and other carryforwards	—	—	(52,416)	(49,584)
Other comprehensive income (loss)	(23,905)	364	(9,237)	141
Basis in unconsolidated entities	227,209	210,017	87,794	81,150
Other (1)	282,106	88,662	130,993	56,717

Total	$1,299,491	$1,034,526	$486,329	$387,788

(1)	Additions to capitalized costs and other during the year ended January 31, 2007 and 2006 include $248,047 and $73,556, respectively, related to replacement property of tax-deferred exchanges (see Note S).

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
K. Income Taxes (continued)
Income taxes (refunded) paid were $(1,429,000), $(8,170,000) and $4,582,000 for the years ended January 31, 2007, 2006 and 2005, respectively. At January 31, 2007, the Company had a federal net operating loss carryforward of $90,825,000 (generated primarily from the impact on its net earnings of tax depreciation expense from real estate properties) that will expire in the years ending January 31, 2022 through January 31, 2027, a charitable contribution deduction carryforward of $37,942,000 that will expire in the years ending January 31, 2008 through January 31, 2012, General Business Credit carryovers of $12,865,000 that will expire in the years ending January 31, 2008 through January 31, 2027, and an alternative minimum tax (“AMT”) credit carryforward of $27,067,000 that is available until used to reduce Federal tax to the AMT amount. The Company has a full valuation allowance against the deferred tax asset associated with its charitable contributions because management believes at this time it is more likely than not that the Company will not realize these benefits. The Company’s policy is to consider a variety of tax-deferral strategies, including tax deferred exchanges, when evaluating its future tax position.
The Company applies the “with-and-without” methodology for computing its tax benefit on exercised stock options. The carryforwards reported in the preceding paragraph reflect the amounts that will be presented on the January 31, 2007 tax return and include a stock option deduction of $26,129,000. Under the “with and without” approach, no current income tax benefit from the exercise of stock options is recorded by the Company until it has utilized its existing net operating losses. Accordingly, the Company has not recorded a net deferred tax asset of approximately $7,797,000 from the exercise of stock options.
The components of the net deferred tax liability are as follows:

	At January 31,
	2007	2006
	(in thousands)

Deferred tax liabilities	$1,211,335	$965,327

Deferred tax assets	755,920	606,588
Less: valuation allowance (1)	(30,914)	(29,049)

	725,006	577,539

Net deferred tax liability	$486,329	$387,788

(1)	The valuation allowance is related to state taxes, general business credits and charitable contributions.
L. Segment Information
The Company uses a measure defined as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”) to report its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, division and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges from real estate operations of Forest City Rental Properties Corporation, a wholly-owned subsidiary of the Company, for depreciation, amortization, amortization of mortgage procurement costs and deferred income taxes; iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and vi) cumulative effect of change in accounting principle (net of tax).
The Company believes that, although its business has many facets such as development, acquisitions, disposals, and property management, the core of its business is the recurring operations of its portfolio of real estate assets. The Company’s Chief Executive Officer (“CEO”), the chief operating decision maker, uses EBDT, as presented, to assess performance of its portfolio of real estate assets by operating segment because it provides information on the financial performance of the core real estate portfolio operations. EBDT tells the CEO how profitable a real estate segment is simply by operating for the sole purpose of collecting rent, paying operating expenses and servicing its debt. The Company’s segments adhere to the accounting policies further described in Note A.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
L. Segment Information (continued)
The following tables summarize financial data for the following strategic business units: Commercial Group, Residential Group, Land Development Group and the following additional segments: the Nets (an equity method investment) and Corporate Activities. All amounts are presented in thousands.

	January 31,		Years Ended January 31,
	2007	2006	2007	2006	2005
	Identifiable Assets		Expenditures for Additions to Real Estate

Commercial Group	$6,346,155	$5,357,159	$834,638	$704,060	$530,809
Residential Group	2,032,617	2,161,902	152,556	269,307	309,522
Land Development Group	371,729	229,914	28,365	2,514	335
The Nets	7,999	19,236	—	—	—
Corporate Activities	223,104	222,130	511	2,694	10,157
Other (1)	—	—	—	—	2,705

	$8,981,604	$7,990,341	$1,016,070	$978,575	$853,528

	Years Ended January 31,			Years Ended January 31,
	2007	2006	2005	2007	2006	2005
	Revenues from Real Estate Operations			Operating Expenses

Commercial Group	$753,148	$698,399	$646,343	$401,027	$340,642	$308,986
Commercial Group Land Sales	58,167	125,938	11,410	27,106	65,675	10,078
Residential Group	194,806	159,045	139,352	132,556	108,375	91,042
Land Development Group	117,230	107,869	92,657	75,107	64,463	55,126
The Nets	—	—	—	—	—	—
Corporate Activities	—	—	4	41,607	36,907	33,952

	$1,123,351	$1,091,251	$889,766	$677,403	$616,062	$499,184

	Years Ended January 31,			Years Ended January 31,
	2007	2006	2005	2007	2006	2005
	Interest and Other Income			Interest Expense

Commercial Group	$8,019	$4,415	$4,818	$178,200	$166,391	$150,985
Residential Group	33,337	3,664	3,387	48,171	34,345	28,356
Land Development Group	18,179	17,716	34,475	8,875	7,606	7,161
The Nets	—	—	—	—	—	—
Corporate Activities	1,876	1,800	248	48,086	45,003	35,795

	$61,411	$27,595	$42,928	$283,332	$253,345	$222,297

	Years Ended January 31,
	2007	2006	2005
	Depreciation and Amortization Expense

Commercial Group	$128,953	$120,067	$108,712
Residential Group	46,113	37,322	30,630
Land Development Group	284	251	122
The Nets	—	—	—
Corporate Activities	1,465	1,064	1,010

	$176,815	$158,704	$140,474

	Years Ended January 31,			Years Ended January 31,
	2007	2006	2005	2007	2006	2005
				Earnings Before Depreciation,
	Earnings Before Income Taxes (EBIT) (1)			Amortization & Deferred Taxes (EBDT)

Commercial Group	$91,455	$136,051	$80,926	$212,236	$229,872	$182,483
Gain on disposition of equity method property	7,662	13,145	31,996	—	—	—
Provision for decline in real estate	(1,923)	(1,500)	—	—	—	—
Provision for decline in real estate recorded on equity method	(400)	(704)	—	—	—	—
Residential Group	(1,864)	(13,974)	(2,375)	75,385	53,404	68,091
Gain on disposition of equity method property	—	7,878	—	—	—	—
Provision for decline in real estate	—	—	—	—	—	—
Land Development Group	90,000	94,200	80,934	62,145	59,337	42,747
Provision for decline in real estate	—	(1,774)	—	—	—	—
The Nets	(14,703)	(24,534)	(10,889)	(10,342)	(16,107)	(6,108)
Corporate Activities	(89,281)	(81,195)	(70,485)	(54,470)	(56,010)	(46,726)
Gain on disposition of other investments	—	506	438	—	—	—
Other	—	—	—	—	—	4,545

	$80,946	$128,099	$110,545	$284,954	$270,496	$245,032

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
L. Segment Information (continued)
Reconciliation of Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) to net earnings by Segment:

			Land
	Commercial	Residential	Development
Year Ended January 31, 2007	Group	Group	Group	The Nets	Corporate	Other(1)	Total

EBDT	$212,236	$75,385	$62,145	$(10,342)	$(54,470)	$—	$284,954
Depreciation and amortization — Real Estate Groups	(131,182)	(65,093)	(160)	—	—	—	(196,435)
Amortization of mortgage procurement costs — Real Estate Groups	(7,904)	(2,724)	—	—	—	—	(10,628)
Deferred taxes — Real Estate Groups	(31,796)	3,323	(10,448)	—	(2,660)	—	(41,581)
Straight-line rent adjustment	9,666	(12)	(3)	—	—	—	9,651
Preference payment (3)	(898)	—	—	—	—	—	(898)
Provision for decline in real estate, net of tax and minority interest	(1,180)	—	—	—	—	—	(1,180)
Gain on disposition of equity method properties, net of tax	4,700	—	—	—	—	—	4,700
Provision for decline in real estate of equity method rental properties, net of tax	(245)	—	—	—	—	—	(245)
Discontinued operations, net of tax and minority interest: (3)
Depreciation and amortization — Real Estate Groups	(3,497)	(6,813)	—	—	—	—	(10,310)
Amortization of mortgage procurement costs — Real Estate Groups	(125)	(245)	—	—	—	—	(370)
Deferred taxes — Real Estate Groups	(970)	(2,035)	—	—	—	—	(3,005)
Straight-line rent adjustment	(894)	—	—	—	—	—	(894)
Gain on disposition of rental properties	99,323	43,703	—	—	—	—	143,026
Gain on disposition of Lumber Group	—	—	—	—	466	—	466

Net earnings (loss)	$147,234	$45,489	$51,534	$(10,342)	$(56,664)	$—	$177,251

Year Ended January 31, 2006

EBDT	$229,872	$53,404	$59,337	$(16,107)	$(56,010)	$—	$270,496
Depreciation and amortization — Real Estate Groups	(119,633)	(50,623)	(190)	—	—	—	(170,446)
Amortization of mortgage procurement costs — Real Estate Groups	(7,440)	(2,251)	—	—	—	—	(9,691)
Deferred taxes — Real Estate Groups	(33,019)	5,940	(6,004)	—	3,958	—	(29,125)
Straight-line rent adjustment	12,780	40	15	—	—	—	12,835
Gain on disposition of rental properties and other investments, net of tax	—	—	—	—	311	—	311
Provision for decline in real estate, net of tax and minority interest	(920)	—	(1,072)	—	—	—	(1,992)
Gain on disposition recorded on equity method, net of tax	8,064	4,836	—	—	—	—	12,900
Provision for decline in real estate recorded on equity method rental properties, net of tax	(432)	—	—	—	—	—	(432)
Discontinued operations, net of tax and minority interest: (3)
Depreciation and amortization — Real Estate Groups	(10,723)	(11,546)	—	—	—	—	(22,269)
Amortization of mortgage procurement costs — Real Estate Groups	(1,609)	(278)	—	—	—	—	(1,887)
Deferred taxes — Real Estate Groups	(1,059)	1,508	—	—	—	—	449
Straight-line rent adjustment	(2,175)	—	—	—	—	—	(2,175)
Provision for decline in real estate	—	(1,960)	—	—	—	—	(1,960)
Gain on disposition of rental properties	—	26,505	—	—	—	—	26,505

Net earnings (loss)	$73,706	$25,575	$52,086	$(16,107)	$(51,741)	$—	$83,519

Year Ended July 31, 2005

EBDT	$182,483	$68,091	$42,747	$(6,108)	$(46,726)	$4,545	$245,032
Depreciation and amortization — Real Estate Groups	(114,016)	(42,690)	(41)	—	—	—	(156,747)
Amortization of mortgage procurement costs — Real Estate Groups	(5,539)	(2,798)	—	—	—	—	(8,337)
Deferred taxes — Real Estate Groups	(23,679)	(9,698)	(2,532)	—	4,755	—	(31,154)
Straight-line rent adjustment	4,338	(92)	—	—	—	—	4,246
Gain on disposition of other investments, net of tax	—	—	—	—	265	—	265
Gain on disposition recorded on equity method, net of tax	19,341	—	—	—	—	—	19,341
Cumulative effect of change in accounting principle, net of tax	(477)	(10,784)	—	—	—	—	(11,261)
Discontinued operations, net of tax and minority interest: (3)
Depreciation and amortization — Real Estate Groups	(9,385)	(13,077)	—	—	—	—	(22,462)
Amortization of mortgage procurement costs — Real Estate Groups	(3,377)	(386)	—	—	—	—	(3,763)
Deferred taxes — Real Estate Groups	(1,451)	67	—	—	—	—	(1,384)
Straight-line rent adjustment	(964)	—	—	—	—	—	(964)
Gain on disposition of Lumber Group	—	—	—	—	—	11,501	11,501
Gain on disposition of rental properties	4,574	36,319	—	—	—	—	40,893

Net earnings (loss)	$51,848	$24,952	$40,174	$(6,108)	$(41,706)	$16,046	$85,206

(1)	Expenditures for additions to real estate, EBDT and net earnings presented under the caption “Other” relates to the Lumber Group, which was sold in November 2004 and is no longer a reportable segment.

(2)	See Consolidated Statements of Earnings on page 51 for reconciliation of EBIT to net earnings.

(3)	See Note S — Discontinued Operations starting on page 92 for more information.

(4)	The preference payment of $898,000 represents one quarter’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s minority interests in the FCRC portfolio. See Note U — Class A Common Units starting on page 97 for more information.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
M. Leases
The following tables include all lease obligations of the Company.
The Company as Lessor
The following table summarizes the minimum future rental income to be received on non-cancelable operating leases of commercial properties that generally extend for periods of more than one year.

Years Ending January 31,
(in thousands)

2008	$445,204
2009	440,891
2010	427,340
2011	406,738
2012	368,221
Later years	2,249,651

$4,338,045

Most of the commercial leases include provisions for reimbursements of other charges including real estate taxes, utilities and operating costs which is included in revenues from real estate operations in the Consolidated Statements of Earnings. The following table summarizes total reimbursements.

Years Ending January 31,
(in thousands)

2007	$169,369
2006	$149,049
2005	$134,513
The Company as Lessee
The Company is a lessee under various operating leasing arrangements for real property and equipment. The most significant of these involve ground leases in Boston and New York City, the majority of which expire between the years 2035 and 2100, excluding optional renewal periods.
Minimum fixed rental payments under long-term leases (over one year) in effect at January 31, 2007 are as follows.

Years Ending January 31,
(in thousands)

2008	$20,578
2009	19,488
2010	18,944
2011	18,390
2012	17,563
Later years	808,771

$903,734

The following table summarizes rent expense paid.

Years Ending January 31,
(in thousands)

2007	$19,929
2006	$18,034
2005	$20,979

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
N. Commitments and Contingencies
The Company has adopted the provisions of FIN No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). The Company believes the risk of payment under these guarantees, as described below, is remote and, to date, no payments have been made under these guarantees.
As of January 31, 2007, the Company has a guaranteed loan of $1,400,000 relating to the Company’s share of a bond issue made by the Village of Woodridge, relating to a Land Development Group project in suburban Chicago, Illinois. This guarantee was entered into prior to January 31, 2003, and therefore, has not been recorded in the Company’s consolidated financial statements at January 31, 2007, pursuant to the provisions of FIN No. 45. This bond issue guarantee terminates April 30, 2015, unless the bonds are paid sooner, and is limited to $500,000 in any one year. The Company also had outstanding letters of credit of $72,324,000 as of January 31, 2007. The maximum potential amount of future payments on the guaranteed loans and letters of credit the Company could be required to make is the total amounts noted above.
As a general partner for certain limited partnerships, the Company guaranteed the funding of operating deficits of newly-opened apartment projects for an average of five years. These guarantees were entered into prior to January 31, 2003, and therefore, have not been recorded in the Company’s consolidated financial statements at January 31, 2007, pursuant to the provisions of FIN No. 45. At January 31, 2007, the maximum potential amount of future payments on these operating deficit guarantees the Company could be required to make was approximately $2,000,000. The Company would seek to recover any amounts paid through refinancing or sales proceeds of the apartment project. These partnerships typically require the Company to indemnify, on an after-tax or “grossed up” basis, the investment partner against the failure to receive, or the loss of allocated tax credits and tax losses. At January 31, 2007, the maximum potential payment under these tax indemnity guarantees was approximately $68,535,000. The Company believes that all necessary requirements for qualifications for such tax credits have been and will continue to be met and that the Company’s investment partners will be able to receive expense allocations associated with the properties. The Company has obtained legal opinions from nationally recognized law firms supporting the validity of the tax credits. The Company does not expect to make any payments under these guarantees.
The Company’s mortgage loans are nonrecourse, however in some cases lenders carve out certain items from the nonrecourse provisions. These carve-out items enable the lenders to seek recourse if the Company or the joint venture commit fraud, voluntarily file for bankruptcy, intentionally misapply funds, transfer title without lender consent, or intentionally misrepresent facts. The Company has also provided certain environmental guarantees. Under these environmental remediation guarantees, the Company must remediate any hazardous materials brought onto the property in violation of environmental laws. The maximum potential amount of future payments the Company could be required to make is limited to the actual losses suffered or actual remediation costs incurred. A portion of these carve-outs and guarantees have been made on behalf of joint ventures and while the amount of the potential liability is currently indeterminable, the Company believes any liability would not exceed its partners’ share of the outstanding principal balance of the loans in which these carve-outs and environmental guarantees have been made. At January 31, 2007, the outstanding balance of the partners’ share of these loans was approximately $461,440,000. The Company believes the risk of payment on the carve-out guarantees is mitigated in most cases by the fact the Company manages the property, and in the event the Company’s partner did violate one of the carve-out items, the Company would seek recovery from its partner for any payments the Company would make. Additionally, the Company further mitigates its exposure through environmental insurance and insurance coverage for items such as fraud.
The Company has guaranteed the obligations of Forest City Rental Properties Corporation, or FCRPC, under the FCRPC credit agreement, dated as of March 22, 2004, as amended, among FCRPC, the banks named therein, KeyBank National Association, as administrative agent, and National City Bank, as syndication agent. This guaranty imposes a number of restrictive covenants on the Company, including a prohibition on certain consolidations and mergers and limitations on the amount of debt, guarantees and property liens that the Company may incur. The guaranty also requires the Company to maintain a specified minimum cash flow coverage ratio, consolidated shareholders’ equity and Earnings Before Depreciation, Amortization and Deferred Taxes, or EBDT. The Company was in compliance with the covenants under the guaranty at January 31, 2007.
The Company monitors its properties for the presence of hazardous or toxic substances. Other than those environmental matters identified during the acquisition of a site (which are generally remediated prior to the commencement of development), the Company is not aware of any environmental liability with respect to its operating properties that would have a material adverse effect on its financial position, cash flows, or results of operations. However, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flow. The Company carries environmental insurance and believes that the policy terms, conditions, limits and deductibles are adequate and appropriate under the circumstances, given the relative risk of loss, the cost of such coverage and current industry practice.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
N. Commitments and Contingencies (continued)
The Company customarily guarantees lien-free completion of projects under construction. Upon completion, the guarantees are released. Additionally, the Company also provides lien-free completion guarantees on the infrastructure on the land it develops and is later sold to customers or is held for master-planned communities or mixed-use projects. At January 31, 2007, the Company has provided the following completion guarantees:

			Total
			External	Outstanding
	Total	Percent	Funding	Loan
	Costs	Completed	Sources	Balance
		(dollars in thousands)

Projects under construction	$4,008,894	46%	$3,182,812	$1,229,177
Land	$725,770	72%	$646,853	$122,059
The Company’s subsidiaries have been successful in consistently delivering lien-free completion of construction and land projects, without calling the Company’s guarantees of completion.
The Company is also involved in certain claims and litigation related to its operations. Based on the facts known at this time, management has consulted with legal counsel and is of the opinion that the ultimate outcome of all such claims and litigation will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.
On August 16, 2004, the Company purchased an ownership interest in the NBA franchise known as the Nets that is reported on the equity method of accounting. Although the Company has an ownership interest of approximately 21% in the Nets, the Company currently recognized approximately 17%, 31% and 38% of the net loss for the years ended January 31, 2007, 2006 and 2005, respectively, because profits and losses are allocated to each member based on an analysis of the respective member’s claim on the net book equity assuming a liquidation at book value at the end of the accounting period without regard to unrealized appreciation (if any) in the fair value of the Nets. In connection with the purchase of the franchise, the Company and certain of its partners have provided an indemnity guarantee to the NBA for any losses arising from the transaction, including the potential relocation of the team. The Company’s indemnity is limited to $100,000,000 and is effective as long as the Company owns an interest in the team. The indemnification provisions are standard provisions that are required by the NBA. The Company has insurance coverage of approximately $100,000,000 in connection with such indemnity. The Company evaluated the indemnity guarantee in accordance with FIN No. 45 and determined that the fair value for the Company’s liability for its obligations under the guarantee was not material.
Certain of the Company’s ground leases include provisions requiring it to indemnify the ground lessor against claims or damages occurring on or about the leased property during the term of the ground lease. These indemnities generally were entered into prior to January 31, 2003, and therefore, have not been recorded in the Company’s consolidated financial statements at January 31, 2007 in accordance with FIN No. 45. The maximum potential amount of future payments the Company could be required to make is limited to the actual losses suffered. The Company mitigates its exposure to loss related to these indemnities through insurance coverage.
The Company is party to an easement agreement under which it has agreed to indemnify a third party for any claims or damages arising from the use of the easement area of one of its development projects. The Company has also entered into an environmental indemnity at one of its development projects whereby it agrees to indemnify a third party for the cost of remediating any environmental condition. The maximum potential amount of future payments the Company could be required to make is limited to the actual losses suffered or actual remediation costs incurred. The Company mitigates its exposure to loss related to the easement agreement and environmental indemnity through insurance coverage.
The Company is party to an agreement whereby it has issued a $40,000,000 guarantee in connection with certain environmental work at a mixed-use development project in Brooklyn, New York. As stipulated in the agreement, the guaranty expires at some point in time between six and nine years after completion of the investigative work, which occurred on July 16, 2006. The Company has recorded a liability of $2,850,000 related to this agreement for the year ended January 31, 2007, which is included in accounts payable and accrued expenses in the Consolidated Balance Sheets. The Company mitigates its exposure to loss related to this agreement through an environmental insurance policy.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
N. Commitments and Contingencies (continued)
Stapleton Land, LLC has committed to fund $24,500,000 to the Park Creek Metropolitan District to be used for certain infrastructure projects. The first $4,500,000 is due in August 2007. The remaining balance is due no later than May 2009.
O. Stock-Based Compensation
The Company’s 1994 Stock Plan, as amended, (the “Plan”) permits the award of Class A stock options, restricted shares, and other equity awards to key employees and non-employee directors of the Company. The aggregate maximum number of shares that may be issued during the term of the Plan is 500,000 for restricted shares or units granted after June 21, 2005 and 11,750,000 for all types of awards. As of January 31, 2007, the total number of shares available for granting of all types of awards was 3,985,560, of which 309,000 may be restricted shares or units. The maximum annual award to an individual is 400,000 stock options or rights and 225,000 restricted shares or units. Stock options have a maximum term of 10 years and are awarded with an exercise price at least equal to the market value of the stock on the date of grant. Class A common stock issued upon the exercise of stock options may be issued out of unissued shares or treasury stock. The Plan, which is administered by the Compensation Committee of the Board of Directors, does not allow the reduction of option prices without shareholder approval, except for the anti-dilution adjustments permitted by the Plan. The Company has not amended the terms of any previously issued equity award. All outstanding stock options have an exercise price equal to the fair market value of the underlying stock at the date of grant, a 10-year term, and graded vesting over four years. All outstanding restricted shares have graded vesting over four years.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for options granted in 2006 and 2005. No options were granted in 2004.

	2006	2005
Risk-free interest rate	4.89%	4.34%
Expected volatility	20.00%	22.90%
Expected dividend yield	.70%	.70%
Expected term (in years)	6.60	6.60
The risk-free interest rate was based on published yields of U.S. Treasury Strips having a maturity date approximating the expected term of the options. Expected volatility was based on the historical volatility of the Company’s stock using the daily closing prices of the Company’s Class A common stock over a period of time equivalent to the expected term of the options. The expected dividend yield was based on the Company’s recent annual dividend divided by the average price of the Company’s stock during that period. The Company used the simplified method for plain vanilla options, as provided in SAB No. 107 to compute the expected term of the options granted in 2006 and 2005.
The following table provides a summary of stock option activity for the year ended January 31, 2007:

			Weighted
			Average
			Remaining
			Contractual	Intrinsic
		Weighted Average	Term	Value
STOCK OPTIONS	Shares	Exercise Price	(in years)	(in thousands)

Outstanding at January 31, 2006	3,054,148	$18.42
Granted	960,100	$46.37
Exercised	(731,074)	$13.29
Forfeited	(26,600)	$21.85

Outstanding at January 31, 2007	3,256,574	$27.78	7.0	$106,387

Options exercisable (fully vested) at January 31, 2007	889,774	$13.07	4.1	$42,156

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
O. Stock-Based Compensation (continued)
The weighted average grant-date fair value of stock options granted during 2006 and 2005 was $14.32 and $10.01, respectively. The total intrinsic value of stock options exercised during 2006, 2005 and 2004 was $30,486,000, $27,951,000 and $14,684,000, respectively. Cash received from stock options exercised during 2006, 2005 and 2004 was $9,725,000, $12,590,000 and $5,360,000, respectively. Income tax benefit realized as a reduction of income taxes payable from stock options exercised was $151,000, $178,000 and $345,000 during the year ended January 31, 2007, 2006 and 2005, respectively. At January 31, 2007, there was $14,023,000 of unrecognized compensation cost related to unvested stock options that is expected to be recognized over a weighted-average period of 2.9 years.
The following table provides a summary of restricted stock activity for the year ended January 31, 2007:

		Weighted
		Average
		Grant-Date
RESTRICTED STOCK	Shares	Fair Value

Unvested shares at January 31, 2006	258,750	$21.15
Granted	191,000	$46.37
Vested	(56,250)	$15.50
Forfeited	—	$—

Unvested shares at January 31, 2007	393,500	$34.20

Restricted stock represents a grant of Class A common stock to key employees subject to restrictions on disposition, transferability and risk of forfeiture, while having the rights to vote the shares and receive dividends. The restrictions generally lapse on the second, third and fourth anniversary of the date of grant. Restricted shares subject to the restrictions mentioned above are considered to be nonvested shares under SFAS No. 123(R) and are not reflected as issued and outstanding shares until the restrictions lapse. At that time, the shares are released to the employee and the Company records the issuance of the shares. At January 31, 2007, 393,500 unvested shares of restricted stock were excluded from issued and outstanding shares of Class A common stock in the accompanying consolidated financial statements.
The total fair value of shares that vested during 2006, 2005 and 2004 was $872,000, $2,467,000 and $798,000, respectively. At January 31, 2007, there was $8,630,000 of unrecognized compensation cost related to unvested restricted stock that is expected to be recognized over a weighted-average period of 2.9 years.
In connection with the vesting of restricted stock during the years ended January 31, 2007 and 2006, the Company repurchased into treasury 17,970 shares and 61,584 shares, respectively, of Class A common stock to satisfy the employees’ related minimum statutory tax withholding requirements. These shares were placed in treasury with an aggregate cost basis of $826,000 and $1,945,000, respectively.
P. Earnings Per Share
Earnings per share (“EPS”) has been computed under the provisions of SFAS No. 128 “Earnings Per Share”. Pursuant to EITF No. 03-6 “Participating Securities and the Two-Class Method under FASB 128”, the Class A Common Units issued in exchange for Bruce C. Ratner’s minority interests in the FCRC portfolio in November 2006 (see Note U — Class A Common Units), which are reflected as minority interest in the Company’s Consolidated Balance Sheets, are considered participating securities as they are entitled to participate in any dividends paid to the Company’s common stock holders and therefore are included in the computation of basic and diluted earnings per share if the effect of applying the if-converted method is dilutive.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
P.	Earnings Per Share (continued)
The following table presents the computation of EPS for the periods indicated (in thousands, except per share amounts):

		Allocable
		Undistributed		Weighted Average
		Earnings of		Common
		Class A	Adjusted	Shares	Per
		Common	Amount	Outstanding	Common
Years Ended January 31,	Amount	Units	(Numerator)	(Denominator)	Share

2007 — Basic EPS
Earnings from continuing operations	$30,742	$(28)	$30,714		$0.30
Discontinued operations	146,509	(1,296)	145,213		1.43

Net earnings	$177,251	$(1,324)	$175,927	101,654,626	$1.73

2007 — Diluted EPS
Earnings from continuing operations	$30,742	$—	$30,742	101,654,626
Preferred distribution on Class A Common Units	551	—	551	906,876
Effect of dilutive securities (1)	—	—	—	1,893,396

Diluted earnings from continuing operations per share	31,293	—	31,293	104,454,898	$0.30

Discontinued operations	146,509	—	146,509		1.40

Diluted net earnings per share	$177,802	$—	$177,802		$1.70

	Earnings from	Weighted Average
	Continuing	Common
	Operations	Shares
	(Numerator)	Outstanding
Years Ended January 31,	(in thousands)	(Denominator)

2006
Basic earnings per share	$67,848	101,079,578	$0.67
Effect of dilutive securities	—	1,524,354	(0.01)

Diluted earnings per share	$67,848	102,603,932	$0.66

2005
Basic earnings per share	$44,799	100,201,634	$0.45
Effect of dilutive securities	—	1,644,422	(0.01)

Diluted earnings per share	$44,799	101,846,056	$0.44

(1)	The Puttable Equity-Linked Senior Notes issued in October 2006 can be put to the Company by the holders under certain circumstances (see Note H — Senior and Subordinated Debt). If the Company exercises its net share settlement option upon a put of the notes by the holders, it will be required to issue shares of its Class A common stock. The effect of these shares was not included in the computation of diluted earnings per share for the year ended January 31, 2007 as the Company’s stock price did not exceed the put value price of the Puttable Equity-Linked Senior Notes. Additionally, the Company sold a warrant with an exercise price of $74.35, which has also been excluded from diluted earnings per share for the year ended January 31, 2007 as the Company’s stock price did not exceed the exercise price.
Q.	Stock Split
On June 21, 2005, the Board of Directors declared a two-for-one stock split of the Company’s outstanding Class A and Class B common stock effective July 11, 2005 to shareholders of record on June 27, 2005. The stock split is given retroactive effect to the beginning of the earliest period presented in the accompanying Consolidated Balance Sheets and Consolidated Statements of Shareholders’ Equity by transferring the par value of the additional shares issued from the additional paid-in-capital account to the common stock accounts. All share and per share data included in this annual report have been restated to reflect the stock split.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
R.	Dividends
The Board of Directors declared regular quarterly cash dividends on both Class A and Class B common shares as follows:

Date Declared	Date of Record	Payment Date	Amount Per Share

March 23, 2006	June 1, 2006	June 15, 2006	$0.06
June 15, 2006	September 1, 2006	September 15, 2006	$0.07
September 27, 2006	December 1, 2006	December 15, 2006	$0.07
December 14, 2006	March 1, 2007	March 15, 2007	$0.07
March 22, 2007 (1)	June 1, 2007	June 15, 2007	$0.07

(1)	Since this dividend was declared after January 31, 2007, it is not reflected in the consolidated financial statements.
S.	Discontinued Operations and Gain on Disposition of Rental Properties and Lumber Group
Discontinued Operations
Pursuant to the definition of a component of an entity in SFAS No. 144, all earnings of discontinued operations sold or held for sale, assuming no significant continuing involvement, have been reclassified in the Consolidated Statements of Earnings for the years ended January 31, 2007, 2006 and 2005.
The Company considers assets as held for sale when the transaction has been approved and there are no significant contingencies related to the sale that may prevent the transaction from closing. There were no properties classified as held for sale as of January 31, 2007. Summarized financial information for Hilton Times Square Hotel’s assets, liabilities and minority interest that were held for sale as of January 31, 2006 were as follows:

January 31,
2006
(in thousands)
Assets
Real estate	$101,374
Cash and equivalents	2,854
Restricted cash	2,808
Notes and accounts receivable, net	3,154
Other assets	3,030

Total Assets	$113,220

Liabilities
Mortgage debt, nonrecourse	$81,133
Notes payable	15,000
Accounts payable and accrued expenses	14,421

Total Liabilities	110,554

Minority interest	3,843

Total Liabilities and Minority Interest	$114,397

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
S.	Discontinued Operations and Gain on Disposition of Rental Properties and Lumber Group (continued)
Discontinued operations have been updated to include rental properties reported as discontinued operations subsequent to January 31, 2007 and are summarized along with previously discontinued operations in the table below.

		Square Feet/	Quarter/	Year	Year	Year
		Number	Year	Ended	Ended	Ended
Property	Location	of Units	Disposed	1/31/2007	1/31/2006	1/31/2005

Commercial Group:
Battery Park City Retail	Manhattan, New York	166,000 square feet	Q3-2006	Yes	Yes	Yes
Embassy Suites Hotel	Manhattan, New York	463 rooms	Q3-2006	Yes	Yes	Yes
G Street Retail	Philadelphia, Pennsylvania	13,000 square feet	Q1-2006	Yes	Yes	Yes
Hilton Times Square	Manhattan, New York	444 rooms	Q1-2006	Yes	Yes	Yes
Flatbush Avenue	Brooklyn, New York	142,000 square feet	Q3-2004	—	—	Yes
Pavilion	San Jose, California	250,000 square feet	Q3-2004	—	—	Yes
Hunting Park	Philadelphia, Pennsylvania	125,000 square feet	Q2-2004	—	—	Yes

Residential Group:
Sterling Glen of Lynbrook	Lynbrook, New York	100 units	Est. Q1-2008	Yes	Yes	Yes
Sterling Glen of Bayshore	Bayshore, New York	85 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Center City	Philadelphia, Pennsylvania	135 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Darien	Darien, Connecticut	80 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Forest Hills	Forest Hills, New York	83 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Plainview	Plainview, New York	79 units	Q2-2007	Yes	Yes	Yes
Sterling Glen of Stamford	Stamford, Connecticut	165 units	Q2-2007	Yes	Yes	Yes
Mount Vernon Square	Alexandria, Virginia	1,387 units	Q4-2006	Yes	Yes	Yes
Providence at Palm Harbor	Tampa, Florida	236 units	Q2-2006	Yes	Yes	Yes
Enclave	San Jose, California	637 units	Q4-2005	—	Yes	Yes
Cherrywood Village	Denver, Colorado	360 units	Q3-2005	—	Yes	Yes
Ranchstone	Denver, Colorado	368 units	Q3-2005	—	Yes	Yes
Arboretum Place	Newport News, Virginia	184 units	Q4-2004	—	—	Yes
Bridgewater	Hampton, Virginia	216 units	Q4-2004	—	—	Yes
Colony Woods	Bellevue, Washington	396 units	Q4-2004	—	—	Yes
Silver Hill	Newport News, Virginia	153 units	Q4-2004	—	—	Yes
Trellis at Lee’s Mill	Newport News, Virginia	176 units	Q4-2004	—	—	Yes
Regency Towers	Jackson, New Jersey	372 units	Q3-2004	—	—	Yes
Woodlake	Silver Spring, Maryland	534 units	Q1-2004	—	—	Yes
Subsequent to January 31, 2007, the Company disposed of six and leased one supported-living apartment properties under the Sterling Glen brand, as listed in the table above.
The leased property, Sterling Glen of Lynbrook, is being operated by the purchaser under a short-term lease. This property is presented as discontinued operations as the terms of the lease meet the qualifications of assets held for sale under SFAS No. 144.
In addition, the Company’s Lumber Group strategic business unit was included in discontinued operations for the year ended January 31, 2005. Lumber Group was a lumber wholesaler that was sold to its employees on November 12, 2004. Also included in discontinued operations is Babin Building Centers, Inc. (“Babin”), a division of Lumber Group, which was sold in July 2004. Babin sold building materials to the new construction industry and to home remodelers.
Substantially all of the assets of the Lumber Group were sold for $39,085,902, $35,000,000 of which was paid in cash at closing. Pursuant to the terms of a note receivable with a 6% interest rate from the buyer, the remaining purchase price will be paid in four annual installments which commenced November 12, 2006. During the year ended January 31, 2005, the Company reported a gain on disposition of this segment of $20,920,000 ($11,501,000, net of tax) net of $1,093,000 loss related to the sale of Babin. The Company has deferred a gain of $4,085,902 (approximately $2,400,000, net of tax) relating to the note receivable due, in part, to the subordination to the buyer’s senior financing. The gain and interest income is recognized as the note receivable principal and interest are collected. During the year ended January 31, 2007, the Company received the first annual installment of $1,250,000, which includes $760,000 ($466,000, net of tax) of the deferred gain and $490,000 of interest income which is included in continuing operations.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
S.	Discontinued Operations and Gain on Disposition of Rental Properties and Lumber Group (continued)
The operating results related to discontinued operations were as follows:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Revenues	$110,300	$171,133	$282,358

Expenses
Operating expenses	76,349	122,232	215,257
Depreciation and amortization	9,894	22,666	24,885
Provision for decline in real estate	—	4,600	—

	86,243	149,498	240,142

Interest expense	(20,929)	(31,956)	(37,222)
Amortization of mortgage procurement costs	(477)	(3,362)	(4,143)
Loss on early extinguishment of debt	—	(4,803)	(2,924)
Interest income	2,333	841	2,671
Gain on disposition of rental properties and Lumber Group (see page 95)	351,861	43,198	92,245

Earnings before income taxes	356,845	25,553	92,843

Income tax expense (benefit)
Current	12,929	(7,178)	11,226
Deferred	79,336	17,055	26,333

	92,265	9,877	37,559

Earnings before minority interest	264,580	15,676	55,284

Minority interest, net of tax
Gain on disposition of rental properties	118,009	—	3,680
Operating earnings (loss) from rental properties	62	5	(64)

	118,071	5	3,616

Net earnings from discontinued operations	$146,509	$15,671	$51,668

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
S.	Discontinued Operations and Gain on Disposition of Rental Properties and Lumber Group (continued)
Gain on Disposition of Rental Properties and Lumber Group
The following table summarizes the gain on disposition of rental properties and Lumber Group, before tax and minority interest, for the years ended January 31, 2007, 2006 and 2005:

	Years Ended January 31,
	2007	2006	2005
	(in thousands)

Discontinued Operations:
Hilton Times Square Hotel (2)	$135,945	$—	$—
Embassy Suites Hotel (2)	117,606	—	—
Mount Vernon Square (Apartments) (2)	63,881	—	—
Battery Park City (Retail) (2)	25,888	—	—
Providence at Palm Harbor (Apartments) (2)	7,342	—	—
G Street Retail (Specialty Retail Center)	439	—	—
Enclave (Apartments) (2)	—	33,722	—
Ranchstone (Apartments) (2)	—	5,079	—
Cherrywood Village (Apartments) (2)	—	4,397	—
Regency Towers (Apartments) (2)	—	—	25,390
Lumber Group (1)	760	—	20,920
Woodlake (Apartments) (2)	—	—	19,499
Bridgewater (Apartments)	—	—	7,161
Colony Woods (Apartments) (2)	—	—	5,193
Pavilion (Office Building)	—	—	4,222
Trellis at Lee’s Mill (Apartments)	—	—	3,444
Hunting Park (Specialty Retail Center)	—	—	2,176
Flatbush Avenue (Specialty Retail Center) (2)	—	—	2,060
Arboretum (Apartments)	—	—	2,047
Silver Hill (Apartments)	—	—	133

Total	$351,861	$43,198	$92,245

(1)	Net of $1,093 loss on the disposition of Babin Building Centers, Inc. for the year ended January 31, 2005.

(2)	The Company elected to deposit the sales proceeds with a qualified intermediary for purposes of acquiring replacement assets under Section 1031 of the Internal Revenue Code.
Investments accounted for on the equity method are not subject to the provisions of SFAS No. 144, therefore the gains or losses on the sales of equity method properties are reported in continuing operations when sold. The following table summarizes the Company’s proportionate share of gains on disposition of equity method investments during the years ended January 31, 2007, 2006 and 2005, which are included in equity in earnings of unconsolidated entities in the Consolidated Statements of Earnings:

		Years Ended January 31,
		2007	2006	2005
		(in thousands)
Midtown Plaza (Specialty Retail Center)	Parma, Ohio	$7,662	$—	$—
Showcase (Specialty Retail Center)	Las Vegas, Nevada	—	13,145	—
Colony Place (Apartments)	Fort Myers, Florida	—	5,352	—
Flower Park Plaza (Apartments)	Santa Ana, California	—	2,526	—
Chapel Hill Mall (Regional Mall)	Akron, Ohio	—	—	27,943
Manhattan Town Center Mall (Regional Mall)	Manhattan, Kansas	—	—	3,138
Chapel Hill Suburban (Specialty Retail Center)	Akron, Ohio	—	—	915

Total		$7,662	$21,023	$31,996

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
T.	Provision for Decline in Real Estate, Early Extinguishment of Debt and Cumulative Effect of Change in Accounting Principle
Provision for Decline in Real Estate
The Company reviews its real estate portfolio to determine if its carrying costs will be recovered from future undiscounted cash flows whenever events or changes indicate that recoverability of long-lived assets may not be assured. In cases where the Company does not expect to recover its carrying costs, an impairment loss is recorded as a provision for decline in real estate for assets in its real estate portfolio pursuant to the guidance established in SFAS No. 144.
The Company recorded a provision for decline in real estate of $1,923,000, $3,274,000 and $-0- for the years ended January 31, 2007, 2006 and 2005, respectively. For the year ended January 31, 2007, the Company recorded a provision for decline in real estate of $1,923,000 related to Saddle Rock Village, a commercial specialty retail center and its adjacent outlots located in Aurora, Colorado. For the year ended January 31, 2006, the Company recorded a provision for decline in real estate in the Land Development Group of $1,330,000 related to Rockport Square, a residential and retail development project located in Lakewood, Ohio, a provision of $1,500,000 related to the Ritz Carlton, a Commercial hotel located in Cleveland, Ohio, a provision of $256,000 related to Syracuse Village, an affordable housing community located in Denver, Colorado and a provision of $188,000 related to Kline’s Farm, a planned residential community located in Girard, Ohio. These provisions represent a write down to the estimated fair value, less cost to sell due to a change in events, such as an offer to purchase, related to the estimated future cash flows of these properties.
Loss on Early Extinguishment of Debt
For the years ended January 31, 2007, 2006 and 2005, the Company recorded $2,175,000, $5,181,000 and $4,734,000, respectively, as loss on early extinguishment of debt. For the year ended January 31, 2007, the loss primarily represents early extinguishment of a construction loan at Simi Valley Town Center, a retail center located in Simi Valley, California, in order to obtain permanent financing and the early extinguishment of other borrowings at 101 San Fernando, an apartment community located in San Jose, California. For the year ended January 31, 2006, the loss primarily represents the impact of early extinguishment of nonrecourse mortgage debt at One MetroTech Center and Ten MetroTech Center, office buildings located in Brooklyn, New York, and Sterling Glen of Ryebrook, a supported living residential community located in Ryebrook, New York, in order to secure more favorable financing terms. For the year ended January 31, 2005, the loss primarily represents the impact of early extinguishment of nonrecourse mortgage debt in order to secure more favorable financing terms at Victoria Gardens and Mall at Stonecrest, retail centers located in Rancho Cucamonga, California and Atlanta, Georgia, respectively, and 2 Hanson Place, an office building located in Brooklyn, New York.
The following table summarizes early extinguishment of debt included in discontinued operations.

		Years Ended January 31,
		2007	2006	2005
		(in thousands)
Embassy Suites Hotel	Manhattan, New York	$—	$2,369	$—
Enclave	San Jose, California	—	948	—
Ranchstone	Denver, Colorado	—	565	—
Cherrywood Village	Denver, Colorado	—	546	—
Hilton Times Square	Manhattan, New York	—	510	—
Sterling Glen of Stamford	Stamford, Connecticut	—	73	—
Sterling Glen of Darien	Darien, Connecticut	—	46	—
Bridgewater	Hampton, Virginia	—	—	1,557
Trellis at Lee’s Mill	Newport News, Virginia	—	—	624
Providence at Palm Harbor	Tampa, Florida	—	—	301
Woodlake	Silver Spring, Maryland	—	—	238
Regency Towers	Jackson, New Jersey	—	—	157
Battery Park City Retail	Manhattan, New York	—	—	38
Mount Vernon Square	Alexandria, Virginia	—	(254)	9

Total		$—	$4,803	$2,924

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
T.	Provision for Decline in Real Estate, Early Extinguishment of Debt and Cumulative Effect of Change in Accounting Principle (continued)
Cumulative Effect of Change in Accounting Principle
For the year ended January 31, 2005, the Company recorded a charge for the cumulative effect of change in accounting principle in accordance with FIN No. 46 (R) which has resulted in a reduction of net earnings of $18,628,000 ($11,261,000, net of tax). This charge consisted primarily of accumulated depreciation and amortization expense, net of minority interest, of the newly-consolidated VIEs which were previously accounted for on the cost method. See the Variable Interest Entities section in Note A for further information.
The overall impact resulting from the adoption of FIN No. 46 (R) to the Commercial Group was a pre-tax charge of $789,000 from the consolidation of a development project located in Las Vegas, Nevada that was previously accounted for under the equity method of accounting.
The overall impact resulting from the adoption of FIN No. 46 (R) to the Residential Group was a pre-tax charge of $17,839,000. The following summarizes the key components of the impact of the adoption of FIN No. 46 (R):
•	Cumulative effect of $4,403,000 resulting from the Company being deemed the primary beneficiary in VIEs that hold notes payable to the Residential Group and have equity method investments in 16 properties that are subsidized by the U.S. Department of Housing and Urban Development. These investments were previously accounted for under the cost method;

•	Cumulative effect of $3,801,000 resulting from the Company being deemed the primary beneficiary in a VIE that holds a note payable to the Residential Group and has an equity method investment in Millender Center, a mixed-use residential, office and retail complex in Detroit, Michigan. This investment was previously accounted for under the cost method;

•	Cumulative effect of $3,301,000 resulting from the Company being deemed the primary beneficiary in a VIE that holds a note payable to the Residential Group and has an equity method investment in 101 San Fernando, a residential community in San Jose, California. This investment was previously accounted for under the equity method; and

•	Cumulative effect of $6,334,000 resulting from the Company being deemed the primary beneficiary in a VIE, Queenswood, a residential community in Corona, New York. This investment was previously accounted for under the equity method.
U.	Class A Common Units
On November 8, 2006, the Company issued Class A Common Units (“Units”) in a newly-formed jointly-owned limited liability company (the “Joint LLC”) to Bruce C. Ratner (“Mr. Ratner”) and certain individuals and entities affiliated with Mr. Ratner (collectively with Mr. Ratner the “Ratner Entities”) in exchange for their interests in a total of 30 retail, office and residential operating properties, and certain service companies, all in the greater New York City metropolitan area. The Joint LLC will be controlled and consolidated by the Company, subject to limited rights of the Ratner Entities to vote on certain matters affecting their interests. The Company has accounted for the issuance of the Units in exchange for the minority interests under the purchase method of accounting. The majority of the combined interests was and will continue to be consolidated into the financial statements of the Company. Mr. Ratner will continue to be President and Chief Executive Officer of FCRC, which is a wholly owned subsidiary of the Company at January 31, 2007. Mr. Ratner was also appointed as Executive Vice President of the Company and as a Class B Member of the Board of Directors of the Company.
Upon issuance of the Units, the Ratner Entities contributed their ownership interests in the 30 operating properties, the service companies and participation rights in all future developments, except seven identified development opportunities, to the Joint LLC. After a one-year lock-up period, the Units may be exchanged for an equal number of shares of the Company’s Class A common stock or, solely at the Company’s option, cash based on the value of the stock at the time of conversion. The Company has no rights to redeem or repurchase the Units. For the first five years only, the Units that have not been exchanged are entitled to their proportionate share of an annual preferred payment of $2,500,000 plus an amount equal to the dividends paid on the same number of shares of the Company’s common stock. After five years, the Units that have not been exchanged are entitled to a payment equal to the dividends paid on an equivalent number of shares of the Company’s common stock. At January 31, 2007, the Company has recorded approximately $898,000 related to one quarter’s share of the annual preferred payment which is classified as minority interest expense on the Company’s consolidated statement of earnings. In addition, the Company will indemnify Mr. Ratner and certain members of his family for tax liabilities they may incur as a result of the sale of certain of these properties during the 12-year period following the closing of the transaction.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
U.	Class A common Units (continued)
The Company has also agreed to terms and conditions under which it will value and possibly increase its ownership in seven existing development projects upon stabilization, as defined. Prior to stabilization, each of these development properties will remain jointly owned under its existing structure with Mr. Ratner. Upon stabilization, each of these properties will be valued, either by negotiation, through arbitration or by obtaining a bona fide third-party offer. Once the value of the property has been determined, the Company may, in its sole discretion, cause the property either to be contributed to the Joint LLC in exchange for additional Units, sold to the Joint LLC for cash, sold to a third party or remain jointly owned by the Company and Mr. Ratner.
The total consideration exchanged by the Company for the minority interests, including associated expenses and the book value of previous advances made to Mr. Ratner totaling $28,655,000, was approximately $273,600,000. Mr. Ratner received cash of approximately $46,300,000 and was issued 3,894,232 Units in the Joint LLC described above. The Units were valued based on the average of the closing prices of the Company’s Class A common stock over the 3-day period before and after the announcement of the transaction, giving consideration to the one-year lock-up period and the annual preferred payment of $2,500,000 referred to above. The value of Mr. Ratner’s Class A Common Units, approximately $198,645,000, is classified as minority interest on the Company’s consolidated balance sheet. The issuance of the Units did not have a material impact on the current or prior period consolidated statements of earnings.
The following table summarizes the allocation of the total consideration exchanged for the minority interests. The amounts reported below are based on the Company’s preliminary allocation and certain estimates. As a result, the allocation is preliminary and subject to change. The Company will finalize the allocation during fiscal year 2007.

Allocation of
Total
Consideration
at Date of Exchange
(in thousands)
Completed rental properties (1)	$229,000
Notes and accounts receivable, net (2)	11,000
Investments in and advances to affiliates (3)	11,300
Other assets (4)	59,700
Mortgage debt, nonrecourse (5)	(12,000)
Accounts payable and accrued expenses (6)	(25,400)

$273,600

Represents allocation for:
1)	Land, building, site improvements, and tenant improvements associated with the underlying real estate.

2)	Above market leases.

3)	Equity method property.

4)	Intangible assets such as in-place leases, tenant relationships, and leasing commissions.

5)	Net above market debt.

6)	Below market leases and net below market ground rents.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
V.	Other Events
Subsequent to the filing of the Company’s annual report on Form 10-K on March 28, 2007, the Company has revised its audited consolidated financial statements for the years ended January 31, 2007, 2006 and 2005 due to certain provisions of SFAS No. 144 that require the Company to report the results of operations of a property if it has either been disposed of or is classified as held for sale in discontinued operations and meets certain other criteria. Accordingly, the Company has retrospectively adjusted its audited consolidated financial statements for the years ended January 31, 2007, 2006 and 2005 to reflect six properties, Sterling Glen of Bayshore, Sterling Glen of Center City, Sterling Glen of Darien, Sterling Glen of Forest Hills, Sterling Glen of Plainview and Sterling Glen of Stamford, that were disposed of during the six months ended July 31, 2007 that were not classified as held for sale at January 31, 2007 and one property, Sterling Glen of Lynbrook, that was held for sale at July 31, 2007 that met the criteria to be classified as discontinued operations. The effect of the reclassification represents a $503,000 and $3,336,000 increase in the Company’s previously reported income from continuing operations for the years ended January 31, 2007 and 2006, respectively. Earnings from continuing operations increased for the years ended January 31, 2007 and 2006 because the properties listed above incurred net losses during these years. For the year ended January 31, 2005, the effect of the reclassification represents a $1,383,000 decrease in the Company’s previously reported income from continuing operations as the properties listed above incurred net earnings during this year. As a result of the foregoing, Notes A, E, F, H, K, L, M, P, S and T to the consolidated financial statements for the years ended January 31, 2007, 2006 and 2005 have been retrospectively adjusted. There is no effect on the Company’s previously reported net earnings, financial condition or total cash flows from operating, investing and financing activities.

Forest City Enterprises, Inc. and Subsidiaries
Quarterly Consolidated Financial Data (Unaudited)
Revenues from real estate operations and earnings before income taxes have been reclassified for properties disposed of and for properties qualifying for discontinued operations presentation under SFAS No. 144.
During the quarter ended July 31, 2006, we reported the prior period impact of adjustments primarily related to cumulative differences in earnings (loss) recognition on three of our joint ventures in which one or more partners had preferred return provisions on and of their equity over the other partners. All of the joint ventures are unconsolidated entities accounted for on the equity method of accounting. The differences in the cumulative loss recognition on these unconsolidated joint ventures, which resulted from not allocating earnings/losses among all partners using the hypothetical liquidation at book value method, accumulated over many years and are reflected as a reduction of equity in earnings of unconsolidated investments for the year ended January 31, 2007. The impact of these adjustments is a reduction of net earnings and earnings from continuing operations of $2,900,000 for the year ended January 31, 2007. Management has assessed the impact of the adjustments, both individually and in the aggregate, and does not believe these amounts are material to any previously issued financial statements or to the results of operations for the Company for the year ended January 31, 2007.

	Quarter Ended
	January 31, 2007	October 31, 2006	July 31, 2006	April 30, 2006
	(in thousands, except per share data)

Revenues from real estate operations	$348,254	$262,533	$250,829	$261,735
Earnings (loss) before income taxes	$61,976	$1,918	$(2,183)	$19,235
Net earnings	$70,626	$45,875	$7,492	$53,258
Basic net earnings per common share (1)	$0.67	$0.45	$0.07	$0.52
Diluted net earnings per common share (1)	$0.66	$0.45	$0.07	$0.52

	Quarter Ended
	January 31, 2006	October 31, 2005	July 31, 2005	April 30, 2005
	(in thousands, except per share data)

Revenues from real estate operations	$303,116	$247,482	$270,077	$270,576
Earnings before income taxes	$40,730	$19,497	$23,279	$44,593
Net earnings	$28,235	$12,904	$20,164	$22,216
Basic net earnings per common share (1)	$0.28	$0.13	$0.20	$0.22
Diluted net earnings per common share (1)	$0.27	$0.13	$0.20	$0.21

(1)	Basic and diluted earnings per share have been computed under the provisions of SFAS No. 128 “Earnings Per Share”. Pursuant to EITF No. 03-6 “Participating Securities and the Two-Class Method Under FASB 128”, the Class A Common Units issued in exchange for Bruce C. Ratner’s minority interests in the FCRC portfolio in November 2006, which are reflected as minority interest in the Company’s Consolidated Balance Sheets, are considered participating securities as they are entitled to participate in any dividends paid to the Company’s common stockholders and therefore are included in the computation of basic and diluted earnings per share if the effect of applying the if-converted method is dilutive. Basic earnings per share is computed by dividing net earnings less the allocable undistributed earnings of Bruce C. Ratner’s Class A Common Units by the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the effect of applying the if-converted method to the Class A Common Units and the potential dilutive effect of the Company’s stock option plan by adjusting the denominator using the treasury stock method. The sum of the four quarters’ earnings per share may not equal the annual earnings per share due to the weighting of stock and option activity occurring during the year. All earnings per share disclosures appearing in these financial statements were computed assuming dilution unless otherwise indicated.

(c) Financial Statement Schedules
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to			Balance at
	Beginning	Costs and			End of
Description	of Period	Expenses	Deductions		Period
	(in thousands)

Allowance for doubtful accounts
January 31, 2007	$10,588	$3,484	$2,003	(a)	$12,069
January 31, 2006	$10,731	$2,334	$2,477	(a)	$10,588
January 31, 2005	$12,209	$3,215	$4,693	(a)	$10,731

Notes receivable reserve
January 31, 2007	$434	$114	$—		$548
January 31, 2006	$404	$33	$3		$434
January 31, 2005	$16,605	$—	$16,201	(c)	$404

Allowance for projects under development
January 31, 2007	$16,486	$9,169 (b)	$9,969		$15,686
January 31, 2006	$19,986	$3,821 (b)	$7,321		$16,486
January 31, 2005	$19,086	$13,898 (b)	$12,998		$19,986

Valuation reserve on other investments
January 31, 2007	$6,784	$23	$—		$6,807
January 31, 2006	$6,684	$100	$—		$6,784
January 31, 2005	$6,752	$—	$68		$6,684

Valuation reserve on tax benefits
January 31, 2007	$29,049	$1,904	$39		$30,914
January 31, 2006	$19,540	$9,527	$18		$29,049
January 31, 2005	$902	$18,975	$337		$19,540

(a)	Uncollectible accounts written off and $1,429 related to the disposition of the Lumber Group in the year ended January 31, 2005.

(b)	Additions charged to costs and expenses were recorded net of abandoned development projects written off of $9,969, $7,321 and $12,998 for the years ended January 31, 2007, 2006, and 2005, respectively.

(c)	Reserves on notes related to equity investments were eliminated as a result of the new consolidation requirements under FIN No. 46 (R).

(c) Financial Statement Schedules (continued)
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
Forest City Enterprises, Inc. and Subsidiaries

												Range of Lives (In Years)
				Cost Capitalized								on Which Depreciation
		Initial Cost		Subsequent		Gross Amount at Which Carried						in Latest Income
		to Company		to Acquisition		at Close of January 31, 2007						Statement is Computed
	Amount of								Accumulated
	Encumbrance		Buildings				Buildings		Depreciation
	at January 31,		and		Carrying		and	Total	at January 31,	Date of	Date
Description of Property	2007	Land	Improvements	Improvements	Costs	Land	Improvements	(A)(B)	2007 (C)	Construction	Acquired	Building	Improvements

Apartments:
Miscellaneous investments	$1,109,476	$140,539	$1,286,725	$97,084	$83,828	$132,342	$1,475,834	$1,608,176	$207,792	Various	—	Various	Various
Shopping Centers:
Miscellaneous investments	2,094,902	248,062	1,930,880	405,229	12,047	267,231	2,328,987	2,596,218	333,875	Various	—	Various	Various
Office Buildings:
Miscellaneous investments	1,548,345	44,164	1,958,613	309,010	133,288	115,916	2,329,159	2,445,075	538,765	Various	—	Various	Various
Leasehold improvements and other equipment:
Miscellaneous investments	—	—	9,585	—	—	—	9,585	9,585	5,546	—	Various	Various	Various
Under Construction:
Miscellaneous investments	535,654	355,989	1,040,094	—	—	355,989	1,040,094	1,396,083	—
Developed Land:
Miscellaneous investments	49,995	174,136	—	—	—	174,136	—	174,136	—

Total	$5,338,372	$962,890	$6,225,897	$811,323	$229,163	$1,045,614	$7,183,659	$8,229,273	$1,085,978

(A)	The aggregate cost at January 31, 2007 for federal income tax purposes was $7,322,078. For (B) and (C) refer to the following page.

(c) Financial Statement Schedules (continued)
SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION (continued)

	Years Ended January 31,
	2007	2006	2005
	(in thousands)
(B) Reconciliations of total real estate carrying value are as follows:
Balance at beginning of period	$7,155,126	$6,437,906	$5,082,595
Additions during period — Improvements	1,108,727	935,475	912,946
Other additions	32,884	—	538,173
Other acquisitions	218,763	58,667	108,076
Exchange of cash and Class A Common Units for partner’s interest	228,958	—	—

	1,589,332	994,142	1,559,195

Deductions during period — Cost of real estate sold or retired	(515,185)	(276,922)	(203,884)

Balance at end of period	$8,229,273	$7,155,126	$6,437,906

(C) Reconciliations of accumulated depreciation are as follows:
Balance at beginning of period	$986,594	$865,562	$715,482
Additions during period — Charged to profit or loss	151,235	154,672	137,900
Net other additions (deductions) during period — Acquisitions, retirements and sales	(51,851)	(33,640)	12,180

Balance at end of period	$1,085,978	$986,594	$865,562